LOAN AND SECURITY AGREEMENT

This LOAN AND SECURITY AGREEMENT is made and dated as of September 30, 2022 and is entered into by and among (a) (i) OAK STREET HEALTH, INC. a Delaware corporation (“Parent”), (ii) OAK STREET HEALTH, LLC, an Illinois limited liability company (“Oak Street Health”), (iii) OAK STREET HEALTH MSO, LLC, an Illinois limited liability company (“Oak Street Health MSO”), (iv) RUBICONMD HOLDINGS, INC., a Delaware corporation (“RubiconMD Holdings”), (v) RUBICONMD, INC., a Delaware corporation (“RubiconMD”), (vi) RUBICONMD MSO, LLC, a Delaware limited liability company (“RubiconMD MSO”), (vii) OSH-ESC Joint Venture, LLC, an Illinois limited liability company (“OSH-ESC”), (viii) ACORN NETWORK, LLC, an Illinois limited liability company (“Acorn Network”), (ix) PACE OF SOUTHWEST CHICAGO, LLC, an Illinois limited liability company (“Pace”), (x) OAK STREET HEALTH MEDICARE PARTNERS, LLC, an Illinois limited liability company (“Oak Street Medicare Partners”) and (xi) each Subsidiary of any of the foregoing that executes a Joinder Agreement pursuant to Section 7.13 hereof (the “Additional Borrowers”; and together with Parent, Oak Street Health, Oak Street Health MSO, RubiconMD Holdings, RubiconMD, RubiconMD MSO, OSH-ESC, Acorn Network, Pace and Oak Street Medicare Partners, jointly and severally, individually and collectively, “Borrower”), (b) HERCULES CAPITAL, INC., a Maryland corporation (“Hercules”), SILICON VALLEY BANK, a California corporation (“SVB”), and the several banks and other financial institutions or entities from time to time parties to this Agreement as lenders (each, a “Lender” and collectively, the “Lenders”), and (c) Hercules, in its capacity as administrative agent and collateral agent for itself and the Lenders (in such capacities, the “Agent”).
RECITALS
A.    Borrower has requested Lenders to make available to Borrower up to five tranches of term loans in an aggregate principal amount of up to Three Hundred Million Dollars ($300,000,000.00) (the "Term Loans"); and
B.    Lenders are willing to make the Term Loans on the terms and conditions set forth in this Agreement.
AGREEMENT
NOW, THEREFORE, Borrower, the Agent and Lenders agree as follows:
SECTION 1DEFINITIONS AND RULES OF CONSTRUCTION
1.1When used herein, the following capitalized terms shall have the following meanings:
“Account Control Agreement(s)” means any agreement entered into by and among the Agent, Borrower and a third-party bank or other institution (including a Securities Intermediary) in which Borrower maintains a Deposit Account or an account holding Investment Property and which perfects the Agent’s first priority security interest in such account or accounts.
“ACH Authorization” means the ACH Debit Authorization Agreement in substantially the form of Exhibit G, which account numbers shall be redacted for security purposes if and when filed publicly by Borrower.

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“Acquisition” means any transaction or series of related transactions (including without limitation by way of merger or in-licensing arrangement) for the purpose of or resulting, directly or indirectly, in (a) the acquisition of all or substantially all of the assets of a Person, or of any business, line of business, product line or division or other unit of operation of a Person or (b) the acquisition of fifty percent (50%) or more of the Equity Interests of any Person, whether or not involving a merger, consolidation or similar transaction with such other Person, or otherwise causing any Person to become a Subsidiary of Borrower.
“Acquisition Deferred Payments” means, with respect to an Acquisition, any “earnouts,” holdbacks, performance based-milestones, royalties, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts, indemnifications, non-competition agreements, incentive payments, and other similar payment obligations, and other contingent obligations and agreements consisting of the adjustment of purchase price or similar adjustments.
“Advance(s)” means a Term Loan Advance.
“Advance Date” means the funding date of any Advance.
“Advance Request” means a request for an Advance submitted by Borrower to the Agent in substantially the form of Exhibit A, which account numbers shall be redacted for security purposes if and when filed publicly by Borrower.
“Affiliate” means (a) any Person that directly or indirectly controls, is controlled by, or is under common control with the Person in question, (b) any Person directly or indirectly owning, controlling or holding with power to vote twenty percent (20.0%) or more of the outstanding voting securities of another Person, or (c) any Person twenty percent (20.0%) or more of whose outstanding voting securities are directly or indirectly owned, controlled or held by another Person with power to vote such securities. As used in the definition of “Affiliate,” the term “control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of a Person, whether through ownership of voting securities, by contract or otherwise.
“Agreement” means this Loan and Security Agreement, as amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Anti-Corruption Laws” means all laws, rules, and regulations of any jurisdiction applicable to Borrower or any of their respective Affiliates from time to time concerning or relating to bribery or corruption, including without limitation the United States Foreign Corrupt Practices Act of 1977, as amended, the UK Bribery Act 2010 and other similar legislation in any other jurisdictions.
“Anti-Terrorism Laws” means any applicable laws, rules, regulations or orders relating to terrorism or money laundering, including without limitation Executive Order No. 13224 (effective September 24, 2001), the USA PATRIOT Act, the laws comprising or implementing the Bank Secrecy Act, and the laws administered by OFAC.
“Approved Fund” is any (a) Person, investment company, fund, securitization vehicle or conduit that is (or will be) engaged in making, purchasing, holding or otherwise investing in commercial loans and similar extensions of credit in the ordinary course of its business and that is administered or managed by (i) a Lender, (ii) an Affiliate of a Lender, or (iii) a Person (other than a natural person) or an Affiliate of a Person (other than a natural person) that administers or manages a Lender, or (b) any Person (other than a natural person) which temporarily warehouses loans, or provides financing or securitizations, in each case, for any Lender or any entity described in the preceding clause (a).
“Bankruptcy Code” means the federal bankruptcy law of the United States as from time to time in effect, currently as Title 11 of the United States Code. Section references to current sections of the Bankruptcy Code shall refer to comparable sections of any revised version thereof if section numbering is changed.
“Bank Services” means any products, credit services, and/or financial accommodations previously, now, or hereafter provided to Borrower or any of its Subsidiaries by SVB or any SVB Affiliate, including, without limitation, any letters of credit, cash management services (including, without limitation, merchant services, direct deposit of payroll, business credit cards, and check cashing services), interest rate swap arrangements, and foreign exchange services as any such products or services may be identified in SVB’s various agreements related thereto (each, a “Bank Services Agreement”).
“Bank Services Agreement” has the meaning specified in the definition of Bank Services.
“Bank Services Cap” means an amount equal to: (i) the total amount of cash secured letters of credit in the ordinary course of business entered into for the benefit of commercial insurance partners of Borrower or in connection with real property leases, plus (ii) Five Million Dollars ($5,000,000).
“Blocked Person” means: (a) a Person listed in the annex to, or that is otherwise subject to the provisions of, Executive Order No. 13224, (b) a Person owned or controlled by, or acting for or on behalf of, any Person that is listed in the annex to, or is otherwise subject to the provisions of, Executive Order No. 13224, (c) a Person with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law, (d) a Person that commits, threatens or conspires to commit or supports “terrorism” as defined in Executive Order No. 13224, or (e) a Person that is named a “specially designated national” or “blocked person” on the most current list published by OFAC or other similar list.
“Board” means, with respect to any Person that is a corporation, its board of directors, with respect to any Person that is a limited liability company, its board of managers, board of members or similar governing body, and with respect to any other Person that is a legal entity, such Person’s governing body in accordance with its Organizational Documents.
“Borrower Products” means all products, software, service offerings, technical data or technology currently being designed, manufactured or sold or that are under clinical investigation or development by Borrower or any of its Subsidiaries or which Borrower or any of its Subsidiaries intends to sell, license, or distribute in the future including any products or service offerings under development, collectively, together with all products, software, service offerings, technical data or technology that have been sold, licensed or distributed by Borrower since its formation.
“Borrower’s Books” means Borrower’s or any of its Subsidiaries’ books and records including ledgers, federal, state, local and foreign tax returns, records regarding Borrower’s or its Subsidiaries’ assets or liabilities, the Collateral, business operations or financial condition, and all computer programs or storage or any equipment containing such information.
“Business Day” means any day other than Saturday, Sunday and any other day on which banking institutions in the State of New York are closed for business.

“Cash” means all cash, cash equivalents and liquid funds.
“Cash Prime Rate” means the lesser of (a) the prime rate as reported in The Wall Street Journal and (b) seven percent (7.00%).
“Change in Control” means (a) any reorganization, recapitalization, consolidation or merger (or similar transaction or series of related transactions) of Parent, sale or exchange of outstanding shares (or similar transaction or series of related transactions) of Parent in which the holders of Parent’s outstanding shares immediately before consummation of such transaction or series of related transactions do not, immediately after consummation of such transaction or series of related transactions, retain shares representing more than fifty percent (50%) of the voting power of the surviving entity of such transaction or series of related transactions (or the parent of such surviving entity if such surviving entity is wholly owned by such parent), in each case without regard to whether Parent is the surviving entity, (b) Parent shall cease to own one hundred percent (100%) of the Equity Interests of any Subsidiary except in connection with a joint venture or strategic alliance permitted by Section 7.6 or 7.9, or (c) any “change of control”, “fundamental change”, “make-whole fundamental change” or any comparable term under and as defined in any indenture governing any Permitted Convertible Debt Financing has occurred.
“Charter” means, with respect to any Person, such Persons incorporation, formation or equivalent documents, as in effect from time to time.
“Closing Date” means the date of this Agreement.
“Closing Date Convertible Notes” means the “Notes” as defined in that certain Indenture, dated as of March 16, 2021, between Oak Street Health and U.S. Bank National Association, as such agreement may be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“CMS” has the meaning set forth in the definition of “Medicare Regulations”.
“Code” means the Internal Revenue Code of 1986, as amended.
“Collateral Assignment” means (a) any and all Collateral Assignments of Management Agreements, successor agreements or any other Management Documents entered into by Borrower in favor of the Agent, on behalf of the Lenders, on or about the Closing Date, as the same may be amended, restated, amended and restated, supplemented or otherwise modified from time to time, together (b) with any future Collateral Assignment of any Management Document required hereunder and executed by Borrower in favor of the Agent, on behalf of the Lenders.
“Collateral Claim” means any and all present and future “claims” (used in its broadest sense, as contemplated by and defined in Section 101(5) of the Bankruptcy Code, but without regard to whether such claim would be disallowed under the Bankruptcy Code) of a Lender now or hereafter arising or existing under or relating to this Agreement and the other Loan Documents, whether joint, several, or joint and several, whether fixed or indeterminate, due or not yet due, contingent or non-contingent, matured or unmatured, liquidated or unliquidated, or disputed or undisputed, whether under a guaranty or a letter of credit, and whether arising under contract, in tort, by law, or otherwise, any interest or fees thereon (including interest or fees that accrue after the filing of a petition by or against Borrower under the Bankruptcy Code, irrespective of whether allowable under the Bankruptcy Code), any costs of Enforcement Actions, including reasonable and documented out-of-pocket attorneys’ fees and costs, and any prepayment or termination premiums.

“Common Stock” means the Common Stock, $0.001 par value per share, of Parent.
“Contingent Obligation” means, as applied to any Person, any direct or indirect liability, contingent or otherwise, of that Person with respect to (i) any Indebtedness, lease, dividend, letter of credit or other obligation of another, including any such obligation directly or indirectly guaranteed, endorsed, co-made or discounted or sold with recourse by that Person, or in respect of which that Person is otherwise directly or indirectly liable; (ii) any obligations with respect to undrawn letters of credit, corporate credit cards or merchant services issued for the account of that Person; and (iii) all obligations arising under any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, or other agreement or arrangement designated to protect a Person against fluctuation in interest rates, currency exchange rates or commodity prices; provided, however, that the term “Contingent Obligation” shall not include endorsements for collection or deposit in the ordinary course of business. The amount of any Contingent Obligation shall be deemed, without duplication of the primary obligation, to be an amount equal to the stated or determined amount of the primary obligation in respect of which such Contingent Obligation is made or, if not stated or determinable, the maximum reasonably anticipated liability in respect thereof as determined by such Person in good faith; provided, however, that such amount shall not in any event exceed the maximum amount of the obligations under the guarantee or other support arrangement. For the avoidance of doubt, no Permitted Bond Hedge Transaction or Permitted Warrant Transaction will be considered a Contingent Obligation of Borrower.
“Copyright License” means any written agreement granting any right to use any Copyright or Copyright registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.
“Copyrights” means all copyrights, whether registered or unregistered, held pursuant to the laws of the United States of America, any State thereof, or of any other country.
“Corporate Integrity Agreement” is an agreement executed by the OIG and healthcare providers and other entities as part of the settlement of federal healthcare program investigations arising under a variety of civil false claims statutes.
“Default” means any event, circumstance or condition that has occurred or exists that would, with the passage of time, the giving of notice or both, become an Event of Default.
“Deposit Accounts” means any “deposit accounts,” as such term is defined in the UCC, and includes any checking account, savings account, or certificate of deposit.
“Disqualified Equity Interests” means any Equity Interests that, by their terms (or by the terms of any security or other Equity Interests into which they are convertible or for which they are exchangeable), or upon the happening of any event or condition (a) mature or are mandatorily redeemable (other than solely for Qualified Equity Interests) pursuant to a sinking fund obligation or otherwise (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Secured Obligations), (b) are redeemable at the option (except as a result of a change of control or asset sale so long as any rights of the holders thereof upon the occurrence of a change of control or asset sale event shall be subject to the prior repayment in full of the Secured Obligations) of the holder thereof (other than solely for Qualified Equity Interests), in whole or in part, (c) provide for scheduled payments of dividends in cash or cash equivalents, or (d) are or become convertible into or exchangeable for Indebtedness or any other Equity Interests that would constitute Disqualified Equity Interests, in each case, prior to the date that is one hundred eighty (180) days after the Term Loan Maturity Date; provided that if such Equity Interests are issued pursuant to any plan for the benefit of any employee, officer, director, manager or consultant of Borrower, any Subsidiary thereof, any JV Entity or any Physician Group or by any such plan to such employee, officer, director, manager or consultant, such Equity Interests shall not constitute Disqualified Equity Interests solely because they may be required to be repurchased by Borrower, any Subsidiary thereof, any JV Entity or any Physician Group in order to satisfy applicable statutory or regulatory obligations or as a result of the termination, death or disability of such employee, officer director, manager or consultant.
“Dollar Equivalent” means, at any time, (a) with respect to any amount denominated in Dollars, such amount, and (b) with respect to any amount denominated in a Foreign Currency, the equivalent amount therefor in Dollars as determined by the Agent at such time on the basis of the then-prevailing rate of exchange in San Francisco, California for sales of the Foreign Currency for transfer to the country issuing such Foreign Currency.
“Dollars” or the use of the sign “$” means only lawful money of the United States and not any other currency, regardless of whether that currency uses “$” sign to denote its currency or may be readily converted into lawful money of the United States
“Domestic Subsidiary” means any Subsidiary organized under the laws of the United States of America, any State thereof or the District of Columbia.
“Due Diligence Fee” means Eighty-Five Thousand Dollars ($85,000.00), which fee has been paid to the Agent prior to the Closing Date, and shall be deemed fully earned on such date regardless of the early termination of this Agreement.
“End of Term Charge” means an amount equal to four and ninety-five hundredths of one percent (4.95%) of the aggregate original principal amount of the Term Loan Advances made hereunder.
“Enforcement Action” means, with respect to any Lender and with respect to any Collateral Claim of such Lender or any item of Collateral in which such Lender has or claims a security interest lien or right of offset, any action, whether judicial or nonjudicial, to repossess, collect, accelerate, offset, recoup, give notification to third parties with respect to, sell, dispose of, foreclose upon, give notice of sale, disposition, or foreclosure with respect to, or obtain equitable or injunctive relief with respect to, such Collateral Claim or Collateral. The filing, or the joining in the filing, by any Lender of an involuntary bankruptcy or insolvency proceeding against Borrower also is an Enforcement Action.
“Equity Interests” means, with respect to any Person, the capital stock, partnership or limited liability company interest, or other equity securities or equity ownership interests of such Person.
“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.
“Excluded Account” means (i) accounts used solely to fund payroll or employee benefits maintained in the ordinary course of business, (ii) the Governmental Collection Accounts, (iii) any zero balance accounts, (iv) escrow and Cash collateral accounts for the benefit of commercial insurance partners of Borrower or lessors to Borrower maintained in the ordinary course of business to the extent not prohibited under this Agreement, (v) any accounts so long as the aggregate amount in all such deposit accounts under this clause (v) does not exceed $1,000,000 in the aggregate at the end of any day measured on an average basis over any three consecutive Business Day period, and (vi) any tax accounts.
“Excluded Domestic Subsidiary” means, as of any date of determination, (a) each of the direct or indirect Subsidiaries of Borrower that have been designated by Parent to the Agent as an “Excluded Domestic Subsidiary”; provided, that (i) such Subsidiary shall not incur, assume or be liable for any Indebtedness (other than intercompany Indebtedness permitted hereunder) or Liens; and (ii) at no time shall (x) all such Subsidiaries excluded under this clause (a) in the aggregate have assets or revenue of more than the greater of (A) Five Million Dollars ($5,000,000) and (B) 0.20% of TTM Revenue or (iii) any such Subsidiary currently manage any medical groups or other Persons and (b) each Subsidiary for which guarantees or granting Liens to secure the Secured Obligations are prohibited by law (including without limitation as a result of applicable financial assistance, directors’ duties or corporate benefit requirement) or require consent, approval, license or authorization of a Governmental Authority, including under this clause (b) as of the Closing Date, OSH-NJ LODS LLC, a New Jersey limited liability company.

“Excluded Foreign Subsidiary” means each Foreign Subsidiary and each Foreign Subsidiary Holding Company; provided that in each of the foregoing cases, the Excluded Subsidiary Condition is satisfied with respect to such Subsidiary at all times, and in each case as long as no Excluded Subsidiary owns any Intellectual Property that is material to the business of Borrower; provided further that, for the avoidance of doubt, an Excluded Subsidiary may license Intellectual Property on a non-exclusive basis.
“Excluded Foreign Subsidiary Condition” means (a) the aggregate revenues (under GAAP) of all Excluded Foreign Subsidiaries does not exceed two and one-half percent (2.50%) of the consolidated revenues (under GAAP) of Borrower and its Subsidiaries; and (b) value of the total assets of all Excluded Foreign Subsidiaries does not exceed two and one-half percent (2.50%) of the consolidated total assets of Borrower and its Subsidiaries.
“Excluded Subsidiary” means each Excluded Domestic Subsidiary and each Excluded Foreign Subsidiary.
“Exclusion Event” means an event or events resulting in the exclusion of Borrower from participation in any Medical Reimbursement Program.
“Facility Charge” means one-half of one percent (0.50%) of the principal amount of any Advance (other than any Advance made on the Closing Date), which is payable to Lenders in accordance with Section 4.2(d).
“Forecast” means the forecast delivered by Borrower to the Agent and Lenders prior to the Closing Date and titled “2022.05 Forecast ModelvBank-Ctr Growth FINAL”.
“Foreign Currency” means the lawful money of a country other than the United States.
“Foreign Subsidiary” means any Subsidiary other than a Domestic Subsidiary.
“Foreign Subsidiary Holding Company” means any Subsidiary the primary assets of which consist of (a) Equity Interests (including any instrument treated as equity for U.S. federal income tax purposes) and/or Indebtedness in (i) one or more Foreign Subsidiaries or (ii) one or more Foreign Subsidiary Holding Companies and (b) cash and cash equivalents and other assets being held on a temporary basis incidental to the holding of assets described in clause (a) of this definition.

“GAAP” means generally accepted accounting principles in the United States of America, as in effect from time to time.
“Governmental Account Debtor” means an account debtor making payments under Medicare, Medicaid, TRICARE and any other healthcare program operated by or financed in whole or in part by any federal, state or local government (but specifically excluding Medicare Advantage plans).
“Governmental Collection Account” means any bank account in the name of Borrower, any Physician Group or any JV Entity which collects the proceeds of any accounts owing from Governmental Account Debtors.
“Governmental Healthcare Receivables” means any and all rights to payment from Medicare, Medicaid, TRICARE and any other health care program operated by or financed in whole or in part by any federal, state or local government (but specifically excluding Medicare Advantage plans).
“Healthcare Laws” means all applicable laws relating to the operation or management of Borrower’s business, proper billing and collection practices relating to the payment for healthcare services, including laws that regulate persons bearing the financial risk for the provision or arrangement of healthcare services, including, without limitation, (a) all federal and state fraud and abuse laws, including, without limitation, the federal Anti-Kickback Statute (42 U.S.C. §1320a-7b(b)), the Stark Law (42 U.S.C. §1395nn), the civil False Claims Act (31 U.S.C. §3729 et seq.), the administrative False Claims Law (42 U.S.C. § 1320a-7b(a)), the Anti-Inducement Law (42 U.S.C. § 1320a-7a(a)(5)), the exclusion laws (42 U.S.C. § 1320a-7); (b) HIPAA; (c) the Medicare Regulations and the Medicaid Program (Title XIX of the Social Security Act); (d) quality, safety and accreditation standards and requirements of all applicable state laws or regulatory bodies; (e) all laws, requirements and regulations pursuant to which Healthcare Permits are issued; (f) any laws or regulations with respect to fee splitting by healthcare professionals and the corporate practice of medicine in any jurisdiction in which any Borrower operates; and (g) any and all comparable state or local laws and other applicable healthcare laws and regulations, each of (a) through (g) as may be amended from time to time and the regulations promulgated pursuant to each such law.
“Healthcare Permit” means, with respect to any Person, a permit issued or required under Healthcare Laws applicable to the business of Borrower, and necessary in the possession, ownership, warehousing, marketing, promoting, sale, labeling, furnishing, distribution or delivery of goods or services under Healthcare Laws applicable to the business of Borrower.
“Hedge Agreement” means any interest rate, currency or commodity swap agreement, interest rate cap agreement, interest rate collar agreement, fuel or mineral or other commodity hedge or exchange agreement or any other agreement or arrangement entered into for non-speculative purposes designated to protect a Person against fluctuation in interest rates currency exchange rates, commodity or mineral prices.
“HHS” has the meaning set forth in the definition of “OIG”.
“HIPAA” means, collectively, the Health Insurance Portability and Accountability Act of 1996, as amended by the Health Information Technology for Economic Clinical Health (HITECH) Act and the implementing regulations thereto.

“Indebtedness” means (a) all indebtedness for borrowed money or the deferred purchase price of property or services (excluding trade credit entered into in the ordinary course of business), including reimbursement and other obligations with respect to surety bonds and letters of credit, (b) all obligations evidenced by notes, bonds, debentures or similar instruments, (c) all capital lease obligations, (d) all Disqualified Equity Interests, (e) “earnouts”, purchase price adjustments, profit sharing arrangements, deferred purchase money amounts and similar payment obligations or continuing obligations of any nature arising out of purchase and sale contracts, but only in each case of the foregoing as and to the extent of the amount required to be reflected as a liability on the balance sheet of such Person in accordance with GAAP, (f) non-contingent obligations to reimburse any bank or Person in respect of amounts paid under a letter of credit, banker’s acceptance or similar instrument, and (g) all Contingent Obligations in respect of indebtedness described in the foregoing clauses (a) through (f). For the avoidance of doubt, no Permitted Hedge Bond Transaction or Permitted Warrant Transaction will be considered Indebtedness of Borrower.
“Initial Facility Charge” means One Million Seven Hundred Fifty Thousand Dollars ($1,750,000), which is payable to the Lenders in accordance with Section 4.1(f).
“Intellectual Property” means all of Borrower’s Copyrights; Trademarks; Patents; trade secrets and inventions; Borrower’s applications therefor and reissues, extensions, or renewals thereof; and Borrower’s goodwill associated with any of the foregoing, together with Borrower’s rights to sue for past, present and future infringement of Intellectual Property and the goodwill associated therewith.
“Intellectual Property Security Agreement” means the Intellectual Property Security Agreement dated as of the Closing Date between Borrower and the Agent, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified.
“Inventory” means “inventory” as defined in Article 9 of the UCC.
“Investment” means (a) any beneficial ownership (including stock, partnership or limited liability company interests or other securities) of or in any Person, (b) any loan, advance or capital contribution to any Person or (c) any Acquisition.
“IRS” means the United States Internal Revenue Service.
“Joinder Agreement” means for each Subsidiary (other than each Excluded Subsidiary), a completed and executed Joinder Agreement in substantially the form attached hereto as Exhibit F.
“JV Entity” means ValueCycle Health, LLC, a Delaware limited liability company, OSH-RI, LLC, a Delaware limited liability company, OSH-PCJ Joliet, LLC, a Delaware limited liability company, and any other joint venture that is involved in the same or similar line of business of Borrower including, without limitation, home infusion services, dialysis services, hospice, home care, imaging and laboratory services; in which Borrower holds a beneficial ownership interest and any subsidiary thereof, in each case now or hereafter existing.
“License” means any Copyright License, Patent License, Trademark License or other license of rights or interests.
“Lien” means any mortgage, deed of trust, pledge, hypothecation, assignment for security, security interest, encumbrance, levy, lien or charge of any kind, whether voluntarily incurred or arising by operation of law or otherwise, against any property, any conditional sale or other title retention agreement, and any lease in the nature of a security interest.
“Loan” means the Advances made under this Agreement.
“Loan Documents” means this Agreement, the Collateral Assignments, the promissory notes delivered by Borrower to any Lender (if any), the ACH Authorization, the Account Control Agreements, any Joinder Agreement, all UCC Financing Statements, the Pledge Agreement, the Intellectual Property Security Agreement, any subordination agreement entered into with the Agent, and any other documents executed by Borrower in connection with the Secured Obligations or the transactions contemplated hereby in favor of the Agent or any Lender, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Management Agreements” means, collectively, any business support services agreement or similar management or professional services agreement, including all exhibits thereto (including, without limitation, all business associate agreements), between Borrower or any Subsidiaries thereof and a professional corporation, professional limited liability company or other professional practice entity pursuant to which Borrower/such Subsidiary thereof provides certain administrative services to such corporation or entity in connection with the provision by such corporation or entity of medical or related services to their respective clinic clients, any and any replacement or successor agreements.
“Management Documents” means, collectively, the Management Agreements, any agreements (other than the Management Agreements) between or among a Borrower and a Physician Group ancillary to or entered into in connection with the Management Agreements, including but not limited to any stock transfer restriction agreements, membership interest transfer restriction agreements or option agreements, and all schedules, exhibits, and instruments attached thereto, and to which Borrower is a party or which was executed for the benefit of Borrower, in each case, as in effect as of the Closing Date, or entered into thereafter in accordance with the terms of this Agreement, and as amended, restated, amended and restated, supplemented or otherwise modified from time to time as permitted by the terms of this Agreement.
“Market Capitalization” means, as of any date of determination, the product of (a) the number of outstanding shares of Parent’s Common Stock publicly disclosed in the most recent filing of Parent with the United States Securities Exchange Commission as outstanding as of such date of determination and (b) the closing price of Parent’s Common Stock (as quoted on Bloomberg L.P.’s page or any successor page thereto of Bloomberg L.P. or if such page is not available, any other commercially available source).
“Material Adverse Effect” means a material adverse effect upon: (i) the business, operations, properties, assets or financial condition of Borrower, the Subsidiaries thereof and the Physician Groups taken as a whole; or (ii) the ability of Borrower to perform or pay the Secured Obligations in accordance with the terms of the Loan Documents, or the ability of the Agent or Lenders to enforce their rights or remedies with respect to the Secured Obligations; or (iii) the Collateral or the Agent’s Liens on the Collateral or the priority of such Liens.
“Maximum Term Loan Amount” means Three Hundred Million Dollars ($300,000,000.00).
“Medicaid” means that means-tested entitlement program under Title XIX of the Social Security Act, which provides federal grants to states for medical assistance based on specific eligibility criteria, as set forth at Section 1396, et seq. of Title 42 of the United States Code, as amended, and any statute succeeding thereto.
“Medicaid Regulations” means, collectively, (i) all federal statutes (whether set forth in Title XIX of the Social Security Act or elsewhere) affecting the medical assistance program established by Title XIX of the Social Security Act and any statutes succeeding thereto; (ii) all applicable provisions of all federal rules, regulations, manuals and orders of all governmental authorities promulgated pursuant to or in connection with the statutes described in clause (i) above and all federal administrative, reimbursement and other guidelines of all governmental authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (i) above; (iii) all state statutes and plans for medical assistance enacted in connection with the statutes and provisions described in clauses (i) and (ii) above; and (iv) all applicable provisions of all rules, regulations, manuals and orders of all governmental authorities promulgated pursuant to or in connection with the statutes described in clause (iii) above and all state administrative, reimbursement and other guidelines of all governmental authorities having the force of law promulgated pursuant to or in connection with the statutes described in clause (ii) above, in each case as may be amended, supplemented or otherwise modified from time to time.
“Medical Reimbursement Programs” means a collective reference to Medicare, Medicaid and any other healthcare program operated by or financed in whole or in part by any foreign or domestic federal, state or local government and any other non-government funded third party payor programs.
“Medicare” means that government-sponsored entitlement program under Title XVIII of the Social Security Act, which provides for a health insurance system for eligible elderly and disabled individuals, as set forth at 42 U.S.C. Section 1395, et seq., as amended, and any statute succeeding thereto.
“Medicare Regulations” means, collectively, all federal statutes (whether set forth in Title XVIII of the Social Security Act or elsewhere) affecting the health insurance program for the aged and disabled established by Title XVIII of the Social Security Act and any statutes succeeding thereto; together with all applicable provisions of all rules, regulations, manuals and orders and administrative, reimbursement and other guidelines having the force of law of all governmental authorities (including The Centers for Medicare & Medicaid Services (“CMS”), the OIG, HHS, or any person succeeding to the functions of any of the foregoing) promulgated pursuant to or in connection with any of the foregoing having the force of law, as each may be amended, supplemented or otherwise modified from time to time.
“Non-Disclosure Agreement” means that certain Letter Agreement by and between Oak Street Health and Hercules dated as of June 30, 2022 and that certain Non-Disclosure Agreement by and between Parent and SVB, dated as of April 14, 2022.
“OFAC” means the U.S. Department of Treasury Office of Foreign Assets Control.
“OFAC Lists” means, collectively, the Specially Designated Nationals and Blocked Persons List maintained by OFAC pursuant to Executive Order No. 13224, 66 Fed. Reg. 49079 (Sept. 25, 2001) and/or any other list of terrorists or other restricted Persons maintained pursuant to any of the rules and regulations of OFAC or pursuant to any other applicable Executive Orders.

“OIG” means The Office of Inspector General of the United States Department of Health and Human Services (“HHS”) and any successor thereof.
“Organizational Documents” means with respect to any Person, such Person’s Charter, and (a) if such Person is a corporation, its bylaws, (b) if such Person is a limited liability company, its limited liability company agreement (or similar agreement), and (c) if such Person is a partnership, its partnership agreement (or similar agreement), each of the foregoing with all current amendments or modifications thereto.
“Patent License” means any written agreement granting any right with respect to any invention on which a Patent is in existence or a Patent application is pending, in which agreement Borrower now holds or hereafter acquires any interest.
“Patents” means all letters patent of, or rights corresponding thereto, in the United States of America or in any other country, all registrations and recordings thereof, and all applications for letters patent of, or rights corresponding thereto, in the United States of America or any other country.
“Perfection Certificate” means each completed certificate entitled “Perfection Certificate” delivered by Borrower to the Agent and the Lenders on the Closing Date, signed by Borrower.
“Permitted Acquisition” means any Acquisition by Borrower which is conducted in accordance with the following requirements:
(a)such Acquisition is of a business or Person located in the United States and engaged in a line of business substantially related to that of Borrower or its Subsidiaries;
(b)if such Acquisition is structured as a stock acquisition, then the Person so acquired shall either (i) become a wholly-owned (other than issuance of shares necessary under local law for the qualification of directors) Subsidiary of Borrower or of a Subsidiary and Borrower shall comply, or cause such Subsidiary to comply, with Section 7.13 hereof or (ii) such Person shall be merged with and into Borrower (with Borrower being the surviving entity);
(c)if such Acquisition is structured as the acquisition of assets, such assets shall be acquired by Borrower, and shall be free and clear of Liens other than Permitted Liens;
(d)Borrower shall have delivered to Lenders (x) to the extent the consideration for such Acquisition is less than or equal to Ten Million Dollars ($10,000,000), notice of such Acquisition no later than the closing date of such Acquisition and (y) to the extent the consideration for such Acquisition is greater than Ten Million Dollars ($10,000,000), not less than fifteen (15) (or such shorter period as the Agent may agree in its sole discretion) nor more than forty-five (45) days prior to the closing date of such Acquisition, notice of such Acquisition and pro forma projected financial information to the extent reasonably requested by the Agent, copies of all material documents relating to such Acquisition reasonably requested by the Agent, and, to the extent available to Borrower, the most recent historical financial statements for such acquired entity, division or line of business, in each case in form reasonably satisfactory to the Agent and demonstrating compliance with the covenants set forth in

Section 7.17 hereof on a pro forma basis as if the Acquisition occurred on the first day of the most recent measurement period, if such covenants are then in effect;
(e)both immediately before and after such Acquisition, no Event of Default shall have occurred and be continuing; and
(f)the sum of the purchase price of such proposed Acquisition, computed on the basis of total acquisition consideration paid in cash, or to be paid in cash, by Borrower with respect thereto, including any unpaid Acquisition Deferred Payments, except to the extent such Acquisition Deferred Payment is not required to be reflected as a liability on the balance sheet of Borrower in accordance with GAAP, and including the amount of Permitted Indebtedness assumed or to which such assets are subject, shall not be greater than Fifty Million Dollars ($50,000,000) for any single Acquisition or in the aggregate for all such Acquisitions during the term of this Agreement, provided that the acquisition consideration funded by any unrestricted net cash proceeds received by Parent from the sale and issuance of shares of Parent’s Common Stock substantially concurrently with the consummation of such Acquisition shall be disregarded in determining compliance with this clause (f).
“Permitted Bond Hedge Transaction” means any call or capped call option (or substantively equivalent derivative transaction) relating to Parent’s Common Stock (or other securities or property following a merger event or other change of the Common Stock of Parent) purchased by Borrower in connection with the issuance of any Permitted Convertible Debt Financing.
“Permitted Convertible Debt Financing” means (i) the Closing Date Convertible Notes and (ii) issuance by Parent of convertible notes in an aggregate principal amount, when taken together with the aggregate principal amount of the Closing Date Convertible Notes, of not more than One Billion Two Hundred Million Dollars ($1,200,000,000); provided that, solely in the case of the immediately preceding clause (ii), (a) both immediately prior to and after giving effect (including pro forma effect) thereto, no Default or Event of Default shall exist or result therefrom, (b) such convertible notes shall (1) have no scheduled amortization or principal payments and do not require any mandatory redemptions or payments of principal prior to the date that is one hundred eighty (180) days after the Term Loan Maturity Date, other than customary payments upon a “change of control”, “fundamental change”, “make-whole fundamental change” or any comparable term (it being understood that a holder’s option to convert any such Indebtedness into Common Stock (and Cash in lieu of fractional shares) shall not be considered a required mandatory redemption or payment of principal), (2) be unsecured, (3) not be guaranteed by any Subsidiary of Parent that is not a Borrower, (4) be on terms and conditions customary for underwritten offerings of Indebtedness of such type, and (5) be Indebtedness of Parent and not any Subsidiary thereof (except through guarantees permitted by clause (3) above). For the avoidance of doubt, Permitted Convertible Debt Financing shall not constitute Subordinated Indebtedness.
“Permitted Indebtedness” means:
(i) Indebtedness of Borrower in favor of any Lender or the Agent arising under this Agreement or any other Loan Document,
(ii) Indebtedness existing on the Closing Date which is disclosed in Schedule 1A, including any refinancing thereof permitted hereunder,

(iii) Indebtedness of up to the greater of (x) Five Million Dollars ($5,000,000.00) and (y) 0.20% of TTM Revenue, determined at the time of incurrence, outstanding at any time secured by a Lien described in clause (vii) of the defined term “Permitted Liens,” provided such Indebtedness does not exceed the cost of the assets financed with such Indebtedness,
(iv) Indebtedness (i) to trade creditors incurred in the ordinary course of business and (ii) incurred in the ordinary course of business with corporate credit cards, in the case of clause (ii), in an amount not to exceed Four Million Dollars ($4,000,000) at any time outstanding,
(v) Indebtedness that also constitutes a Permitted Investment,
(vi) Subordinated Indebtedness,
(vii) reimbursement obligations (other than reimbursement obligations constituting Bank Services) in connection with (A) letters of credit, (B) foreign exchange services, ACH services and cash management services (including credit cards, debit cards and similar instruments) and (C) Hedge Agreements (entered into in order to manage existing or anticipated interest rate, exchange rate or commodity price risks and not for speculative purposes), in each case that are unsecured or secured by Cash and issued on behalf of Borrower or any Subsidiary thereof in an amount not to exceed Four Million Dollars ($4,000,000.00), at any time outstanding,
(viii) other reimbursement obligations (other than reimbursement obligations constituting Bank Services) in connection with letters of credit secured by Cash and issued on behalf of Borrower or a Subsidiary thereof in an amount not to exceed Two Million Dollars ($2,000,000.00) at any time outstanding,
(ix) unsecured Indebtedness in an amount not to exceed up to the greater of (x) Five Million Dollars ($5,000,000.00) and (y) 0.20% of TTM Revenue, determined at the time of incurrence, at any time outstanding,
(x) intercompany Indebtedness as long as either (A) each of the Subsidiary obligor and the Subsidiary obligee under such Indebtedness is a Subsidiary that has executed a Joinder Agreement or (B) it is Indebtedness of an Excluded Subsidiary owing to another Excluded Subsidiary or otherwise resulting from a Permitted Investment,
(xi) amounts constituting Indebtedness under leases for real property entered into by Borrower or any Subsidiaries thereof in the ordinary course of business from time to time,
(xii) amounts constituting Contingent Obligations on account of upfront fees with strategic partners of Borrower or any Subsidiaries thereof entered into in the ordinary course of business from time to time,
(xiii) Indebtedness under any Permitted Convertible Debt Financing,
(xiv) Indebtedness by Borrower, any Subsidiary of Borrower, any Physician Group or any JV Entity of intercompany Indebtedness between or among Borrower, any Subsidiary of Borrower, any Physician Group or any JV Entity; provided, that such Indebtedness in unsecured and otherwise permitted as a Permitted Investment,
(xv) extensions, refinancings and renewals of any items of Permitted Indebtedness, provided that the principal amount is not increased (other than in an amount equal to the unpaid accrued interest and premiums (including tender premiums) thereon and other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such extension, refinancing or renewal) or the terms modified to impose materially more burdensome terms upon Borrower or any Subsidiary thereof, as the case may be,
(xvi) Indebtedness in respect of Acquisition Deferred Payments incurred in connection with Permitted Acquisitions,
(xvii) any Permitted JV Indebtedness,
(xviii) any Permitted JV Guaranty,
(xix) Indebtedness incurred as a result of endorsing negotiable instruments received in the ordinary course of business,
(xx) Indebtedness in respect of surety bonds and other indemnities and similar obligations up to an aggregate amount not to exceed Four Million Dollars ($4,000,000.00) at any time outstanding,
(xxi) Indebtedness incurred to finance insurance premiums in the ordinary course of business, and
(xxii) Indebtedness incurred in connection with the provision by SVB to Borrower of Bank Services in an amount not to exceed the Bank Services Cap.
“Permitted Investment” means:
(i) Investments existing on the Closing Date which are disclosed in Schedule 1B (and replacements and/or extensions thereof),
(ii) (a) marketable direct obligations issued or unconditionally guaranteed by the United States of America or any agency or any State thereof maturing within one year from the date of acquisition thereof currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Services, (b) commercial paper maturing no more than one year from the date of creation thereof and currently having a rating of at least A-2 or P-2 from either Standard & Poor’s Corporation or Moody’s Investors Service, (c) certificates of deposit issued by any bank with assets of at least Five Hundred Million Dollars ($500,000,000.00) maturing no more than one year from the date of investment therein, (d) money market accounts, and (e) Investments permitted by Borrower’s investment policy as provided to the Agent and Lenders, as amended from time to time; provided that any material amendments thereto have been approved in writing by the Agent in its reasonable discretion,
(iii) repurchases of stock from employees, officers, directors, managers or consultants of Borrower, any Subsidiary thereof, any JV Entity or any Physician Group under the terms of applicable repurchase agreements at the original issuance price of such securities (1) in an aggregate amount not to exceed One Million Dollars ($1,000,000.00) in any fiscal year, provided that no Event of Default has occurred, is continuing or would exist immediately after giving effect to the repurchases or (2) in any amount where the consideration for the repurchase is the cancellation of indebtedness owed by employees, officers, directors, managers or consultants to Borrower, any Subsidiary thereof, any JV Entity or any Physician Group,
(iv) Investments accepted in connection with Permitted Transfers,

(v) Investments (including debt obligations) received in connection with the bankruptcy or reorganization of customers or suppliers and in settlement of delinquent obligations of, and other disputes with, customers or suppliers arising in the ordinary course of Borrower’s business,
(vi) Investments consisting of notes receivable of, or prepaid royalties and other credit extensions to, customers and suppliers who are not Affiliates, in the ordinary course of business,
(vii) Investments consisting of loans not involving the net transfer on a substantially contemporaneous basis of cash proceeds to employees, officers, directors, managers or consultants relating to the purchase of capital stock of Borrower pursuant to employee stock purchase plans or other similar agreements approved by Borrower’s Board,
(viii) Investments consisting of travel advances and employee loans in the ordinary course of business,
(ix) (a) Investments in any Borrower, (b) Investments in any Excluded Subsidiary from any other Excluded Subsidiary, and (c) Investments in newly formed Subsidiaries, provided that each such Subsidiary enters into a Joinder Agreement after its formation by Borrower and executes such other documents as shall be reasonably requested by the Agent in accordance with Section 7.13,
(x) Investments in Excluded Subsidiaries (including newly formed Excluded Subsidiaries) not to exceed the greater of (x) Three Million Dollars ($3,000,000) and (y) 0.15% of TTM Revenue, determined at the time of making such Investment, in any fiscal year, and other amounts approved in advance in writing by the Agent,
(xi) (a) Investments in ValueCycle Health, LLC, a Delaware limited liability company, OSH-RI, LLC, a Delaware limited liability company, OSH-PCJ Joliet, LLC, a Delaware limited liability company in an aggregate amount not to exceed Five Million Dollars ($5,000,000) and (b) joint ventures or strategic alliances in the ordinary course of Borrower’s business consisting of the nonexclusive licensing of technology, the development of technology or the providing of technical support, provided that any cash Investments by Borrower under this clause (xi)(b) do not exceed the greater of (x) Five Million Dollars ($5,000,000.00) and (y) 0.20% of TTM Revenue at any time outstanding in the aggregate (with each individual Investment calculated at the time of the making of such Investment) in any fiscal year,
(xii) advances to Physician Groups in the ordinary course of business, pursuant to a Management Agreement with such Physician Group,
(xiii) [reserved],
(xiv) Permitted Acquisitions and any Investment acquired in connection therewith,
(xv) additional Investments that do not exceed the greater of (x) Five Million Dollars ($5,000,000.00) and (y) 0.20% of TTM Revenue in the aggregate (with each individual Investment calculated at the time of the making of such Investment) at any time outstanding, and
(xvi) Borrower’s entry into (including payments of premiums in connection therewith), and the performance of obligations under, any Permitted Bond Hedge Transactions and Permitted Warrant Transactions in accordance with their terms.

“Permitted JV Indebtedness” means Indebtedness of a JV Entity owed to a financial institution incurred from time to time for operation expenses of any such joint venture.
“Permitted JV Guaranty” means an unsecured guaranty issued by Borrower in connection with the Permitted JV Indebtedness in favor of the financial institution issuing such Indebtedness; provided however, in no event shall the amount guaranteed by Borrower with respect to all Joint Ventures shall not exceed Fifteen Million Dollars ($15,000,000) in the aggregate minus all capital contributions and Investments made by Borrower to all Joint Ventures.
“Permitted Liens” means any and all of the following:
(i)Liens in favor of the Agent or any Lender;
(ii)Liens existing on the Closing Date which are disclosed in Schedule 1C, including any replacements Liens on the property currently subject to such Liens and Liens securing any refinancing of the Indebtedness subject to the Liens on Schedule 1C;
(iii)Liens for taxes, fees, assessments or other governmental charges or levies, either not delinquent or being contested in good faith by appropriate actions diligently pursued; provided, that Borrower maintains adequate reserves therefor in accordance with GAAP;
(iv)Liens securing claims or demands of materialmen, artisans, mechanics, carriers, warehousemen, landlords and other like Persons arising in the ordinary course of Borrower’s business and imposed without action of such parties; provided, that the payment thereof is not yet required or is being contested in good faith by appropriate actions diligently pursued;
(v)Liens arising from judgments, decrees or attachments in circumstances which do not constitute an Event of Default hereunder;
(vi)the following deposits, to the extent made in the ordinary course of business: deposits under worker’s compensation, unemployment insurance, social security and other similar laws, or to secure the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure indemnity, performance or other similar bonds for the performance of bids, tenders or contracts (other than for the repayment of borrowed money) or to secure statutory obligations (other than Liens arising under ERISA or environmental Liens) or surety or appeal bonds, or to secure indemnity, performance or other similar bonds;
(vii)Liens on assets constituting purchase money Liens and Liens in connection with capital leases securing Indebtedness permitted in clause (iii) of “Permitted Indebtedness”;
(viii)Liens incurred in connection with Subordinated Indebtedness;
(ix)leasehold interests in leases or subleases and licenses or sublicenses granted in the ordinary course of business and not interfering in any material respect with the business of the licensor;

(x)Liens in favor of customs and revenue authorities arising as a matter of law to secure payment of custom duties that are promptly paid on or before the date they become due;
(xi)Liens on insurance proceeds securing the payment of financed insurance premiums that are promptly paid on or before the date they become due (provided that such Liens extend only to such insurance proceeds and not to any other property or assets);
(xii)statutory and common law rights of set-off and other similar rights as to deposits of cash and securities in favor of banks, other depository institutions and brokerage firms or securities intermediaries;
(xiii)easements, zoning restrictions, rights-of-way and similar encumbrances on real property imposed by law or arising in the ordinary course of business so long as they do not materially impair the value or marketability of the related property;
(xiv)(A) Liens on Cash securing obligations permitted under clauses (vii), (viii) and (xxii) of the definition of Permitted Indebtedness and (B) security deposits in connection with real property leases entered into in the ordinary course of business;
(xv)Liens solely on Cash earnest money deposits made by Borrower or any of its Subsidiaries in connection with any letter of intent or purchase agreement that constitutes a Permitted Acquisition securing obligations not to exceed ten percent (10%) of the aggregate purchase consideration to be paid in connection therewith;
(xvi)licenses that qualify as Permitted Transfers;
(xvii)Liens on assets of ValueCycle Health, LLC, a Delaware limited liability company, OSH-RI, LLC, a Delaware limited liability company, OSH-PCJ Joliet, LLC, a Delaware limited liability company, pledged in connection with Permitted JV Indebtedness; and
(xviii)Liens incurred in connection with the extension, renewal or refinancing of the Indebtedness secured by Permitted Liens; provided, that any extension, renewal or replacement Lien shall be limited to the property encumbered by the existing Lien, accessions and attachments thereto and proceeds thereof and the principal amount of the Indebtedness being extended, renewed or refinanced (as may have been reduced by any payment thereon) does not increase (other than by the amount of unpaid accrued interest and premiums (including tender premiums) thereon and other reasonable and customary fees and expenses (including upfront fees and original issue discount) incurred in connection with such extension, refinancing or renewal).
“Permitted Transfers” means (a) sales of Inventory in the ordinary course of business, (b) non-exclusive licenses and similar arrangements for the use of Intellectual Property in the ordinary course of business and on an arms’ length basis and licenses that could not result in a legal transfer of title of the licensed property that may be either (i) exclusive in respects other than territory or (ii) exclusive as to territory only as to discrete geographical areas outside of the United States of America in the ordinary course of business, (c) dispositions of worn-out, obsolete or surplus Equipment or other assets at fair market value in the ordinary course of business, (d) use of Cash in the ordinary course of business to the extent not prohibited pursuant to the terms of the Loan Documents, (e) to the extent constituting Transfers, the making of Permitted Investments and the granting of Permitted Liens, (f) subject to satisfaction of the Redemption Conditions, the disposition of any Permitted Convertible Debt Financing, any Hedge Agreement or in connection with any Permitted Bond Hedge Transactions or Permitted Warrant, in each case, as permitted hereunder, (g) sale of stock or other shares in the ordinary course of business, (h) Transfers among a Borrower to another Borrower or by a Subsidiary that is not a Borrower to a Borrower or by an Excluded Subsidiary to another Excluded Subsidiary, or (i) other Transfers of assets having a fair market value of not more than the greater of (x) Three Million Dollars ($3,000,000.00) or 0.15% of TTM Revenue in the aggregate (with each individual Transfer calculated at the time of the occurrence of such Transfer) in any fiscal year.
“Permitted Warrant Transaction” means any call option, warrant or right to purchase (or substantively equivalent derivative transaction) relating to Common Stock (or other securities or property following a merger event or other change of the Common Stock) and/or cash (in an amount determined by reference to the price of such Common Stock) sold by Parent substantially concurrently with any purchase by Parent of a related Permitted Bond Hedge Transaction and as may be amended in accordance with its terms; provided that (x) that the terms, conditions and covenants of each such call option transaction are customary for agreements of such type, as determined in good faith by Parent’s Board or a committee thereof and (y) such call option transaction would be classified as an equity instrument in accordance with GAAP.
“Person” means any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, limited liability company, institution, other entity or government.
“Physician Group” means each of (a) Osh-IL Physicians Group, LLC, an Illinois limited liability company, (ii) Oak Street Health Physicians Group of South Carolina LLC, a South Carolina limited liability company, (iii) Oak Street Health Physicians Group of Arizona PLLC, an Arizona professional limited liability company, (iv) Oak Street Health Physicians Group, P.C., an Illinois professional corporation, (v) Oak Street Health Physicians Group of Missouri LLC, a Missouri limited liability company, (vi) OSH-OH Physicians Group LLC, an Ohio limited liability company, (vii) OSH-IN Physicians Group, PC, an Indiana professional corporation, (viii) Oak Street Health Physicians Group of Kentucky PLLC, a Kentucky professional limited liability company, (ix) Oak Street Health Physicians Group of Alabama LLC, an Alabama limited liability company, (x) Oak Street Health of Georgia PC, a Georgia professional corporation, (xi) OSH-NJ Physicians Group, PC, a New Jersey professional corporation, (xii) Griffin Myers Medical P.C., a New York professional corporation, (xiii) OSH-PA Physicians Group, PC, a Pennsylvania professional corporation, (xiv) OSH-RI Physicians Group, P.C., a Rhode Island professional corporation, (xv) Oak Street Health Physicians Group of Louisiana LLC, a Louisiana limited liability company, (xvi) Oak Street Health Physicians Group of Mississippi LLC, a Mississippi limited liability company, (xvii) OSH-MI Physicians Group PC, a Michigan professional corporation, (xviii) Oak Street Health Physicians Group of Colorado PLLC, a Colorado professional limited liability company, (xix) Oak Street Health of Physicians Group of Oklahoma LLC, an Oklahoma limited liability company, (xx) Oak Street Health of Texas PLLC, a Texas professional limited liability company, (xxi) Jessica Huang M.D. P.C., a California professional corporation, (xxii) RubiconMD Florida Physicians PLLC, a Florida professional limited liability company, (xxiii) RubiconMD New Jersey Physicians PLLC, a New Jersey professional limited liability company, (xxiv) New York Physician Telemedicine PLLC, a New York professional limited liability company, and (xxv) any other professional corporation, professional limited liability company or other professional practice entity, from time to time party to a Management Document, of which the Agent has been duly notified and the terms of which comply with the requirements set forth in this Agreement.
“Physician Group TTM Revenues” means the aggregate amount of all fees received by Borrower from all Physician Groups pursuant to any Management Agreement measured on a trailing twelve (12) month basis, calculated in accordance with GAAP and reported in the most recent financial statements delivered to the Agent prior to any applicable date of determination.
“Platform Contribution” means the GAAP-reported total from the loss from operations, plus (a) depreciation and amortization, plus (b) corporate, general and administrative expenses, plus (c) sale and marketing expenses, in each case, recorded and calculated in a manner consistent with the methodology Borrower is utilizing in its public reporting as of the Closing Date and consistent with the methodology in the Forecast.
“Pledge Agreement” means the Pledge Agreement dated as of the Closing Date between Borrower and the Agent, as the same may from time to time be amended, restated, amended and restated, supplemented or otherwise modified from time to time.
“Prepayment Charge” means, with respect to each Advance, an amount equal to the product of (a) the outstanding principal amount of such Advance (which Advance amount shall include, for the avoidance of doubt, any principal that has been added to the principal balance of such Advance pursuant to Section 2.1(c)(ii)) being repaid pursuant to Section 2.4 multiplied by (b) (i) if the principal amount of such Advance is prepaid on or prior to the date which is twelve (12) months following the Closing Date, 2.00%; (ii) if the principal amount of such Advance amounts are prepaid after the date which is twelve (12) months following the Closing Date but on or prior to the date which is twenty-four (24) months following the Closing Date, 1.00%; (iii) if the principal amount of such Advance amounts are prepaid after the date which is twenty-four (24) months following the Closing Date but on or prior to the date which is thirty-six (36) months following the Closing Date, 0.50%; and (iv) thereafter through the Term Loan Maturity Date, zero percent (0.00%).
“Qualified Equity Interests” means any Equity Interests that are not Disqualified Equity Interests.
“Qualified Equity Issuance Net Proceeds” means the net proceeds in Cash (excluding any conversion of existing notes, share repurchases, or other holdbacks or discounts) received by Parent as consideration for any (a) public or private sale or issuance of any Qualified Equity Interests of Parent, (b) contribution to the equity capital of Parent (other than in exchange for Disqualified Equity Interests), or (c) sale or issuance of Indebtedness of Parent (other than intercompany Indebtedness) that has been converted into or exchanged for Qualified Equity Interests of Parent and which constitutes a Permitted Convertible Debt Financing; provided that the amount of Cash received by Parent is, (i) in the case of clauses (a) and (b) above, measured at the time made and without adjustment for subsequent changes in value, payable for the fair market value of sale, issuance or contribution and any other property received in connection with such sale, issuance or contribution, and paid by any Person that is not Borrower or an Affiliate thereof, and (ii) in the case of clause (c) above, the aggregate principal amount of Indebtedness so converted or exchanged.
“Qualifying Physician Group” means any Physician Group that accounts for at least 10% of the aggregate Physician Group TTM Revenues.

“Receivables” means (i) all of Borrower’s Accounts, Instruments, Documents, Chattel Paper, Supporting Obligations, letters of credit, proceeds of any letter of credit, and Letter of Credit Rights, and (ii) all customer lists, software, and business records related thereto.
“Redemption Conditions” means, with respect to any redemption, payment, dividend or distribution by Borrower utilizing the Redemption Conditions, satisfaction of each of the following events: (a) no Default or Event of Default shall exist or result therefrom, and (b) with respect to any Closing Date Convertible Notes, any cash payment made in connection with any redemption of or payment on the Closing Date Convertible Notes shall be made directly with Qualified Equity Issuance Net Proceeds from an underwritten offering of Qualified Equity Interests of Parent specifically for the purpose of making such cash payment and completed substantially concurrently with making of such cash payment.
“Required Lenders” means (a) for so long as all of the Persons that are Lenders on the Closing Date (each, an “Original Lender”) have not assigned or transferred any of their interests in the Term Loan Advances or Term Commitments, Lenders holding one hundred percent (100%) of the aggregate unpaid principal amount of the Term Loan Advances and the Term Loan Commitments then outstanding and (b) at any time from and after any Original Lender has assigned or transferred any interest in its Term Loan Advances or Term Commitments, the Lenders holding more than 50% of the sum of the aggregate unpaid principal amount of the Term Loan Advances and the Term Commitments then outstanding and, in respect of this clause (b), (i) each Original Lender that has not assigned or transferred any portion of the Term Loan Advances or Term Commitments, and (ii) each assignee or transferee of an Original Lender’s interest in the Term Loan Advances or the Term Commitments, but only to the extent that such assignee is an Affiliate or Approved Fund of such Original Lender.
“Responsible Officer” is any of the Chief Executive Officer, President, Chief Financial Officer, or Controller of Borrower.
“Requirements of Law” means, with respect to any Person, collectively, the common law and all federal, state, provincial, local, foreign, multinational or international laws, statutes, codes, treaties, standards, rules and regulations, ordinances, orders, judgments, writs, injunctions, decrees (including administrative or judicial precedents or authorities), in each case that are applicable to and binding upon such Person or any of its property or to which such Person or any of its property is subject.
“Sanctioned Country” means, at any time, a country or territory which is the subject or target of any comprehensive Sanctions (as of the date of this Agreement, Cuba, Iran, North Korea, Syria, the Crimea region of Ukraine, the so-called “Donetsk People’s Republic,” and the so-called “Luhansk People’s Republic”).
“Sanctioned Person” means, at any time, (a) any Person listed in any Sanctions-related list of designated Persons maintained by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or by the United Nations Security Council, the European Union or any EU member state, (b) any Person operating, organized or resident in a Sanctioned Country or (c) any Person controlled by any such Person.
“Sanctions” means economic or financial sanctions or trade embargoes imposed, administered or enforced from time to time by (a) the U.S. government, including those administered by the Office of Foreign Assets Control of the U.S. Department of the Treasury or the U.S. Department of State, or (b) the United Nations Security Council, the European Union or Her Majesty’s Treasury of the United Kingdom.

“Secured Obligations” means Borrower’s obligations under this Agreement any Loan Document, and any Bank Services Agreement, in each case, including any obligation to pay any amount now owing or later arising.
“Subordinated Indebtedness” means Indebtedness subordinated to the Secured Obligations in amounts and on terms and conditions satisfactory to the Agent in its reasonable discretion and subject to a subordination agreement in form and substance satisfactory to the Agent in its sole discretion.
“Subsidiary” means an entity, whether a corporation, partnership, limited liability company, joint venture or otherwise, in which Borrower owns or controls, either directly or indirectly, fifty percent (50.0%) or more of the outstanding voting securities, including each entity listed on Schedule 1 hereto; provided, that no Physician Group shall be deemed to be a Subsidiary of Borrower for purposes of this Agreement solely due to such entity being “controlled” by a Borrower; provided, further, that no JV Entity shall be deemed a Subsidiary for purposes of this Agreement or any other Loan Document. Unless otherwise expressly stated or the context otherwise requires, references in this Agreement to a Subsidiary mean a Subsidiary of Borrower.
“Taxes” means all present or future taxes, levies, imposts, duties, deductions, withholdings (including backup withholding), assessments, fees or other charges imposed by any governmental authority, including any interest, additions to tax or penalties applicable thereto.
“Term Commitment” means, as to any Lender, the obligation of such Lender, if any, to make a Term Loan Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Term Commitment” opposite such Lender’s name on Schedule 1.1.
“Term Loan Advance” and “Term Loan Advances” shall each have the meaning assigned to such term in Section 2.1(a).
“Term Loan Cash Interest Rate” means for any day a floating per annum rate of interest equal to the greater of either (i) (x) the Cash Prime Rate, plus 2.45%, and (ii) 7.95%.
“Term Loan Maturity Date” means October 1, 2027; provided, that if such day is not a Business Day, the Term Loan Maturity Date shall be the immediately preceding Business Day; provided, further, that the Term Loan Maturity Date will be September 1, 2025 without any further action on the part of the parties hereto in the event that the Closing Date Convertible Notes shall not have been, prior to June 1, 2025, (a) converted into Equity Interests of Parent, (b) amended such that the scheduled maturity date thereunder shall be at least 180 days after the Term Loan Maturity Date then in effect, or (c) fully redeemed and extinguished as permitted herein including in adherence with the Redemption Conditions.
“Term Loan PIK Interest” means the amount (if any) of interest accrued pursuant to the Term Loan PIK Interest Rate added to principal pursuant to Section 2.1(c)(ii).
“Term Loan PIK Interest Rate” means, for any day, a per annum rate of interest equal to 1.00%.
“Trademark License” means any written agreement granting any right to use any Trademark or Trademark registration, now owned or hereafter acquired by Borrower or in which Borrower now holds or hereafter acquires any interest.

“Trademarks” means all trademarks (registered, common law or otherwise) and any applications in connection therewith, including registrations, recordings and applications in the United States Patent and Trademark Office or in any similar office or agency of the United States of America, any State thereof or any other country or any political subdivision thereof.
“Tranche A Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Tranche A Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche A Commitment” opposite such Lender’s name on Schedule 1.1.
“Tranche A Draw Period” means the period of time commencing upon the Closing Date and continuing through March 31, 2023.
“Tranche B Commitment” means, as to any Lender, the obligation of such Lender, if any, to make a Tranche B Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche B Commitment” opposite such Lender’s name on Schedule 1.1.
“Tranche B Draw Period” means the period of time commencing upon the Closing Date and continuing through December 15, 2023.
“Tranche C Commitment” means, as to any Lender, the obligation of such Lender, if any, to make a Tranche C Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche C Commitment” opposite such Lender’s name on Schedule 1.1.
“Tranche C Draw Period” means the period of time commencing upon January 1, 2024 (or, subject to approval by the Lenders’ investment committee(s) in their sole and unfettered discretion, any date prior thereto) and continuing through June 30, 2024.
“Tranche D Commitment” means, as to any Lender, the obligation of such Lender, if any, to make a Tranche D Advance to Borrower in a principal amount not to exceed the amount set forth under the heading “Tranche D Commitment” opposite such Lender’s name on Schedule 1.1.
“Tranche D Draw Period” means the period of time commencing upon the earliest to occur of (x) Borrower receiving Tranche C Advances pursuant to Section 2.1(a)(iii) in an amount equal to the full amount of the Tranche C Commitments, (y) July 1, 2024 and (z) subject to approval by the Lenders’ investment committee(s) in their sole and unfettered discretion, any date prior thereto and continuing through December 15, 2024.
“Tranche E Commitment” means as to any Lender, the obligation of such Lender, if any, to make a Tranche E Advance to Borrower in a principal amount not to exceed an amount equal to (a) the percentage set forth under the heading “Tranche E Commitment” opposite such Lender’s name on Schedule 1.1, multiplied by (b) the sum of (i) Twenty-Five Million Dollars ($25,000,000), plus (ii) the excess, if any, of the Tranche B Commitment over the aggregate original principal amount of the Tranche B Advances, plus (iii) the excess, if any, of the Tranche C Commitment over the aggregate original principal amount of the Tranche C Advances, plus (iv) the excess, if any, of the Tranche D Commitment over the aggregate original principal amount of the Tranche D Commitments.
“TTM Revenues” means consolidated revenues of Parent and its Subsidiaries measured on a trailing twelve (12) month basis, calculated in accordance with GAAP and reported in the most recent financial statements delivered to the Agent prior to any applicable date of determination.
“UCC” means the Uniform Commercial Code as the same is, from time to time, in effect in the State of New York; provided, that in the event that, by reason of mandatory provisions of law, any or all of the attachment, perfection or priority of, or remedies with respect to, the Agent’s Lien on any Collateral is governed by the Uniform Commercial Code as the same is, from time to time, in effect in a jurisdiction other than the State of New York, then the term “UCC” shall mean the Uniform Commercial Code as in effect, from time to time, in such other jurisdiction solely for purposes of the provisions thereof relating to such attachment, perfection, priority or remedies and for purposes of definitions related to such provisions.
“U.S. Person” means any Person that is a “United States person” as defined in Section 7701(a)(30) of the Code.
1.1The following terms are defined in the Sections or subsections referenced opposite such terms:

Defined Term	Section
Acorn Network	Preamble
Additional Borrower	Preamble
Agent	Preamble
Assignee	11.14
ASU	1.3
Borrower	Preamble
Confidential Healthcare Information	7.2(b)
Confidential Information	11.13
Claims	11.11
Collateral	3.1
Event of Default	9
Excluded Collateral	3.2
Financial Statements	7.1
Hercules	Preamble
Indemnified Person	6.3
Lenders	Preamble
Liabilities	6.3
Maximum Rate	2.2
Oak Street Health	Preamble
Oak Street Health MSO	Preamble
Oak Street Medicare Partners	Preamble
Open Source Licenses	5.10(b)
OSH-ESC	Preamble

Pace	Preamble
Parent	Preamble
Participant	11.8
Participant Register	11.8
Platform Contribution Covenant	7.19
Publicity Materials	11.19
Register	11.7
RubiconMD	Preamble
RubiconMD Holdings	Preamble
RubiconMD MSO	Preamble
SVB	Preamble
Tranche A Advances	2.1(a)(i)
Tranche B Advances	2.1(a)(ii)
Tranche C Advances	2.1(a)(iii)
Tranche D Advances	2.1(a)(iv)
Tranche E Advances	2.1(a)(v)
Transfer	7.8
Transition Period	7.12(a)

1.2Unless otherwise specified, all references in this Agreement or any Annex or Schedule hereto to a “Section,” “subsection,” “Exhibit,” “Annex,” or “Schedule” shall refer to the corresponding Section, subsection, Exhibit, Annex, or Schedule in or to this Agreement. Unless otherwise specifically provided herein, any accounting term used in this Agreement or the other Loan Documents shall have the meaning customarily given such term in accordance with GAAP, and all financial computations hereunder shall be computed in accordance with GAAP; provided that if at any time any change in GAAP would affect the computation of any financial covenant or ratio or requirement set forth in any Loan Document, and either Parent or the Agent shall so request, Parent (on behalf of Borrower), the Agent and the Required Lenders shall negotiate in good faith to amend such ratio or requirement to preserve the original intent thereof in light of such change in GAAP; provided, further, that, until so amended, (a) such ratio or requirement shall continue to be computed in accordance with GAAP prior to such change therein and (b) Borrower shall provide the Agent financial statements and other documents required under this Agreement or as reasonably requested hereunder setting forth a reconciliation between calculations of such ratio covenant or requirement made before and after giving effect to such change in GAAP. Notwithstanding the foregoing, any obligations of a Person that are or would have been treated as operating leases for purposes of GAAP prior to the issuance by the Financial Accounting Standards Board on February 25, 2016 of an Accounting Standards Update (the “ASU”) shall continue to be accounted for as operating leases for purposes of all financial definitions, calculations and covenants for purpose of this Agreement (whether or not such operating lease obligations were in effect on such date) notwithstanding the fact that such obligations are required in accordance with the ASU (on a prospective or retroactive basis or otherwise) to be treated as capitalized lease obligations in accordance with GAAP (other than for purposes of the delivery of, or representations regarding, financial statements prepared in accordance with GAAP). Unless otherwise defined herein or in the other Loan Documents, terms that are used herein or in the other Loan Documents and defined in the UCC shall have the meanings given to them in the UCC. For all purposes under the Loan Documents, in connection with any division or plan of division under Delaware law (or any comparable event under a different jurisdiction’s laws): (a) if any asset, right, obligation or liability of any Person becomes the asset, right, obligation or liability of a different Person, then it shall be deemed to have been transferred from the original Person to the subsequent Person and (b) if any new Person comes into existence, such new Person shall be deemed to have been organized on the first date of its existence by the holders of its Equity Interests at such time.
1.3Except as otherwise set forth herein, the exceptions to Section 7 set forth in the definitions of Permitted Indebtedness, Permitted Liens and Permitted Transfers shall apply to Borrower, each Subsidiary thereof, each JV Entity and each Physician Group.
1.4For purposes of calculating TTM Revenues in connection with any exception to Section 7 set forth in the definitions of Permitted Indebtedness, Permitted Liens or Permitted Transfers calculated by reference thereto, TTM Revenues shall be tested as of the most recently ended trailing twelve (12) month period prior to the date such exception is utilized for which financial statements have been delivered to the Agent. Notwithstanding anything to the contrary contained herein, the permitted exceptions to Section 7 set forth in the definitions of Permitted Indebtedness, Permitted Liens or Permitted Transfers calculated by reference to TTM Revenues shall not be exceeded hereunder (and no Default or Event of Default shall occur) solely on account of fluctuations of the amount of TTM Revenues after any such basket is utilized in accordance with the terms hereof.
1.5When the payment of any obligations or the performance of any covenant, duty or obligation (other than any payment obligation) is stated to be due or performance required on a day which is not a Business Day, the date of such payment (other than as described in the definition of “Term Loan Maturity Date”) or performance shall extend to the immediately succeeding Business Day, but interest, if applicable, shall continue to accrue thereon until such payment.
SECTION 2THE LOAN
1.1Term Loan.
(a)Advances.
(i)Tranche A. Subject to the terms and conditions of this Agreement, (A) on the Closing Date, Lenders will severally (and not jointly) make, and Borrower agrees to draw, a Term Loan Advance in an amount equal to Seventy-Five Million Dollars ($75,000,000) in accordance with their respective Tranche A Commitments, and (B) during the Tranche A Draw Period, Parent, on behalf of Borrower, may request and Lenders will severally (and not jointly) make one additional Term Loan Advance in an aggregate principal amount up to Twenty-Five Million Dollars ($25,000,000) in accordance with their respective Tranche A Commitments (such Term Loan Advances, the “Tranche A Advances”).
(ii)Tranche B. Subject to the terms and conditions of this Agreement, Parent, on behalf of Borrower, may, during the Tranche B Draw Period, request and Lenders will severally (and not jointly) make one or more additional Term Loan Advances in minimum increments of Twenty-Five Million Dollars ($25,000,000) (or if less, the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.1(a)(ii)) in an aggregate principal amount up to Fifty Million Dollars ($50,000,000) in accordance with their respective Tranche B Commitments (such Term Loan Advances, the “Tranche B Advances”).
(iii)Tranche C. Subject to the terms and conditions of this Agreement, Parent, on behalf of Borrower, may, during the Tranche C Draw Period, request and Lenders will severally (and not jointly) make one or more additional Term Loan Advances in minimum increments of Twenty-Five Million Dollars ($25,000,000) (or if less, the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.1(a)(iii)) in an aggregate principal amount up to Fifty Million Dollars ($50,000,000) in accordance with their respective Tranche C Commitments (such Term Loan Advances, the “Tranche C Advances”).
(iv)Tranche D. Subject to the terms and conditions of this Agreement, Parent, on behalf of Borrower, may, during the Tranche D Draw Period, request and Lenders will severally (and not jointly) make one or more additional Term Loan Advances in minimum increments of Twenty-Five Million Dollars ($25,000,000) (or if less, the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.1(a)(iv)) in an aggregate principal amount up to Seventy-Five Million Dollars ($75,000,000) in accordance with their respective Tranche D Commitments (such Term Loan Advances, the “Tranche D Advances”).
(v)Tranche E. Subject to the terms and conditions of this Agreement, and conditioned on approval by the Lenders’ investment committee(s) in their sole and unfettered discretion, Parent, on behalf of Borrower, may, at any time from the Closing Date until June 1, 2025, request and Lenders will severally (and not jointly) make one or more additional Term Loan Advances in minimum increments of Twenty-Five Million Dollars ($25,000,000) (or if less, the remaining amount of Term Loan Advances available to be drawn pursuant to this Section 2.1(a)(v)) in an aggregate principal amount up to the Tranche E Commitments in accordance with their respective Tranche E Commitments (such Term Loan Advances, the “Tranche E Advances”).
The Tranche A Advances, the Tranche B Advances, the Tranche C Advances, the Tranche D Advances and the Tranche E Advances are hereinafter referred to individually as a “Term Loan Advance” and collectively as the “Term Loan Advances”. The aggregate outstanding Term Loan Advances may be up to the Maximum Term Loan Amount, plus, for the avoidance of doubt, any amount equal to the Term Loan PIK Interest added to principal pursuant to Section 2.1(c)(ii). Each Term Loan Advance of each Lender shall not exceed its respective Term Commitment plus, for the avoidance of doubt, any amount equal to the Term Loan PIK Interest added to principal pursuant to Section 2.1(c)(ii). Except as otherwise set forth above, proceeds of any Term Loan Advance shall be deposited into an account that is subject to a first priority perfected security interest in favor of the Agent perfected by an Account Control Agreement.
(b)Advance Request. To obtain a Term Loan Advance, Parent, on behalf of Borrower, shall complete, sign and deliver to the Agent an Advance Request (at least five (5) Business Days (or such shorter period agreed to by the relevant Lenders in their sole discretion) before the Advance Date, other than the Term A Loan Advance pursuant to Section 2.1(a)(i)(A), which shall be at least one (1) Business Day) to the Agent. Lenders shall fund the Term Loan Advance in the manner requested by the Advance Request provided that each of the applicable conditions precedent set forth in Section 4 to such Term Loan Advance is satisfied as of the requested Advance Date.
(c)Interest.
(i)Term Loan Cash Interest Rate. In addition to interest accrued pursuant to the Term Loan PIK Interest Rate, the principal balance (including, for the avoidance of doubt, any payment-in-kind interest added to the principal pursuant to Section 2.1(c)(ii)) of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan Cash Interest Rate based on a year consisting of three hundred sixty (360) days, with interest computed daily based on the actual number of days elapsed. The Term Loan Cash Interest Rate will float and change on the day the “prime rate” as reported in The Wall Street Journal changes from time to time.
(ii)Term Loan PIK Interest Rate. In addition to interest accrued pursuant to the Term Loan Cash Interest Rate, the principal balance of each Term Loan Advance shall bear interest thereon from such Advance Date at the Term Loan PIK Interest Rate based on a year consisting of three hundred sixty (360) days, with interest computed daily based on the actual number of days elapsed, which amount shall automatically be added to the outstanding principal balance so as to increase the outstanding principal balance of such Term Loan Advance on each payment date for such Advance, which principal amount shall accrue interest payable as provided in Section 2.1(c)(i) and which accrued and unpaid amount shall be payable when the principal amount of the Advance is payable in accordance with Section 2.1(d).
(d)Payment. Borrower will pay interest on each Term Loan Advance on the first (1st) Business Day of each month, beginning the month after the Advance Date. The entire principal balance of the Term Loan Advances and all accrued but unpaid interest hereunder, and all other Secured Obligations with respect to the Term Loan Advances, shall be due and payable on the Term Loan Maturity Date. Borrower shall make all payments under this Agreement without setoff, recoupment or deduction and regardless of any counterclaim or defense. Other than as described in the definition of “Term Loan Maturity Date”, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately succeeding Business Day, but interest shall continue to accrue thereon until such payment. Each Lender will initiate debit entries to Borrower’s account as authorized on the ACH Authorization (i) on each payment date of all periodic obligations payable to such Lender under each Term Loan Advance and (ii) out-of-pocket legal fees and costs documented in a summary invoice and incurred by the Agent or Lenders in connection with Section 11.12 of this Agreement; provided that, with respect to clause (i) above, in the event that any Lender or the Agent informs Borrower that Lenders will not initiate a debit entry to Borrower’s account for a certain amount of the periodic obligations due on a specific payment date, Borrower shall pay to Lenders, such amount of periodic obligations in full in immediately available funds on such payment date; provided, further, that, with respect to clause (i) above, if any Lender or the Agent informs Borrower that such Lender will not initiate a debit entry as described above later than the date that is three (3) Business Days prior to such payment date, Borrower shall pay to such Lender such amount of periodic obligations in full in immediately available funds on the date that is three (3) Business Days after the date on which such Lender or the Agent notifies Borrower thereof; provided, further, that, with respect to clause (ii) above, in the event that Lender or the Agent informs Borrower that Lender will not initiate a debit entry to Borrower’s account for certain amount of such out-of-pocket legal fees and costs incurred by the Agent or Lender, Borrower shall pay to Lender such amount in full in immediately available funds within three (3) Business Days of receipt of a summary invoice in respect thereof. Once repaid, a Term Loan Advance or any portion thereof may not be reborrowed.
1.6Maximum Interest. Notwithstanding any provision in this Agreement or any other Loan Document, it is the parties’ intent not to contract for, charge or receive interest at a rate that is greater than the maximum rate permissible by law that a court of competent jurisdiction shall deem applicable hereto (which under the laws of the State of New York shall be deemed to be the laws relating to permissible rates of interest on commercial loans) (the “Maximum Rate”). If a court of competent jurisdiction shall finally determine that Borrower has actually paid to Lenders an amount of interest in excess of the amount that would have been payable if all of the Secured Obligations had at all times borne interest at the Maximum Rate, then such excess interest actually paid by Borrower shall be applied as follows: first, to the payment of the Secured Obligations consisting of the outstanding principal; second, after all principal is repaid, to the payment of Lenders’ accrued interest, costs, expenses, professional fees and any other Secured Obligations; and third, after all Secured Obligations are repaid, the excess (if any) shall be refunded to Borrower.
1.7Default Interest. In the event any payment is not paid on the scheduled payment date, an amount equal to four percent (4.0%) of the past due amount shall be payable on demand. In addition, upon the occurrence and during the continuation of an Event of Default hereunder, all Secured Obligations, including principal, interest, compounded interest, and professional fees, shall bear interest at a rate per annum equal to the rate set forth in Section 2.1(c), plus four percent (4.0%) per annum. In the event any interest is not paid when due hereunder, delinquent interest shall be added to principal and shall bear interest on interest, compounded at the rate set forth in Section 2.1(c) or Section 2.4, as applicable.
1.8Prepayment. At its option upon at least seven (7) Business Days prior written notice from Parent to the Agent (or any such shorter period as the Agent may accept in its sole discretion), Borrower may prepay all of the outstanding Advances, or a portion thereof equal to or in excess of Twenty-Five Million Dollars ($25,000,000), by paying the entire principal balance (or such portion thereof), all accrued and unpaid interest thereon, all unpaid Lenders’ fees and expenses due hereunder accrued to the date of the repayment (including, without limitation, the portion of the End of Term Charge applicable to the aggregate original principal amount of the Term Loan Advances being prepaid in accordance with Section 2.5), together with any Prepayment Charge. If at any time Borrower elects to make a prepayment, and at such time, there are outstanding Advances under multiple Tranches, any Prepayment Charge shall be determined by applying the amount of such prepayment in the following order: first, to the outstanding principal amount (and accrued but unpaid interest thereon) of Advances outstanding under the Tranche with the most recent initial funding date; second, to the outstanding principal amount (and accrued but unpaid interest thereon) of Advances outstanding under the Tranche with the next most recent initial funding date and so on until the entire principal balance of all Advances made hereunder (and all accrued but unpaid interest thereon) is paid in full. Borrower agrees that any Prepayment Charge is a reasonable calculation of Lenders’ lost profits in view of the difficulties and impracticality of determining actual damages resulting from an early repayment of the Advances. Borrower shall prepay the outstanding amount of all principal and accrued interest through the prepayment date and any Prepayment Charge upon the occurrence of a Change in Control or any other prepayment hereunder. Notwithstanding the foregoing, each Lender hereby waives any Prepayment Charge owing thereto if such Lender or an Affiliate thereof which is controlled by such Lender (in its sole and absolute discretion) agrees in writing to refinance the Advances prior to the Term Loan Maturity Date. Any amounts paid under this Section shall be applied by the Agent to the then unpaid amount of any Secured Obligations (including principal and interest) pro rata to all scheduled amounts owed. For the avoidance of doubt, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately succeeding Business Day but interest, if applicable, shall continue to accrue thereon until such payment. Notwithstanding anything to the contrary contained in this Agreement, so long as Parent, on behalf of Borrower, provides notice to the Agent no less than three (3) Business Days prior to the proposed prepayment date, Parent, on behalf of Borrower, may rescind any notice of prepayment if such prepayment was intended to be made from the proceeds of a refinancing of all or a portion of the Term Loan Advances, and if such refinancing shall not be consummated or shall otherwise be delayed.
1.9End of Term Charge. On the earliest to occur of (i) the Term Loan Maturity Date, (ii) the date that Borrower prepays the outstanding Secured Obligations (other than any inchoate indemnity obligations, any obligations under Bank Services Agreements constituting Secured Obligations that are cash collateralized in accordance with Section 3.4 of this Agreement or for which other satisfactory arrangements with the provider of such Bank Services have been made and any other obligations which, by their terms, are to survive the termination of this Agreement) in full, (iii) the date that the Secured Obligations become due and payable or (iv) as required pursuant to Section 2.4, solely with respect to the aggregate principal amount of the Advances being prepaid, Borrower shall pay Lenders a charge equal to the End of Term Charge. Notwithstanding the required payment date of such End of Term Charge, the applicable pro rata portion of the End of Term Charge calculated pursuant to Section 2.5 shall be deemed earned by Lenders as of each date that an applicable Term Loan Advance is made. For the avoidance of doubt, other than as described in the definition of “Term Loan Maturity Date”, if a payment hereunder becomes due and payable on a day that is not a Business Day, the due date thereof shall be the immediately succeeding Business Day.
1.10Pro Rata Treatment. Each payment (including prepayment) on account of any fee owing under the Loan Documents and any reduction of the Term Loan Advances shall be made pro rata according to the Term Commitments of the relevant Lender. Except with respect to any payment received by SVB with respect to obligations of Borrower in connection with Bank Services and except as otherwise provided in this Agreement, all of the rights, interests and obligations of each Lender under this Agreement and related Loan Documents, including security interests in the Collateral under this Agreement, shall be shared by Lenders in the ratio of (a) the aggregate outstanding principal amount of such Lender’s Term Loan Advances to Borrower under this Agreement to (b) the aggregate outstanding principal amount of all Term Loan Advances to Borrower under this Agreement. Each Lender shall promptly remit to the other Lender such sums as may be necessary to ensure the ratable repayment of each Lender’s portion of any Term Loan Advance. Notwithstanding the foregoing, a Lender receiving a scheduled payment shall not be responsible for determining whether the other Lender also received its scheduled payment on such date; provided, however, if it is later determined that a Lender received more than its ratable share of scheduled payments made on any date or dates, then such Lender shall remit to the other Lender such sums as may be necessary to ensure the ratable payment of such scheduled payments, as instructed by the Agent. Any reference in this Agreement to an allocation between or sharing by Lenders of any right, interest or obligation “ratably,” “proportionally” or in similar terms shall refer to this ratio. The provisions hereof shall apply irrespective of the time or order of attachment or perfection of security interests, or the time or order of filing or recording of financing statements.
1.11Taxes; Increased Costs. Borrower, the Agent and Lenders each hereby agree to the terms and conditions set forth on Addendum 1 attached hereto.
1.12Treatment of Prepayment Charge and End of Term Charge. Borrower agrees that any Prepayment Charge and any End of Term Charge payable shall be presumed to be the liquidated damages sustained by each Lender as the result of the early termination, and Borrower agrees that it is reasonable under the circumstances currently existing and existing as of the Closing Date. Any Prepayment Charge and the End of Term Charge shall also be payable in the event the Secured Obligations (and/or this Agreement) are satisfied or released by foreclosure (whether by power of judicial proceeding), deed in lieu of foreclosure, or by any other means. Borrower expressly waives (to the fullest extent it may lawfully do so) the provisions of any present or future statute or law that prohibits or may prohibit the collection of the foregoing Prepayment Charge and End of Term Charge in connection with any such acceleration. Borrower agrees (to the fullest extent that each may lawfully do so): (a) each of any Prepayment Charge and the End of Term Charge is reasonable and is the product of an arm’s length transaction between sophisticated business people, ably represented by counsel; (b) each of any Prepayment Charge and the End of Term Charge shall be payable notwithstanding the then prevailing market rates at the time payment is made; (c) there has been a course of conduct between Lenders and Borrower giving specific consideration in this transaction for such agreement to pay any Prepayment Charge and the End of Term Charge as a charge (and not interest) in the event of prepayment or acceleration; and (d) Borrower shall be estopped from claiming differently than as agreed to in this paragraph. Borrower expressly acknowledges that its agreement to pay each of any Prepayment Charge and the End of Term Charge to Lenders as herein described was on the Closing Date and continues to be a material inducement to Lenders to provide the Term Loan Advances.
SECTION 3SECURITY INTEREST
1.1As security for the prompt and complete payment when due (whether on the payment dates or otherwise) of all the Secured Obligations, Borrower grants to the Agent a security interest in all of Borrower’s right, title, and interest in, to and under all of Borrower’s personal property and other assets including without limitation the following (except as set forth herein) whether now owned or hereafter acquired (collectively, the “Collateral”): (a) Receivables; (b) Equipment; (c) Fixtures; (d) General Intangibles; (e) Inventory; (f) Investment Property; (g) Deposit Accounts; (h) Cash; (i) Goods; and all other tangible and intangible personal property of Borrower whether now or hereafter owned or existing, leased, consigned by or to, or acquired by, Borrower and wherever located, and any of Borrower’s property in the possession or under the control of the Agent; and, to the extent not otherwise included, all Proceeds of each of the foregoing and all accessions to, substitutions and replacements for, and rents, profits and products of each of the foregoing.

1.2Notwithstanding the broad grant of the security interest set forth in Section 3.1 above, the Collateral shall not include (“Excluded Collateral”): (a) any “intent to use” trademarks at all times prior to the first use thereof, whether by the actual use thereof in commerce, the recording of a statement of use with the United States Patent and Trademark Office or otherwise, provided, that upon submission and acceptance by the United States Patent and Trademark Office of an amendment to allege use of an intent-to-use trademark application pursuant to 15 U.S.C. Section 1060(a) (or any successor provision) such intent-to-use application shall constitute Collateral, (b) nonassignable licenses or contracts, which by their terms require the consent of the licensor thereof or another party (but only to the extent such prohibition on transfer is enforceable under applicable law including, without limitation, Sections 9-406, 9-407, 9-408 and 9-409 of the UCC), (c) any Excluded Accounts, (d) any assets to which the Agent in its sole discretion shall determine that the costs and burdens of obtaining or perfecting a security interest therein substantially outweigh the benefit to the Lenders of the security afforded thereby (including, without limitation, vehicles and other assets subject to a certificate of title), (e) more than 65% of the issued and outstanding shares of capital stock which entitle the holder thereof to vote for directors or any other matter of any Foreign Subsidiary or any Foreign Subsidiary Holding Company, to the extent that the pledge of more than 65% of such voting stock of such Foreign Subsidiary or Foreign Subsidiary Holding Company could reasonably be expected to result in a material adverse tax consequence to Borrower, and solely for as long as such consequence could result, (f) property for which the granting of a security interest therein is contrary to applicable law, rule or regulation, provided that upon the cessation of any such restriction or prohibition, such property shall automatically be included in the Collateral, (g) any cash collateral deposit subject to a Permitted Lien hereunder, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder or create a right of termination in favor of a party thereto (other than Borrower or any Subsidiary thereof), provided that upon the termination and release of such cash collateral, such property shall automatically be included in the Collateral, (h) any lease, license or other agreement and any property subject thereto on the Closing Date or on the date of the acquisition of such property (other than any property acquired by Borrower subject to any such contract or other agreement to the extent such contract or other agreement was incurred in contemplation of such acquisition) to the extent that a grant of a security interest therein to secure the Secured Obligations would violate or invalidate such lease, license, contract or agreement or create a right of termination in favor of any other party thereto (other than Borrower or any Subsidiary thereof) (but (A) only to the extent such prohibition is enforceable under applicable law and (B) other than to the extent that any such term would be rendered ineffective pursuant to Sections 9-406, 9-408 or 9-409 (or any other Section) of Article 9 of the UCC), including any Equity Interests of JV Entities owned by Borrower or any Subsidiary thereof, or (i) property owned by Borrower that is subject to a purchase money Lien or a capital lease (and the proceeds thereof) permitted under this Agreement if the contractual obligation pursuant to which such Lien is granted (or in the document providing for such capital lease) prohibits or requires the consent of any person other than Borrower which has not been obtained as a condition to the creation of, any other Lien on such property.
1.3Upon termination of this Agreement and repayment in full of all Secured Obligations (other than any inchoate indemnity obligations, any obligations under Bank Services Agreements constituting Secured Obligations that are cash collateralized in accordance with Section 3.4 of this Agreement or for which other satisfactory arrangements with the provider of such Bank Services have been made and any other obligations which, by their terms, are to survive the termination of this Agreement), all security interests in the Collateral granted under this Agreement shall terminate and all rights on the Collateral shall revert to Borrower. The Agent shall execute such documents and take such other steps as are reasonably necessary for Borrower to accomplish the foregoing, all at Borrower’s sole cost and expense.
1.4The security interest granted in Section 3.1 of this Agreement shall continue until the Secured Obligations (other than any inchoate indemnity obligations, any obligations under Bank Services Agreements constituting Secured Obligations that are cash collateralized in accordance with this Section 3.4 of this Agreement or for which other satisfactory arrangements with the provider of such Bank Services have been made and any other obligations which, by their terms, are to survive the termination of this Agreement) have been paid in full and Lenders have no further commitment or obligation hereunder or under the other Loan Documents to make any further Advances, and shall thereupon terminate upon Borrower providing cash collateral or other credit support (if any) acceptable to SVB in its reasonable discretion (and executing, delivering and filing, alone or with SVB, any financing statements, security agreements, collateral assignments, notices, control agreements or other documents to perfect SVB’s security interest in such cash collateral) for Secured Obligations constituting Bank Services, if any, and Lenders and the Agent shall, at Borrower’s expense, take all actions reasonably requested by Borrower to evidence such termination. In the event there are Bank Services that are Secured Obligations consisting of outstanding Letters of Credit, upon the termination or acceleration of the Secured Obligations hereunder, Borrower shall provide to SVB cash collateral (and execute, deliver and file, alone or with SVB, any financing statements, security agreements, collateral assignments, notices, control agreements or other documents to perfect SVB’s security interest in such cash collateral) in an amount equal to at least (i) one hundred three percent (103.0%) of the face amount of all such Letters of Credit denominated in Dollars and (ii) one hundred eight percent (108.0%) of the Dollar Equivalent of the face amount of all such Letters of Credit denominated in a Foreign Currency, plus, in each case all interest, fees, and costs due or to become due in connection therewith (as estimated by SVB in its good faith business judgment), to secure all of the Secured Obligations relating to such Letters of Credit after the termination or acceleration of the Secured Obligations hereunder. Notwithstanding anything to the contrary herein, it is agreed and understood by SVB, on behalf of itself and its applicable Affiliates, that any cash collateral already, as of the Closing Date, securing letters of credit constituting Bank Services is sufficient cash collateral with respect to the face amounts of such letters of credit and no further cash collateral or other arrangements shall be required in respect thereof at the termination or acceleration of the Secured Obligations hereunder.
1.5Borrower acknowledges that it previously has entered, and/or may in the future enter, into Bank Services Agreements with SVB. Regardless of the terms of any Bank Services Agreement, Borrower agrees that any amounts Borrower owes SVB thereunder shall be deemed to be Secured Obligations hereunder and that it is the intent of Borrower and SVB to have all such Secured Obligations secured by the first priority perfected security interest in the Collateral granted herein (subject only to Addendum 4 and Permitted Liens, and by any and all other security agreements, mortgages, or other collateral granted to the Agent by Borrower as security for the Secured Obligations, now or in the future.
SECTION 4CONDITIONS PRECEDENT TO LOAN
The obligations of Lenders to make each Loan hereunder are subject to the satisfaction by Borrower of the following conditions:

1.13Initial Advance. On or prior to the Closing Date, Borrower shall have delivered to the Agent the following:
(a)executed copies of the Loan Documents, Account Control Agreements required by Section 7.12(b), and all other documents and instruments set forth on the closing checklist attached hereto as Annex A (other than any documents and instruments noted therein as required to be delivered after the Closing Date), in all cases in form and substance reasonably acceptable to the Agent;
(b)a legal opinion of Borrower’s counsel in form and substance reasonably acceptable to the Agent;
(c)copy of resolutions of Borrower’s Board evidencing approval of the Loan and other transactions evidenced by the Loan Documents, certified by an officer of Borrower;
(d)certified copies of the Charter of Borrower, certified by the Secretary of State (or equivalent) of the applicable jurisdiction of organization and the other Organizational Documents, as amended through the Closing Date, of Borrower, certified by an officer of Borrower;
(e)a certificate of good standing for Borrower from its state of formation and similar certificates from all other jurisdictions in which it does business and where the failure to be qualified could have a Material Adverse Effect;
(f)payment of the Due Diligence Fee, the Initial Facility Charge and, to the extent documented in a summary invoice, reimbursement of the Agent’s and Lenders’ current expenses reimbursable pursuant to this Agreement, which amounts may be deducted from the initial Advance;
(g)a duly executed copy of the Perfection Certificate and each exhibit and addendum thereto;
(h)all certificates of insurance and copies of each insurance policy required hereunder;
(i)copies of each Management Agreement with respect to each Physician Group, duly executed by the parties thereto, and each other material Management Document in effect as of the Closing Date;
(j)duly executed Collateral Assignments; and
(k)duly executed acknowledgments by each Physician Group in respect of the applicable Collateral Assignments.
1.2All Advances. On each Advance Date:
(l)The Agent shall have received an Advance Request for the relevant Advance as required by Section 2.1(b), each duly executed by a Responsible Officer of Parent, on behalf of Borrower.
(m)The representations and warranties of Borrower set forth in this Agreement shall be true and correct in all material respects on and as of the applicable

Advance Date with the same effect as though made on and as of such date, except to the extent such representations and warranties expressly relate to an earlier date.
(n)At the time of and immediately after such Advance no Default or Event of Default shall have occurred and be continuing.
(o)Borrower shall have paid the Facility Charge with respect to such Advance (it being agreed and understood that the Facility Charge may be net funded from any Advance as agreed by Parent and the Agent).
(p)Each Advance Request shall be deemed to constitute a representation and warranty by Borrower on the relevant Advance Date as to the matters specified in paragraphs (b) and (c) of this Section 4.2 and as to the matters set forth in the Advance Request.
1.14No Default. As of the Closing Date and each Advance Date, (i) no Default or Event of Default exists and (ii) no event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing.
SECTION 5REPRESENTATIONS AND WARRANTIES OF BORROWER
Borrower represents and warrants that:
1.6Organizational Status. Borrower is a corporation or limited liability company duly organized, legally existing and in good standing under the laws of its jurisdiction of organization, and is duly qualified as a foreign entity in all jurisdictions in which the nature of its business or location of its properties require such qualifications and where the failure to be qualified would reasonably be expected to have a Material Adverse Effect. Borrower’s present name, former names (if any), locations, place of formation, tax identification number, organizational identification number and other information are correctly set forth in Exhibit B, as may be updated by Borrower in a written notice (including any Compliance Certificate) provided to the Agent after the Closing Date in accordance with this Agreement.
1.7Collateral.
(a)Borrower owns the Collateral free of all Liens, except for Permitted Liens. Borrower has the power and authority to grant to the Agent a Lien in the Collateral as security for the Secured Obligations.
(b)Neither Borrower or, to the knowledge of any Responsible Officer, any Physician Group is in breach of any Management Document that gives the applicable Borrower (as manager) or Physician Group, as applicable, the right to terminate such Management Document and for which Borrower has received notice, has become aware or has reason to believe that such Physician Group intends to exercise such right of termination. Borrower has the power and authority to collaterally assign each Management Document to the Agent. No Management Document (nor any payment due and payable thereunder) has been collaterally assigned or pledged to any other party other than the Agent; and no consent of any Physician Group or any other Person is required for the collateral assignment of the Management Documents in accordance with this Agreement.

1.15Consents. Borrower’s execution, delivery and performance of this Agreement and all other Loan Documents to which it is a party (i) have been duly authorized by all necessary action in accordance with Borrower’s Organizational Documents and applicable law, (ii) will not result in the creation or imposition of any Lien upon the Collateral, other than Permitted Liens and the Liens created by this Agreement and the other Loan Documents, (iii) do not violate (A) any provisions of Borrower’s Organizational Documents, or (B) any, law, regulation, order, injunction, judgment, decree or writ to which Borrower is subject, with respect to this clause (B), except to the extent the violation of which would not reasonably be expected to result in a Material Adverse Effect and (iv) except as described on Schedule 5.3 or would not reasonably be expected to result in a Material Adverse Effect, do not violate any material contract or agreement or require the consent or approval of any other Person which has not already been obtained. The individual or individuals executing the Loan Documents on behalf of Borrower are duly authorized to do so.
1.16Material Adverse Effect. Since December 31, 2020, no event that has had or would reasonably be expected to have a Material Adverse Effect has occurred and is continuing. Borrower is not aware of any event likely to occur that is reasonably expected to result in a Material Adverse Effect. There has not been any material deterioration in the consolidated financial condition of Borrower, the Subsidiaries of Borrower, the Physician Groups and the JV Entities, taken as a whole, since the date of the most recent financial statements delivered to the Agent and Lenders.
1.17Actions Before Governmental Authorities. There are no actions, suits or proceedings at law or in equity or by or before any governmental authority now pending or, to the knowledge of Borrower, threatened against or affecting Borrower or its property, that would reasonably be expected to result in a Material Adverse Effect.
1.18Laws. Neither Borrower nor any of its Subsidiaries is in violation of any law, including any Healthcare Laws, Anti-Terrorism Laws and Anti-Corruption Laws, rule or regulation, or in default with respect to any judgment, writ, injunction or decree of any governmental authority, where such violation or default would reasonably be expected to result in a Material Adverse Effect. Except as would not reasonably be expected to result in a Material Adverse Effect, Borrower is not in default in any manner under (i) any provision of any agreement or instrument evidencing material Indebtedness, or (ii) any other material agreement to which it is a party or by which it is bound.
Neither Borrower nor any of its Subsidiaries is a company required to register as an “investment company” or a company “controlled” by a company required to register as an “investment company” under the Investment Company Act of 1940, as amended. Neither Borrower nor any of its Subsidiaries is engaged as one of its important activities in extending credit for margin stock (under Regulations X, T and U of the Federal Reserve Board of Governors). Except as would not reasonably be expected to result in a Material Adverse Effect, Borrower and each of its Subsidiaries have complied with the Federal Fair Labor Standards Act. Neither Borrower nor any of its Subsidiaries is a “holding company” or an “affiliate” of a “holding company” or a “subsidiary company” of a “holding company” as each term is defined and used in the Public Utility Holding Company Act of 2005. Neither Borrower’s nor any of its Subsidiaries’ properties or assets has been used by Borrower or such Subsidiary or, to Borrower’s knowledge, by previous Persons, in disposing, producing, storing, treating, or transporting any hazardous substance other than in compliance with applicable laws, where such failure to comply would reasonably be expected to result in a Material Adverse Effect. Borrower and each of its Subsidiaries has obtained all consents, approvals and authorizations of, made all declarations or filings with, and given all notices to, all governmental authorities, including Healthcare Permits, the failure of which to obtain would reasonably be expected to result in a Material Adverse Effect.
None of Borrower, any of its Subsidiaries, or, to the knowledge of Borrower, any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement is (i) in violation of any Anti-Terrorism Law, (ii) engaging in or conspiring to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law, or (iii) is a Blocked Person. None of Borrower, any of its Subsidiaries, any Physician Group or, to the knowledge of Borrower, any of Borrower’s or its Subsidiaries’ Affiliates or any of their respective agents acting or benefiting in any capacity in connection with the transactions contemplated by this Agreement (x) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Blocked Person, or (y) deals in, or otherwise engages in any transaction relating to, any property or interest in property blocked pursuant to Executive Order No. 13224, any similar executive order or other Anti-Terrorism Law. None of the funds to be provided under this Agreement will be used, directly or, to the knowledge of Borrower, indirectly, (a) for any activities in violation of any applicable anti-money laundering, economic sanctions and anti-bribery laws and regulations or (b) for any payment to any governmental official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of Anti-Corruption Laws.
Without limiting the generality of the foregoing: (i) none of Borrower, any Subsidiary, any Physician Group, nor to the knowledge of Borrower, any JV Entity or any individual employed by Borrower, any Subsidiary, any Physician Group or any JV Entity, would reasonably be expected to have criminal culpability where such culpability would reasonably be expected to cause or result in a breach of a Healthcare Law or to be excluded from participation in any Medical Reimbursement Program for corporate or individual actions or failures to act known to Borrower or any Subsidiary and none of Borrower, any Subsidiary or any Physician Group, nor, to the knowledge of Borrower, any JV Entity or any individual employed by Borrower, any Subsidiary, any Physician Group or any JV Entity, has been subject to sanction or been indicted or convicted of a crime, or pled nolo contendere or to sufficient facts, in connection with any allegation of violation of any Medical Reimbursement Program or Healthcare Law; (ii) to the knowledge of Borrower, no officer or other member of management of Borrower, any Subsidiary, any Physician Group or any JV Entity would reasonably be expected to have individual culpability for matters under current investigation by the OIG or other governmental authority with respect to any Healthcare Laws; (iii) current billing policies, arrangements, protocols, practices and instructions of Borrower, each Subsidiary of Borrower, each Physician Group and each JV Entity comply in all material respects with requirements of Medical Reimbursement Programs and are administered by properly trained personnel, except such non-compliance which would not reasonably be expected to have a Material Adverse Effect; (iv) current arrangements of Borrower, each Subsidiary of Borrower, each Physician Group, and, to the knowledge of Borrower, each JV Entity, with physicians and other healthcare providers and referral sources comply in all material respects with all Healthcare Laws, except such non-compliance which would not reasonably be expected to have a Material Adverse Effect; (v) except as disclosed by Borrower in writing to the Agent, none of Borrower, any Subsidiary, any Physician Group, or, to the knowledge of Borrower, any JV Entity (A) is or has within the last five (5) years been a party to a Corporate Integrity Agreement with the OIG that imposes restrictions or costs on such Person nor (B) has or has had within the last five (5) years any reporting obligations pursuant to a settlement agreement, plan of correction or other remedial measure entered into with any governmental authority; (vi) none of Borrower, any Subsidiary, any Physician Group, nor to the knowledge of Borrower, any JV Entity is in receipt of any written notice of any violation of any applicable law, judgment, order writ, decree, permit, concession, franchise or other governmental approval applicable to it or any of its property, except as would not reasonably be expected to have a Material Adverse Effect; (vii) except as would not reasonably be expected to have a Material Adverse Effect, none of Borrower, any Subsidiary, any Physician Group, nor to the knowledge of Borrower, any JV Entity (A) failed to repay any overpayments received from, or has failed to refund any amount due to, any Medical Reimbursement Program in violation of any Healthcare Law nor (B) received written notice by a governmental authority or a third-party under authority granted to such party by a governmental authority of, or has any knowledge of, any overpayment or refunds due to any Medical Reimbursement Program, in each case other than notices of a non-material nature received in the ordinary course of business; and (viii) none of Borrower, any Subsidiary, any Physician Group or, to the knowledge of Borrower, any JV Entity is impermissibly affiliated in any way with a Person that currently is the subject of an Exclusion Event.
1.19Information Correct and Current. No written information, report, Advance Request, financial statement, exhibit or schedule furnished, by or on behalf of Borrower to the Agent in connection with any Loan Document or included therein or delivered pursuant thereto contained, or, when taken as a whole, contains or will contain any material misstatement of fact or, when taken together with all other such information or documents, omitted, omits or will omit to state any material fact necessary to make the statements therein, in the light of the circumstances under which they were, are or will be made, not materially misleading at the time such statement was made or deemed made. Additionally, any and all financial or business projections provided by Borrower to the Agent, whether prior to or after the Closing Date, shall be (i) provided in good faith and based on the most current data and information available to Borrower at the time of furnishing such projections to the Agent, and (ii) the most current of such projections provided to the Board (it being understood that the projections and other forward-looking information provided by Borrower in good faith and based upon reasonable assumptions are not viewed as facts, that such projections and forward-looking statements are subject to significant uncertainties and contingencies, many of which are beyond the control of Borrower, that no assurance is given that any particular projections or forward-looking statements will be realized, and that actual results may differ).
1.20Tax Matters. Except as described on Schedule 5.8, (a) Borrower, its Subsidiaries, the Physician Groups and, to the knowledge of Borrower, the JV Entities have filed all federal and state income Tax returns and other material Tax returns that they are required to file, and (b) Borrower, its Subsidiaries, the Physician Groups and, to the knowledge of Borrower, the JV Entities have duly paid all federal and state income Taxes and other material Taxes or installments thereof that they are required to pay, except (x) Taxes being contested in good faith by appropriate actions diligently pursued and for which Borrower, its Subsidiaries, the Physician Groups or, to the knowledge of Borrower, the JV Entities maintain adequate reserves in accordance with GAAP or (y) to the extent that the failure to do so would not reasonably be expected to have a Material Adverse Effect. To the best of Borrower’s knowledge, no proposed or pending Tax assessments, deficiencies, audits or other proceedings with respect to Borrower, any Subsidiary of Borrower, any Physician Group or any JV Entity have had, or would reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect.

1.21Intellectual Property Claims. Borrower is the sole owner of, or otherwise has the right to use, the Intellectual Property material to Borrower’s business. Except as described on Schedule 5.9 (as such schedule may be updated by Borrower in a written notice provided from time to time after the Closing Date), (i) each of the material Copyrights, Trademarks and Patents is valid and enforceable, (ii) no material part of the Intellectual Property has been judged invalid or unenforceable, in whole or in part, and (iii) except as set forth in the most recently delivered Compliance Certificate in accordance with Section 7.1(d), no claim has been made to Borrower that any material part of the Intellectual Property violates the rights of any third party. Exhibit C is a true, correct and complete list of each of Borrower’s Patents, registered Trademarks, and registered Copyrights, including in the Intellectual Property, under which Borrower licenses Intellectual Property from third parties (other than shrink-wrap software licenses), together with application or registration numbers, as applicable, owned by Borrower or any Subsidiary, in each case as of the Closing Date. Borrower is not in material breach of, nor has Borrower failed to perform any material obligations under, any of the foregoing Licenses and, to Borrower’s knowledge, no third party to any such License is in material breach thereof or has failed to perform any material obligations thereunder.
1.22Intellectual Property.
(c)Except as described on Schedule 5.10 (as such schedule may be updated by Borrower in a written notice provided from time to time after the Closing Date), Borrower owns or has all material rights to use the Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted. Without limiting the generality of the foregoing, and in the case of Licenses, except for restrictions that are unenforceable under Division 9 of the UCC, Borrower has the right, to the extent required to operate Borrower’s business, to freely transfer, license or assign Intellectual Property necessary or material in the operation or conduct of Borrower’s business as currently conducted, without condition, restriction or payment of any kind (other than license payments in the ordinary course of business) to any third party, and Borrower owns or has the right to use, pursuant to valid licenses, all software development tools, library functions, compilers and all other third-party software and other items that are material to Borrower’s business and used in the design, development, promotion, sale, license, manufacture, import, export, use or distribution of Borrower Products except customary covenants in inbound license agreements and equipment leases where Borrower is the licensee or lessee.
(d)No material software owned by Borrower or any of its Subsidiaries are subject to an open-source license (including but not limited to the General Public License, Lesser General Public License, Mozilla Public License, or Affero License) (collectively, “Open Source Licenses”) in a manner that would cause such software to have to be (i) distributed to third parties at no charge or a minimal charge (royalty-free basis); (ii) licensed to third parties to modify, make derivative works based on, decompile, disassemble, or reverse engineer; or (iii) used in a manner that would require disclosure or distribution in source code form.
1.3Borrower Products. Except as described on Schedule 5.11, no material Intellectual Property owned by Borrower or Borrower Product is subject to any actual or, to the knowledge of Borrower, threatened (in writing) litigation, proceeding (including any proceeding in the United States Patent and Trademark Office or any corresponding foreign office or agency) or outstanding decree, order, judgment, settlement agreement or stipulation that materially restricts in any manner Borrower’s use, transfer or licensing thereof or that may affect the validity, use or enforceability thereof. There is no decree, order, judgment, agreement, stipulation, arbitral award or other provision entered into in connection with any litigation or proceeding that obligates Borrower to grant licenses or ownership interest in any future Intellectual Property related to the operation or conduct of the business of Borrower or Borrower Products. Borrower has not received any written notice or claim challenging Borrower’s ownership in any Intellectual Property (or written notice of any claim challenging or questioning the ownership in any licensed Intellectual Property of the owner thereof) or suggesting that any third party has any claim of legal or beneficial ownership with respect thereto nor, to Borrower’s knowledge, is there a reasonable basis for any such claim. Except as would not reasonably be expected to be material to Borrower, neither Borrower’s use of its Intellectual Property nor the production and sale of Borrower Products infringes the Intellectual Property or other rights of others.
1.4Financial Accounts. Exhibit D, as may be updated by Borrower in a written notice provided to the Agent after the Closing Date, is a true, correct and complete list of (a) all banks and other financial institutions at which Borrower or any Subsidiary maintains Deposit Accounts and (b) all institutions at which Borrower or any Subsidiary maintains an account holding Investment Property, and such exhibit correctly identifies, to the extent available to Borrower, the name, address and telephone number of each bank or other institution, the name in which the account is held, a description of the purpose of the account, and the complete account number therefor.
1.5Employee Loans. Except for loans constituting Permitted Investments, Borrower has no outstanding loans to any employee, officer or director of Borrower nor has Borrower guaranteed the payment of any loan made to an employee, officer or director of Borrower by a third party.
1.6Capitalization and Subsidiaries. Borrower does not own any stock, partnership interest or other securities of any Person, except for Permitted Investments. Attached as Schedule 5.14, as may be updated by Borrower in a written notice provided after the Closing Date, is a true, correct and complete list of each Subsidiary.
1.7Compliance with Healthcare Laws. Borrower, each Subsidiary of Borrower, each Physician Group and, to the knowledge of Borrower, each JV Entity is in compliance, with all applicable Healthcare Laws, except such non-compliance that would not reasonably be expected to have a Material Adverse Effect. Without limiting the generality of the foregoing, and except as would not reasonably be expected to have a Material Adverse Effect, Borrower has not received written notice by a governmental authority of any material violation (or of any investigation, audit, or other proceeding involving allegations of any violation) of any Healthcare Laws, and no investigation, inspection, audit or other proceeding involving allegations of any material violation is, to the knowledge of Borrower, threatened in writing. The (i) terms of each Management Agreement are in compliance in all material respects with all applicable Healthcare Laws other than solely as a result of any changes thereto requested in writing by the Agent, and (ii) parties to such Management Agreements have performed their respective obligations under such Management Agreements in compliance, in all material respects, with all applicable Healthcare Laws.
1.8Healthcare Permits. (a) Borrower, each Subsidiary of Borrower, each Physician Group and each JV Entity has obtained all necessary Healthcare Permits, and have made all material declarations and filings with, all applicable governmental authorities, all self-regulatory authorities and all courts and other tribunals necessary to engage in the management and/or operation of their respective business; (b) each such Healthcare Permit is valid and in full force and effect, and Borrower, each Subsidiary of Borrower, each Physician Group and, to the knowledge of Borrower, each JV Entity is in compliance with the terms and conditions of all such Healthcare Permits except where failure to be in such compliance, or for a Healthcare Permit to be valid and in full force and effect, would not reasonably be expected to have a Material Adverse Effect; and (c) neither Borrower, any Subsidiary of Borrower, nor to the knowledge of Borrower, any Physician Group or any JV Entity has received written notice from any governmental authority with respect to the revocation, suspension, restriction, limitation or termination of any Healthcare Permit nor, to the knowledge of Borrower, is any such action proposed or threatened in writing.
SECTION 6INSURANCE; INDEMNIFICATION
1.23Coverage. Borrower shall cause to be carried and maintained commercial general liability insurance covering Borrower and each of its Subsidiaries, on an occurrence form, against risks and in such amounts customarily insured against in Borrower’s line of business. Such risks shall include the risks of bodily injury, including death, property damage, personal injury, advertising injury, and contractual liability per the terms of the indemnification agreement found in Section 6.3. Borrower must maintain a minimum of Two Million Dollars ($2,000,000) of commercial general liability insurance for each occurrence. Borrower has and agrees to maintain a minimum of Two Million Dollars ($2,000,000) of directors’ and officers’ insurance for each occurrence and Five Million Dollars ($5,000,000) in the aggregate. So long as there are any Secured Obligations outstanding (other than any inchoate indemnity obligations, any obligations under Bank Services Agreements constituting Secured Obligations that have been cash collateralized in accordance with Section 3.4 of this Agreement or for which other satisfactory arrangements with the provider of such Bank Services have been made and any other obligations which, by their terms, are to survive the termination of this Agreement), Borrower shall also cause to be carried and maintained insurance upon the business and assets of Borrower and its Subsidiaries, insuring against all risks of physical loss or damage howsoever caused, in an amount not less than the full replacement cost of the Collateral, provided that such insurance may be subject to standard exceptions and deductibles. If Borrower fails to obtain the insurance called for by this Section 6.1 or fails to pay any premium thereon or fails to pay any other amount which Borrower is obligated to pay under this Agreement or any other Loan Document or which may be required to preserve the Collateral, the Agent may obtain such insurance or make such payment, and all amounts so paid by the Agent are immediately due and payable, bearing interest at the then highest rate applicable to the Secured Obligations, and secured by the Collateral.  The Agent will provide Borrower with written notice no later than two (2) Business Days prior to obtaining such insurance.  No payments by the Agent are deemed an agreement to make similar payments in the future or the Agent’s waiver of any Event of Default.
1.24Certificates. Borrower shall deliver to the Agent certificates of insurance that evidence Borrower’s compliance with its insurance obligations in Section 6.1 and the obligations contained in this Section 6.2. Borrower’s insurance certificate shall state the Agent (shown as “Hercules Capital, Inc.”, as Agent and its permitted assigns”) is an additional insured for commercial general liability, a lenders loss payee for all risk property damage insurance, subject to the insurer’s approval, and a lenders loss payee for property insurance and additional insured for liability insurance for any future insurance that Borrower may acquire from such insurer. On or prior to the date that is sixty (60) days after the Closing Date (as may be extended by the Agent in its discretion), Borrower shall also provide to the Agent additional insured endorsements for liability and lender’s loss payable endorsements for all risk property damage insurance. Borrower shall use commercially reasonable efforts to ensure that all certificates of insurance will provide for a minimum of thirty (30) days advance written notice to the Agent of cancellation (other than cancellation for non-payment of premiums, for which ten (10) days’ advance written notice shall be sufficient) or any other change adverse to the Agent’s interests or will otherwise be in form and substance reasonably acceptable to the Agent. Any failure of the Agent to scrutinize such insurance certificates for compliance is not a waiver of any of Agent’s rights, all of which are reserved. On or prior to the date that is sixty (60) days after the Closing Date, Borrower shall provide the Agent with copies of each insurance policy, and upon entering or amending any insurance policy required hereunder, Borrower shall provide the Agent with copies of such policies and shall promptly deliver to the Agent updated insurance certificates with respect to such policies.
1.25Indemnity. Borrower agrees to indemnify and hold the Agent, Lenders and their officers, directors, employees, agents, in-house attorneys, representatives and shareholders (each, an “Indemnified Person”) harmless from and against any and all claims, reasonable and documented out-of-pocket costs and expenses, damages and liabilities (including such claims, costs, expenses, damages and liabilities based on liability in tort, including strict liability in tort), including reasonable and documented out-of-pocket attorneys’ fees and disbursements and other costs of investigation or defense (including those incurred upon any appeal) (collectively, “Liabilities”), that may be instituted or asserted against or incurred by such Indemnified Person as the result of credit having been extended, suspended or terminated under this Agreement and the other Loan Documents or the administration of such credit, or in connection with or arising out of the transactions contemplated hereunder and thereunder, or any actions or failures to act in connection therewith, or arising out of the disposition or utilization of the Collateral, excluding in all cases Liabilities to the extent resulting solely from (i) any Indemnified Person’s gross negligence or willful misconduct or (ii) disputes solely among Indemnified Persons (other than any person acting in its capacity as the Agent hereunder), so long as such dispute shall not have arisen as a direct result of an act or omission of Borrower, any Physician Group or any JV Entity. In no event shall any Indemnified Person be liable on any theory of liability for any special, indirect, consequential or punitive damages (including any loss of profits, business or anticipated savings). This Section 6.3 shall survive the repayment of indebtedness under, and otherwise shall survive the expiration or other termination of, this Agreement.
SECTION 7COVENANTS OF BORROWER
Borrower agrees as follows:
1.1Financial Reports. Borrower shall furnish to the Agent the financial statements and reports listed hereinafter (the “Financial Statements”):
(a)within thirty (30) days after the end of each month (other than the last fiscal month of any fiscal quarter), unaudited interim and year-to-date financial statements of Parent as of the end of such month (prepared on a consolidated basis), including (i) balance sheet and related statements of income and cash flows accompanied by a report detailing any occurrence that would reasonably be expected to have a Material Adverse Effect, and (ii) a report of agings of accounts receivable and accounts payable for such period, all certified by a Responsible Officer to the effect that they have been prepared in accordance with GAAP, except (A) for the absence of footnotes, (B) that they are subject to normal year-end adjustments, and (C) they do not contain certain non-cash items that are customarily included in quarterly and annual financial statements; provided, that such financial statements pursuant to this clause (a) shall be waived so long as on the last Business Day of the relevant month (x) Parent’s Market Capitalization is in excess of $1,500,000,000 and (y) no Event of Default shall have occurred and be continuing;
(b)within forty-five (45) days after the end of each calendar quarter, unaudited interim and year-to-date financial statements of Parent as of the end of such calendar quarter (prepared on a consolidated basis), including balance sheet and related statements of income and cash flows, certified by a Responsible Officer to the effect that they have been prepared in accordance with GAAP, except (i) for the absence of footnotes, and (ii) that they are subject to normal year-end adjustments, and accompanied by a report detailing any occurrence that would reasonably be expected to have a Material Adverse Effect;
(c)within ninety (90) days after the end of each fiscal year, unqualified (other than as to going concern) audited financial statements as of the end of such year (prepared on a consolidated basis) of Parent, including balance sheet and related statements of income and cash flows, and setting forth in comparative form the corresponding figures for the preceding fiscal year, certified by a firm of independent certified public accountants selected by Borrower and reasonably acceptable to the Agent (it being agreed and understood that each of the “Big Four” accounting firms is reasonably acceptable to the Agent), accompanied by any management report from such accountants;
(d)concurrently with the delivery of the financial statements set forth in the preceding clauses (a) through (c) of this Section 7.1, a Compliance Certificate in the form of Exhibit E;
(e)promptly after the sending or filing thereof, as the case may be, copies of any proxy statements, financial statements or reports that Parent has made available to holders of its Common Stock or other shareholders and securities holders and copies of any regular, periodic and special reports or registration statements that Borrower files with the Securities and Exchange Commission or any governmental authority that may be substituted therefor, or any national securities exchange;
(f)promptly after a Responsible Officer obtaining knowledge thereof, written notice of any legal process affecting Collateral or any other property and assets used in Borrower’s or any Subsidiary’s, Physician Group’s or JV Entity’s business in excess of $4,000,000 in the aggregate (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), or any Liens thereon; provided, that no notice shall be required with respect to Permitted Liens;
(g)financial and business projections promptly following their approval by Parent’s Board, and in any event, within sixty (60) days after the end of Parent’s fiscal year, as well as budgets, operating plans and other financial information reasonably requested by the Agent;
(h)promptly following the Agent’s written request therefor, insurance renewal statements; and
(i)prompt, and in any event, within two (2) Business Days after obtaining knowledge thereof, notice if Borrower or any Subsidiary has knowledge that

Borrower, or any Subsidiary or Affiliate of Borrower, is listed on the OFAC Lists or (a) is convicted on, (b) pleads nolo contendere to, (c) is indicted on, or (d) is arraigned and held over on charges involving money laundering or predicate crimes to money laundering.
    Borrower shall not make any change in its (a) accounting policies or reporting practices (other than as permitted or required under GAAP so long as such change is not solely contemplated for purposes of the reporting requirements under this Agreement or pursuant to applicable securities law or regulations of the Securities and Exchange Commission) or (b) fiscal years or fiscal quarters. The fiscal year of Borrower shall end on December 31.
The executed Compliance Certificate, and all Financial Statements required to be delivered pursuant to clauses (a), (b), (c) and (d) of this Section 7.1 shall be sent via e-mail to financialstatements@htgc.com with a copy to legal@htgc.com, mdutra@htgc.com, jmiotti@htgc.com, swlsreporting@svb.com, bpowers@svb.com, thertzberg@svb.com, lsecka@svb.com, bsoly@svb.com, mprawdzik@svb.com; provided, that if e-mail is not available or sending such Financial Statements via e-mail is not possible, they shall be faxed to the Agent at: (650) 473-9194, attention Account Manager: Oak Street Health.
    Notwithstanding the foregoing, documents required to be delivered under Sections 7.1(a), (b), (c) or (e) (to the extent any such documents are included in materials otherwise filed with the Securities and Exchange Commission) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date on which Parent emails a link thereto to the Agent; provided that Parent shall directly provide the Agent all Financial Statements required to be delivered pursuant to Section 7.1(a), (b) and (c) hereunder.
1.26Management Rights.
(j)Borrower shall permit any representative that the Agent or Lenders authorizes, including its attorneys and accountants, to inspect the Collateral and examine and make copies and abstracts of the books of account and records of Borrower at reasonable times and upon reasonable notice during normal business hours; provided, however, that so long as no Event of Default has occurred and is continuing, such examinations shall be limited to no more often than once per fiscal year. In addition, any such representative shall have the right to meet with management and officers of Borrower to discuss such books of account and records at reasonable times and upon reasonable notice. In addition, the Agent and, if accompanying the Agent, any Lenders shall be entitled at reasonable times and intervals and to consult with and advise the management and officers of Borrower concerning significant business issues affecting Borrower. Such consultations shall not unreasonably interfere with Borrower’s business operations. The parties intend that the rights granted the Agent and Lenders shall constitute “management rights” within the meaning of 29 C.F.R. Section 2510.3-101(d)(3)(ii), but that any advice, recommendations or participation by the Agent or any Lender with respect to any business issues shall not be deemed to give the Agent or any Lender, nor be deemed an exercise by the Agent or any Lender of, control over Borrower’s management or policies. Notwithstanding anything to the contrary in this Agreement or any Loan Document, no Borrower nor any Subsidiary thereof will be required to disclose, permit the inspection, examination or making of copies or abstracts of, or discussion of, any document, information or other matter that (i) constitutes non-financial trade secrets, (ii) is subject to attorney-client or similar privilege or constitutes attorney work product or (iii) would result in a violation of any applicable law.
(k)During the course of any inspections, audits and other visits and discussions permitted under Section 7.2 or elsewhere under the Loan Documents,

representatives of the Agent or Lenders may encounter individually identifiable health information, as defined at 45 C.F.R. 160.103, or other confidential information relating to healthcare patients (collectively, the “Confidential Healthcare Information”).  The Person (including Borrower) maintaining such Confidential Healthcare Information shall, if in their reasonable opinion allowable under HIPAA, including without limitation, HIPAA’s “minimum necessary” provisions, permit such disclosure for their “healthcare operations” purpose.  Unless otherwise required by any applicable laws, the Agent, Lenders and their respective representatives shall not require or perform any act that would cause any Person (including Borrower) to violate any Healthcare Laws, including HIPAA.  In the event that the Agent or Lenders propose to undertake activities that any Borrower reasonably believes would constitute services of a “business associate,” as defined at 45 C.F.R. 160.103, the parties hereto agree to review the matter and, where appropriate, the Agent or Lenders may take action to comply with HIPAA, including, without limitation, executing a business associate agreement with the applicable Person.
1.9Further Assurances. Borrower shall from time to time execute, deliver and file, alone or with the Agent, any financing statements, security agreements, collateral assignments, notices, control agreements, promissory notes or other documents to perfect or give the highest priority to the Agent’s Lien on the Collateral or otherwise evidence the Agent’s rights herein, in each case, as reasonably requested by the Agent. Borrower shall from time to time procure any instruments or documents as may be reasonably requested by the Agent, and take all further action that may be necessary, or that the Agent may reasonably request, to perfect and protect the Liens granted hereby or under the applicable Loan Documents. In addition, and for such purposes only, Borrower hereby authorizes the Agent to execute and deliver on behalf of Borrower and to file such financing statements (including an indication that the financing statement covers “all assets or all personal property” of Borrower in accordance with Section 9-504 of the UCC), and Borrower hereby authorizes the Agent, at any time during the existence of an Event of Default, to execute and deliver on behalf of Borrower any collateral assignments, notices, control agreements, security agreements and other documents without the signature of Borrower either in the Agent’s name or in the name of the Agent as agent and attorney-in-fact for Borrower. Borrower shall, subject to the terms of this Agreement, use commercially reasonable efforts to protect and defend Borrower’s title to the Collateral and the Agent’s Lien thereon against all Persons claiming any interest adverse to Borrower or the Agent other than Permitted Liens.
1.10Indebtedness. Borrower shall not create, incur, assume, guarantee or be or remain liable with respect to any Indebtedness, or permit any Subsidiary to do so, and, to the extent permitted by applicable law (as determined by the reasonable business judgment of Borrower) and within its control, shall not permit any Physician Group or any JV Entity to do so, other than Permitted Indebtedness, or prepay any Indebtedness or take any actions which impose on Borrower an obligation to prepay any Indebtedness, except for (a) the conversion of Indebtedness into equity securities and the payment of cash in lieu of fractional shares in connection with such conversion, (b) purchase money Indebtedness pursuant to its then applicable payment schedule, (c) prepayment by any Subsidiary of (i) inter-company Indebtedness owed by such Subsidiary to any Borrower, or (ii) if such Subsidiary is not a Borrower, intercompany Indebtedness owed by such Subsidiary to another Subsidiary that is not a Borrower, (d) as otherwise permitted hereunder, under any subordination agreement in respect of subordinated Indebtedness or as otherwise approved in writing by the Agent, (e) Indebtedness owed under corporate credit cards constituting “Permitted Indebtedness” and prepaid in the ordinary course of business, (f) Permitted Indebtedness with the proceeds of other Permitted Indebtedness or

(g) prepayment of Indebtedness permitted under clauses (i), (iv), (vii), (viii) and (xii) of “Permitted Indebtedness”.
Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.4 shall not prohibit the conversion by holders of (including any payment upon conversion, whether in cash, Common Stock or a combination thereof), or required payment of any principal or premium on (including, for the avoidance of doubt, in respect of a repurchase in connection with the redemption of convertible notes issued in a Permitted Convertible Debt Financing upon satisfaction of a condition related to the stock price of the Common Stock) or required payment of any interest with respect to, any Permitted Convertible Debt Financing in each case, in accordance with the terms of the indenture governing such Permitted Convertible Debt Financing; provided that principal payments in cash (other than cash in lieu of fractional shares) shall only be allowed, but only with respect to the Closing Date Convertible Notes, and only then if the Redemption Conditions are satisfied in respect of such payment; provided further that, to the extent both (a) the aggregate amount of cash payable upon conversion or payment of any Permitted Convertible Debt Financing (excluding any required payment of interest with respect to such Permitted Convertible Debt Financing and excluding any payment of cash in lieu of a fractional share due upon conversion thereof) exceeds the aggregate principal amount thereof and (b) such conversion or payment does not trigger or correspond to an exercise or early unwind or settlement of a corresponding portion of the Permitted Bond Hedge Transactions relating to such Permitted Convertible Debt Financing (including, for the avoidance of doubt, the case where there is no Bond Hedge Transaction relating to such Permitted Convertible Debt Financing), the payment of such excess cash shall not be permitted by the preceding sentence.
Notwithstanding the foregoing, Parent may repurchase, exchange or induce the conversion of all or a portion of the convertible notes issued in a Permitted Convertible Debt Financing by delivery of shares of Common Stock and/or a different series of Permitted Convertible Debt Financing and/or by payment of cash (in an amount that does not exceed the proceeds received by Borrower from the substantially concurrent issuance of Common Stock and/or Permitted Convertible Debt Financing (or a permitted refinancing thereof) plus the net cash proceeds, if any, received by Parent pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the convertible notes issued in a Permitted Convertible Debt Financing that is so repurchased, exchanged or converted, Parent shall exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Debt Financing that are so repurchased, exchanged or converted.
1.11Collateral. Borrower shall, and shall cause each Subsidiary to, and to the extent permitted by applicable law (as determined by the reasonable business judgment of Borrower) and within its control, shall cause each Physician Group or each JV Entity to, at all times keep the Collateral and all other property and assets used in Borrower’s (or such Subsidiary’s, Physician Group’s or JV Entity’s) business or in which Borrower (or such Subsidiary, Physician Group or JV Entity) now or hereafter holds any interest free and clear from any Liens whatsoever (except for Permitted Liens). Borrower shall not, and shall not permit any Subsidiary or, to the extent permitted by applicable law (as determined by the reasonable business judgment of Borrower) and within its control, any Physician Group or any JV Entity to, agree with any Person other than the Agent or

Lenders not to encumber its property other than in connection with Permitted Liens. Borrower shall not, and shall not permit any Subsidiary or, to the extent permitted by applicable law (as determined by the reasonable business judgment of Borrower) and within its control, any Physician Group or any JV Entity to, enter into or suffer to exist or become effective any agreement that prohibits or limits the ability of any Borrower (or such Subsidiary, Physician Group or JV Entity) to create, incur, assume or suffer to exist any Lien upon any of its property (including Intellectual Property), whether now owned or hereafter acquired, to secure its obligations under the Loan Documents to which it is a party other than (a) this Agreement and the other Loan Documents, (b) any agreements governing any purchase money Liens or capital lease obligations otherwise permitted hereby (in which case, any prohibition or limitation shall only be effective against the assets financed thereby) and (c) customary restrictions on the assignment of leases, licenses and other agreements. Borrower shall cause its Subsidiaries and, to the extent permitted by applicable law (as determined by the reasonable business judgment of Borrower) and within its control, the Physician Groups and JV Entities to protect and defend such Subsidiary’s (or Physician Group’s or JV Entity’s) title to its assets from and against all Persons (other than holders of Permitted Liens) claiming any interest adverse to such Subsidiary (or such Physician Group or JV Entity).
1.12Investments. Borrower shall not directly or indirectly acquire, own or make any Investment, or permit any Subsidiary or, to the extent permitted by applicable law (as determined by the reasonable business judgment of Borrower) and within its control, any Physician Group to do so, other than Permitted Investments or as permitted by Section 7.7.
Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.6 shall not prohibit (i) the conversion by holders of (including any cash payment upon conversion), or required payment of any principal or premium on (including, for the avoidance of doubt, in respect of a repurchase in connection with the redemption of convertible notes issued in a Permitted Convertible Debt Financing upon satisfaction of a condition related to the stock price of Common Stock) or required payment of any interest with respect to, any Permitted Convertible Debt Financing in each case, in accordance with the terms of the indenture governing such Permitted Convertible Debt Financing; provided, that principal payments in cash (other than cash in lieu of fractional shares) shall be allowed with respect to any repurchase in connection with the redemption of Closing Date Convertible Notes upon satisfaction of a condition related to the stock price of Common Stock only if the Redemption Conditions are satisfied in respect of such redemption, or (ii) the entry into (including the payment of premiums in connection therewith) or any required payment with respect to, or required early unwind or settlement of, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, in accordance with the terms of the agreement governing such warrant, Permitted Bond Hedge Transaction or Permitted Warrant Transaction.
Notwithstanding the foregoing, Parent may repurchase, exchange or induce the conversion of all or a portion of the convertible notes issued in a Permitted Convertible Debt Financing by delivery of shares of Common Stock and/or a different series of Permitted Convertible Debt Financing and/or by payment of cash (in an amount that does not exceed the proceeds received by Parent from the substantially concurrent issuance of shares of Common Stock and/or Permitted Convertible Debt Financing (or a permitted refinancing thereof) plus the net cash proceeds, if any, received by Borrower pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, for the avoidance of doubt, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the convertible notes issued in a Permitted Convertible Debt Financing that are so repurchased, exchanged or converted, Borrower may exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Debt Financing that are so repurchased, exchanged or converted.
1.13Distributions. Borrower shall not, and shall not allow any Subsidiary or, to the extent permitted by applicable law (as determined by the reasonable business judgment of Borrower) and within its control, any Physician Group to, (a) repurchase or redeem any class of stock or other Equity Interest other than pursuant to employee, officer, director, manager or consultant repurchase plans or other similar agreements, provided, however, in each case the repurchase or redemption price does not exceed the original consideration paid for such stock or Equity Interest unless required by the terms of such agreement or plan, or pursuant to a public repurchase of securities in compliance with the requirements of SEC Rule 10b-18, or (b) except for Permitted Investments pursuant to clause (iii) of the definition thereof, declare or pay any cash dividend or make any other cash distribution on any class of stock or other Equity Interest, except that any Subsidiary may pay dividends or make other distributions to Borrower or any Subsidiary thereof that has executed a Joinder Agreement, or (c) except for Permitted Investments, lend money to any employees, officers or directors or guarantee the payment of any such loans granted by a third party in excess of One Million Dollars ($1,000,000.00) in the aggregate at any time outstanding or (d) waive, release or forgive any Indebtedness owed by any employees, officers or directors in excess of One Million Dollars ($1,000,000.00) in the aggregate other than the cancellation of Indebtedness in connection with the repurchase of Equity Interests permitted under clause (a) above or clause (iii) of the definition of “Permitted Investments”. Notwithstanding the foregoing, Borrower may redeem or repurchase the Closing Date Convertible Notes, so long as the Redemption Conditions (as applied to such redemption or repurchase) are satisfied with respect to such redemption or repurchase.
Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.7 shall not prohibit (i) the conversion by holders of (including any cash payment upon conversion), or required payment of any principal or premium on (including, for the avoidance of doubt, in respect of a repurchase in connection with the redemption of all or a portion of the convertible notes issued in a Permitted Convertible Debt Financing upon satisfaction of a condition related to the stock price of Common Stock) or required payment of any interest with respect to any Permitted Convertible Debt Financing, in each case, in accordance with the terms of the indenture governing such Permitted Convertible Debt Financing, (ii) the entry into (including the payment of premiums in connection therewith) or any required payment with respect to, or required early unwind or settlement of, any Permitted Bond Hedge Transaction or Permitted Warrant Transaction, in each case, in accordance with the terms of the agreement governing such Permitted Bond Hedge Transaction or Permitted Warrant Transaction, or (iii) the withholding of shares of common stock upon the vesting of restricted stock units and performance stock units issued to Borrower’s employees under Borrower’s equity incentive plan upon vesting of such stock units and any related cash payments required to be paid to such employees and or any governmental authority on account of Taxes related thereto, in each case in the ordinary course of business of Borrower.
Notwithstanding the foregoing, Parent may repurchase, exchange or induce the conversion of all or a portion of the convertible notes issued in a Permitted Convertible

Debt Financing by delivery of Common Stock and/or a different series of Permitted Convertible Debt Financing and/or by payment of cash (in an amount that does not exceed the proceeds received by Parent from the substantially concurrent issuance of Common Stock and/or Permitted Convertible Debt Financing (or a permitted refinancing thereof) plus the net cash proceeds, if any, received by Parent pursuant to the related exercise or early unwind or termination of the related Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, pursuant to the immediately following proviso); provided that, substantially concurrently with, or a commercially reasonable period of time before or after, the related settlement date for the convertible notes issued in a Permitted Convertible Debt Financing that is so repurchased, exchanged or converted, Parent shall exercise or unwind or terminate early (whether in cash, shares or any combination thereof) the portion of the Permitted Bond Hedge Transactions and Permitted Warrant Transactions, if any, corresponding to such Permitted Convertible Debt Financing that are so repurchased, exchanged or converted.
Notwithstanding anything to the contrary set forth in this Section 7.7, and for the avoidance of doubt:
(i)Parent may make any required payment of premium to a counterparty thereunder due in connection with entering into any Permitted Bond Hedge Transaction;
(ii)Parent may make any payment in connection with any Permitted Warrant Transaction by (i) delivery of shares of Parent’s Common Stock (together with cash in lieu of fractional shares) upon net share settlement thereof, (ii) set-off, netting and/or payment of an early termination payment or other payment thereunder, in each case, in Parent’s Common Stock and (iii) solely to the extent Parent does not have the option of satisfying such payment obligations through the delivery of shares of Parent’s Common Stock or is otherwise required to satisfy such payment obligations in cash, set-off, netting and/or payment of an early termination payment or other payment thereunder, in each case, in cash (it being understood and agreed that any payment made in cash in connection with Permitted Warrant Transactions by set-off, netting and/or payment of an early termination payment or similar payment thereunder, in each case, after using commercially reasonable efforts to satisfy such obligation (or the portion thereof remaining after giving effect to any netting or set-off against termination or similar payments under an applicable Permitted Bond Hedge Transaction) by delivery of shares of Parent’s Common Stock shall be deemed to be a payment obligation required to be satisfied in cash); and
(iii)Parent may acquire shares or other Equity Interests or cash or a combination thereof under the terms of any Permitted Bond Hedge Transaction or Permitted Warrant Transaction.
1.27Transfers. Except for Permitted Transfers, Borrower shall not, and shall not allow any Subsidiary to and, to the extent permitted by applicable law (as determined by the reasonable business judgment of Borrower) and within its control, shall not allow any Physician Group or any JV Entity (other than any Transfer to Borrower or any Subsidiary thereof) to, voluntarily or involuntarily transfer, sell, lease, license, lend or in any other manner convey (“Transfer”) any equitable, beneficial or legal interest in any material portion of its assets.

Notwithstanding the foregoing, and for the avoidance of doubt, this Section 7.8 shall not prohibit the conversion by holders of any Permitted Convertible Debt Financing in accordance with the terms of the indenture governing such Permitted Convertible Debt Financing or Parent’s delivery of the conversion consideration in connection therewith or the delivery of Common Stock, and Cash in lieu of fractional shares of Common Stock in exchange for, or to induce conversions of, Permitted Convertible Debt Financing.
1.28Mergers and Consolidations. Except for Permitted Acquisitions and other Permitted Investments, Borrower shall not merge or consolidate, or permit any of its Subsidiaries to merge or consolidate or, to the extent permitted by applicable law (as determined by the reasonable business judgment of Borrower) and within its control, permit any Physician Group or any JV Entity to merge or consolidate, with or into any other business organization (other than mergers or consolidations of (a) a Subsidiary which is not a Borrower into another Subsidiary or into Borrower or (b) a Borrower into another Borrower). Notwithstanding the foregoing, (a) a Physician Group may merge or consolidate with another Physician Group, and (b) a Physician Group may merge or consolidate with or into Borrower. Borrower may form or acquire any Subsidiary so long as Borrower complies in all respects with the requirements set forth in Section 7.13.
1.29Taxes. Borrower shall, and shall cause each of its Subsidiaries to and, to the extent permitted by applicable law (as determined by the reasonable business judgment of Borrower) and within its control, each Physician Group and each JV Entity to, (1) except to the extent such failure to pay would not reasonably be expected to have a Material Adverse Effect, pay when due all Taxes of any nature whatsoever now or hereafter imposed or assessed against Borrower, such Subsidiary, such Physician Group, such JV Entity or the Collateral or upon Borrower’s (or such Subsidiary’s, Physician Group’s or JV Entity’s) ownership, possession, use, operation or disposition thereof or upon Borrower’s (or such Subsidiary’s, Physician Group’s or JV Entity’s) rents, receipts or earnings arising therefrom and (2) accurately file on or before the due date therefor (taking into account proper extensions) all federal and state income Tax returns and other material Tax returns required to be filed. Notwithstanding the foregoing, Borrower, its Subsidiaries, the Physician Groups and the JV Entities may contest, in good faith and by appropriate actions diligently pursued, Taxes for which Borrower, its Subsidiaries, the Physician Groups and the JV Entities maintain adequate reserves in accordance with GAAP.
1.30Corporate Changes.
(l)Neither Borrower nor any Subsidiary (other than any Excluded Subsidiary) shall change its corporate name, legal form or jurisdiction of formation without twenty (20) days’ prior written notice to the Agent (or such other period of notice as the Agent may agree in its sole discretion).
(m)Neither Borrower nor any Subsidiary shall permit a Change in Control to occur.
(n)Neither Borrower nor any Subsidiary (other than any Excluded Subsidiary) shall relocate its chief executive office or its principal place of business unless: (i) it has provided prior written notice to the Agent (or such other period of notice as the Agent may agree in its sole discretion); and (ii) such relocation shall be within the continental United States of America.

(o)If Borrower intends to add any new offices or business locations, including warehouses, containing any portion of Borrower’s physical assets or property valued, individually or in the aggregate, in excess of Ten Million Dollars ($10,000,000.00), then Borrower shall use commercially reasonable efforts to cause the landlord of any such new offices or business locations, including warehouses, to execute and deliver a landlord consent in form and substance reasonably satisfactory to the Agent (it being agreed and understood that commercially reasonable efforts shall not require Borrower to make any economic concessions or cash payments to such landlord other than customary fees for legal or documentation expenses not to exceed Ten Thousand Dollars ($10,000) in any instance).
(p)If Borrower intends to deliver any portion of Borrower’s physical assets or property valued, individually or in the aggregate, in excess of Five Million Dollars ($5,000,000.00) to a bailee, and if the Agent and such bailee are not already parties to a bailee agreement governing both the Collateral and the location to which Borrower intends to deliver the Collateral, then Borrower shall use commercially reasonable efforts to cause such bailee to execute and deliver a bailee agreement in form and substance reasonably satisfactory to the Agent (it being agreed and understood that commercially reasonable efforts shall not require Borrower to make any economic concessions or cash payments to such bailee other than customary fees for legal or documentation expenses not to exceed Ten Thousand Dollars ($10,000) in any instance).
1.8Deposit Accounts.
(q)On and from the date that is forty-five (45) days after the Closing Date (the “Transition Period”), Borrower shall, and shall cause all Subsidiaries of Borrower (other than any Excluded Subsidiaries) to, and to the extent permitted by applicable law (as determined by the reasonable business judgment of Borrower) and within its control, shall cause all Physician Groups and all JV Entities to (i) maintain all of their respective operating accounts, depository accounts and excess cash with SVB or an Affiliate thereof; provided, that the Term Loan Advances shall be deposited in such accounts with SVB; and (ii) obtain, and cause each of its Subsidiaries to obtain, any business credit card, letter of credit and cash management services exclusively from SVB or an Affiliate thereof so long as SVB or such Affiliate is providing such business credit card, letter of credit and other cash management services on reasonably competitive market terms (as determined by Parent in good faith after consultation between Parent and SVB).
(r)Other than Excluded Accounts, neither Borrower nor its Subsidiaries (other than any Excluded Subsidiaries) shall maintain any Deposit Accounts, or accounts holding Investment Property, except with respect to which the Agent has an Account Control Agreement. Borrower shall not permit Excluded Subsidiaries to maintain Cash balances in excess of the greater of (x) Two Million Dollars ($2,000,000.00) and (y) 0.10% of TTM Revenue in the aggregate at any time determined as of the end of any Business Day; provided that the Excluded Subsidiaries may maintain Cash balances in excess of the cap set forth in the preceding sentence as required by applicable law.
(s)Borrower shall, shall cause each Subsidiary to, and, to the extent permitted by applicable law (as determined by the reasonable business judgment of Borrower) and within its control, shall cause the Physician Groups and the JV Entities to cause all payments in respect of Accounts payable by any Governmental Account Debtor owing to such Person to be wire transferred or sent via automated clearing house (ACH)

directly to the Governmental Collection Accounts. The Agent and Lenders hereby disclaim any right or interest (including any security interest or right of offset (or set-off) in or to such Governmental Collection Account.
1.31Subsidiaries. Borrower shall notify the Agent of each Subsidiary formed subsequent to the Closing Date and, within twenty (20) days after formation (or such later date as agreed by the Agent in its discretion), shall cause any such Subsidiary (other than any Excluded Subsidiary) to execute and deliver to the Agent (a) a Joinder Agreement and (b) provide to the Agent all other documentation reasonably required by the Agent, including but not limited to a Collateral Assignment, in form and substance satisfactory to the Agent. If at any time, the Excluded Subsidiary Condition is not satisfied, Borrower shall promptly cause one or more Subsidiaries to execute and deliver to the Agent a Joinder Agreement and such other documents governed by the local law of the jurisdiction of organization of such Subsidiary reasonably requested by the Agent in order for the Secured Obligations to be secured by a first priority perfected Lien (subject to Permitted Liens) in favor of the Agent on substantially all of the assets of such Subsidiary (other than Excluded Collateral), such that, after giving effect to such Joinder Agreement, the Excluded Subsidiary Condition is satisfied.
1.32Notification of Event of Default. Borrower shall notify the Agent promptly (but in any event within two (2) Business Days) after a Responsible Officer becomes aware of the occurrence of any Event of Default.
1.33Use of Proceeds. Borrower agrees that the proceeds of the Loans shall be used solely to pay related fees and expenses in connection with this Agreement and for working capital and general corporate purposes. The proceeds of the Loans will not be used in violation of Anti-Corruption Laws or applicable Sanctions.
1.34Compliance with Laws.
Borrower shall maintain, and shall cause its Subsidiaries to maintain, and, to the extent permitted by applicable law (as determined by the reasonable business judgment of Borrower) and within its control, shall cause the Physician Groups or the JV Entities to maintain, compliance with all applicable laws, including Healthcare Laws and Anti-Corruption Laws, rules or regulations (including any law, rule or regulation with respect to the making or brokering of loans or financial accommodations), and shall, or cause its Subsidiaries to, obtain and maintain all required governmental authorizations, approvals, licenses, franchises, permits or registrations reasonably necessary in connection with the conduct of Borrower’s business, except in the case of all of the foregoing, such non-compliance or failure to obtain and maintain such authorizations, approvals, franchises, permits or registrations which would not reasonably be expected to have, individually or in the aggregate, a Material Adverse Effect. Borrower shall not become required to be registered as an “investment company” or a company controlled by a company required to be registered as an “investment company”, under the Investment Company Act of 1940, as amended, or undertake as one of its important activities extending credit to purchase or carry margin stock (as defined in Regulation X, T and U of the Federal Reserve Board of Governors).
Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries permit any controlled Affiliate to, directly or indirectly, knowingly enter into any documents, instruments, agreements or contracts with any Person listed on the OFAC Lists in violation of applicable Sanctions. Neither Borrower nor any of its Subsidiaries shall, nor shall Borrower or any of its Subsidiaries, permit any controlled Affiliate to, directly or knowingly indirectly, (i) conduct any business or engage in any transaction or dealing with any Blocked Person, including, without limitation, the making or receiving of any contribution of funds, goods or services to or for the benefit of any Blocked Person, (ii) deal in, or otherwise engage in any transaction relating to, any property or interests in property blocked pursuant to Executive Order No. 13224 or any similar executive order or other Anti-Terrorism Law, or (iii) engage in or conspire to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in Executive Order No. 13224 or other Anti-Terrorism Law, in each case, in violation of Anti-Terrorism Laws.
Borrower has implemented and shall at all times hereafter maintain in effect policies and procedures designed to promote compliance by Borrower, its Subsidiaries and their respective directors, officers, employees and agents with Anti-Corruption Laws and applicable Sanctions (it being agreed and understood by the Agent and Lenders that the policies and procedures in effect on the Closing Date meet these requirements), and Borrower, its Subsidiaries and their respective officers and employees and to the knowledge of Borrower its directors and agents, are in compliance with Anti-Corruption Laws and applicable Sanctions in all material respects.
None of Borrower, any of its Subsidiaries or any of their respective directors, officers or employees, or to the knowledge of Borrower, any agent for Borrower or its Subsidiaries that will act in any capacity in connection with or benefit from the credit facility established hereby, is a Sanctioned Person. No Loan, use of proceeds or other transaction contemplated by this Agreement will violate Anti-Corruption Laws or applicable Sanctions.
1.35Financial Covenants. Beginning on the earlier of (i) the date upon which financial statements are required to be delivered pursuant to Section 7.1(b) for the period ending December 31, 2023 and (ii) the time at which the aggregate principal amount of the Term Loan Advances initially exceed $100,000,000 (excluding any principal resulting from the addition of Term Loan PIK Interest), and measured as of the last day of each quarter and tested upon delivery of the financial statements delivered in accordance with Section 7.1(b), Borrower shall as of each such test date maintain a Platform Contribution (measured on a trailing 12-month basis) of an amount greater than or equal to the amount set forth on Schedule 7.17 corresponding to the applicable period.
1.36Physician Groups.
(t)Borrower shall cause each Management Agreement entered into after the Closing Date, to be substantially in the form approved by the Agent as of the Closing Date (or otherwise approved by the Agent in writing), including provisions pursuant to which each Physician Group grants a perfected Lien on all or substantially all of its assets to secure its payment obligations owing to Borrower thereunder, or otherwise in such form as approved by the Agent from time to time thereafter; provided, that Borrower shall be permitted to make deviations from the form approved by the Agent to comply with applicable law and local regulations. Borrower shall not amend, modify or waive any provision of a Management Document in effect as of the Closing Date (except for such amendments, modifications or waivers required to comply with any applicable law, including but not limited to Healthcare Laws, or consented to by the Agent) if the effect thereof would be to: (i) waive, reduce or delay payments due thereunder, except to the extent the amount due to be paid by such Physician Group exceeds the total cash of such Physician Group after payment of expenses in the ordinary course of business, (ii) release any security interest granted to secure the payments due under a Management

Agreement or impair the rights and remedies to enforce such security interest, (iii) impair the collateral assignment of all rights, remedies and Liens under such Management Documents in favor of the Agent, or (iv) otherwise adversely affect the Agent’s interest therein in a manner that would reasonably be expected to result in a Material Adverse Effect.
(u)Borrower shall, with respect to any Person that becomes a Physician Group after the Closing Date, notify the Agent, and with respect to each such new Physician Group, shall deliver to the Agent the following not later than the date on which the next Compliance Certificate is due in accordance with the terms of this Agreement: (i) a copy of the Organizational Documents of such Physician Group, certified by the Secretary of State of the jurisdiction of incorporation, if applicable; (ii) a copy of the Management Documents to which such Physician Group is a party; (iii) evidence that a Borrower has a perfected Lien in substantially all assets of such Physician Group in accordance with subsection (e) below, including a copy of the file-stamped UCC-1 Financing Statement; and (iv) (x) a duly executed Collateral Assignment in respect of such Physician Group and the applicable Management Agreement and (y) an acknowledgement with respect to such Collateral Assignment and certain related matters, substantially in the same form as the acknowledgement entered into as of the Closing Date by the Physician Groups in favor of the Agent and in form and substance reasonably satisfactory to the Agent (or a duly executed joinder by such new Physician Group to the acknowledgement letter entered into as of the Closing Date).
(v)Borrower shall provide the Agent not later than the date the next Compliance Certificate is due in accordance with the terms of this Agreement of its entry into any new Management Agreement or any material amendment to any existing Management Agreement, and shall provide copies of any new Management Documents or material modifications to Management Documents promptly after the same are entered into (and in any event with the then-next Compliance Certificate due date).
(w)Borrower shall notify the Agent within ten (10) Business Days (or by such later date as the Agent may agree in its discretion), and provide a detailed description of the event or circumstance, including the proposed plan of action and such other information as the Agent may reasonably require, if a Management Agreement is terminated, or if any written notice of termination thereof is given or received by a party thereto or, to the knowledge of any Responsible Officer, any other event has occurred which would, subject to receipt of notice or passage of time, result in the termination of a Management Agreement.
(x)Borrower shall promptly, and in any event with the then-next Compliance Certificate due hereunder, notify the Agent of any change that requires any Borrower to take any action to ensure the continued perfection of its Liens in all assets of any applicable Physician Group (other than Governmental Healthcare Receivables, patient or medical records, controlled substances or any other assets of such Physician Group that may only be owned, directly or indirectly, by a Person licensed to practice medicine), together with a file stamped copy of any UCC-3 financing statement amendment filed or a copy of any other document entered into or evidence of any action taken, as applicable, to ensure continued perfection of such Borrower’s Lien.
(y)Upon the occurrence and during the continuance of an Event of Default, if requested by the Agent, Borrower shall promptly, with respect to each Physician Group, (i) enter into a revocable control agreement with the financial institution maintaining any separate bank account to collect payments to such Physician

Group pursuant to any Management Agreement (other than any Governmental Collection Account) providing for the transfer of all funds in such account at the end of each business day to an account maintained by Borrower and (ii) establish and maintain Governmental Collection Accounts to collect the proceeds of any accounts owing from Governmental Account Debtors segregated from any other funds of such Physician Group.
(z)Borrower shall, to the extent permitted by applicable law (as determined by the reasonable business judgment of Borrower) and within its control, ensure that no Physician Group will guaranty, or grant a Lien on any material portion of its assets to secure, Indebtedness of a Borrower without concurrently entering into a guaranty with respect to the Secured Obligations or granting to the Agent a Lien on the same assets, as applicable, provided that any Lien in favor of the Agent in accordance with the foregoing shall have first priority except to the extent provided otherwise in this Agreement.
(aa)Borrower shall, to the extent permitted by applicable law (as determined by the reasonable business judgment of Borrower), not permit Physician Groups to (i) own fixed assets with an aggregate book value in excess of Three Million Dollars ($3,000,000), (ii) own Intellectual Property that is material to the business of Parent and each of its Subsidiaries, taken as a whole, or (iii) conduct any business other than providing services as described in the Management Agreement or related thereto for the benefit of a Borrower.
(ab)Borrower shall, to the extent permitted by applicable law (as determined by the reasonable business judgment of Borrower) and within their control, cause each Physician Group to comply with all material terms of the respective Management Documents, except as otherwise permitted pursuant to Section 7.18(f).
1.14Intellectual Property. Each Borrower shall use commercially reasonable efforts to protect, defend and maintain the validity and enforceability of its material Intellectual Property; (ii) promptly advise the Agent in writing of material infringements of its Intellectual Property; and (iii) not allow any Intellectual Property material to Borrowers’ business to be abandoned, forfeited or dedicated to the public (other than by operation of law) without the Agent’s written consent. If a Borrower (i) obtains any Patent, registered Trademark, registered Copyright, or any pending application for any of the foregoing, whether as owner or licensee, or (ii) applies for any Patent or the registration of any Trademark, then such Borrower shall concurrently with the delivery of the next Compliance Certificate required under Section 7.1(d) provide written notice thereof to the Agent and shall execute such intellectual property security agreements and other documents and take such other actions as the Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of the Agent in such property. If a Borrower decides to register any Copyrights in the United States Copyright Office, such Borrower shall: (x) provide the Agent with at least fifteen (15) days prior written notice of such Borrower’s intent to register such Copyrights together with a copy of the application it intends to file with the United States Copyright Office (excluding exhibits thereto); (y) execute an intellectual property security agreement and such other documents and take such other actions as the Agent may request in its good faith business judgment to perfect and maintain a first priority perfected security interest in favor of the Agent in the Copyrights intended to be registered with the United States Copyright Office; and (z) record such intellectual property security agreement with the United States Copyright Office contemporaneously with filing the Copyright or mask work application(s) with the United States Copyright

Office. Borrower shall concurrently with the delivery of the next Compliance Certificate required under Section 7.1(d) provide to the Agent copies of all applications that it files for Patents or for the registration of Trademarks or Copyrights, together with evidence of the recording of the intellectual property security agreement required for the Agent to perfect and maintain a first priority perfected security interest in such property.
1.15Transactions with Affiliates. Borrower shall not and shall not permit any Subsidiary to, directly or indirectly, enter into or permit to exist any transaction of any kind with any Affiliate of Borrower or such Subsidiary, except for (a) transactions on terms that are not materially less favorable to Borrower or such Subsidiary, as the case may be, than those that might be obtained in an arm’s length transaction from a Person who is not an Affiliate of Borrower or such Subsidiary, (b) to the extent approved by Borrower’s Board, the payment of reasonable fees to directors or managers of Borrower who are not employees of Borrower or any Subsidiary, and compensation and employee benefit arrangements paid to, and indemnities provided for the benefit of, directors, officers, managers or employees of Borrower or its Subsidiaries in the ordinary course of business, (c) any contribution to the capital of Borrower or any purchase of Equity Interests of Borrower, in each case solely to the extent such transaction does not cause a Change in Control to occur, (d) any intercompany arrangement entered into in the ordinary course of business and not prohibited hereunder, and (e) transactions expressly permitted by Section 7.
1.16Government Compliance. Borrower shall cause the operations and property of Borrower and each of its Subsidiaries, and to the extent permitted by applicable law (as determined by the reasonable business judgment of Borrower) and within its control, cause the operations and properties of each Physician Group and each JV Entity, to comply with all applicable Healthcare Laws, except, in each case, for such noncompliance that would not reasonably be expected to result in a Material Adverse Effect. Without limiting the foregoing, the operations and property of Borrower, each of the Subsidiaries of Borrower, each Physician Group and each JV Entity shall comply with HIPAA, except for such noncompliance that would not reasonably be expected to result in a Material Adverse Effect. Borrower has established and maintains a corporate compliance program that (i) addresses the material Requirements of Law, including all applicable Healthcare Laws, of Governmental Authorities having jurisdiction over its business and operations, and (ii) has been structured to account for the guidance issued by the U.S. Department of Health and Human Services regarding characteristics of effective corporate compliance programs, except for such noncompliance that would not reasonably be expected to result in a Material Adverse Effect.
1.17Post-Closing Conditions.
(ac)On or prior to the date that is seven (7) Business Days following the Closing Date (as may be extended by the Agent in its discretion), Borrower shall deliver to the Agent an Account Control Agreement, in form and substance reasonably acceptable to the Agent, with respect to (i) each securities account of Borrower disclosed on the Perfection Certificate maintained at SVB, and (ii) the securities account of Oak Street Health MSO disclosed on the Perfection Certificate maintained at U.S. Bank National Association, in each case, duly executed by the parties thereto.
(ad)On or prior to the date that is three (3) Business Days following the Closing Date (as may be extended by the Agent in its discretion), Borrower shall deliver to the Agent an Account Control Agreement, in form and substance reasonably acceptable to the Agent, with respect to (i) the deposit account of RubiconMD disclosed on the Perfection Certificate maintained at SVB, and (ii) the deposit account of Parent disclosed on the Perfection Certificate maintained at SVB, in each case, duly executed by the parties thereto.
(ae)On or prior to the date that is thirty (30) days following the Closing Date (as may be extended by the Agent in its discretion), Borrower shall deliver to the Agent (i) such amendments as may be reasonably requested by the Agent with respect to (A) that certain Business Support Services Agreement, dated as of January 2, 2020, between RubiconMD New Jersey Physicians, PLLC and RubiconMD MSO, (B) that certain Business Support Services Agreement, dated as of November 16, 2020, between RubiconMD Florida Physicians, PLLC, a Florida professional limited liability company, and RubiconMD MSO, and (C) that certain License and Administrative Services Agreement, dated as of December 7, 2020, between Jessica Huang, M.D. PC and RubiconMD MSO, and (ii) stock transfer restriction agreements with respect to RubiconMD New Jersey Physicians, PLLC, in form and substance reasonably satisfactory to the Agent and duly executed by the parties thereto.
(af)On and prior to the date that is sixty (60) days following the Closing Date, Borrower shall use commercially reasonable efforts to cause the landlord with respect to the location with the address of 30 West Monroe, Street, Suite 1200, Chicago, Illinois 60603 to execute and deliver a landlord consent in form and substance reasonably satisfactory to the Agent (it being agreed and understood that commercially reasonable efforts shall not require Borrower to make any economic concessions or cash payments to such landlord other than customary fees for legal or documentation expenses not to exceed Ten Thousand Dollars ($10,000) in any instance).
SECTION 8[RESERVED].
SECTION 9EVENTS OF DEFAULT
The occurrence of any one or more of the following events shall be an Event of Default:
1.1Payments. Borrower fails to pay any amount due under this Agreement or any of the other Loan Documents on the due date; provided, however, that an Event of Default shall not occur on account of a failure to pay due solely to an administrative or operational error of the Agent or Lenders or Borrower’s bank if Borrower had the funds to make the payment when due and makes the payment within three (3) Business Days following Borrower’s knowledge of such failure to pay; or
1.2Covenants. Borrower breaches or defaults in the performance of any covenant or Secured Obligation under this Agreement, or any of the other Loan Documents, and (i) with respect to a default under any covenant under this Agreement (other than under Sections 6.1, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.17, 7.18, and 7.20) any other Loan Document, such default continues for more than fifteen (15) days after the earlier of the date on which (A) the Agent or Lenders have given notice of such default to Borrower, and (ii) Borrower has actual knowledge of such default or (b) with respect to a default under any of Sections 6.1, 7.4, 7.5, 7.6, 7.7, 7.8, 7.9, 7.14, 7.15, 7.17, 7.18, and 7.20, the occurrence of such default.
1.3Material Adverse Effect. A Material Adverse Effect shall have occurred, provided, that if such circumstance is solely due to a change in or discontinuance of a strategic partnership or other collaboration or license agreement, the Agent shall provide three (3) calendar days written notice to Borrower before calling an Event of Default under this Section 9.3, whereby during such time, the Agent shall make itself available to discuss in good faith a proposed solution to such Material Adverse Effect; or
1.4Representations. Any representation or warranty made by Borrower in any Loan Document shall have been false or misleading in any material respect when made or when deemed made; or
1.5Insolvency. Borrower, any of its Subsidiaries, or any Qualifying Physician Group (A) (i) shall make an assignment for the benefit of creditors; or (ii) shall be unable to pay its debts as they become due, or be unable to pay or perform under the Loan Documents, or shall become insolvent; or (iii) shall file a voluntary petition in bankruptcy; or (iv) shall file any petition, answer, or document seeking for itself any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation pertinent to such circumstances; or (v) shall seek or consent to or acquiesce in the appointment of any trustee, receiver, or liquidator of Borrower, any of its Subsidiaries, or any Qualifying Physician Group or of all or any substantial part (i.e., 33-1/3% or more) of the assets or property of Borrower, any of its Subsidiaries, or any Qualifying Physician Group; or (vi) shall cease operations of its business as its business has normally been conducted, or terminate substantially all of its employees; or (vii) Borrower, any of its Subsidiaries, or any Qualifying Physician Group or its respective directors or majority shareholders shall take any action initiating any of the foregoing actions described in clauses (i) through (vi); or (B) either (i) forty-five (45) days shall have expired after the commencement of an involuntary action against Borrower, any of its Subsidiaries, or any Qualifying Physician Group seeking reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future statute, law or regulation, without such action being dismissed or all orders or proceedings thereunder affecting the operations or the business of Borrower, any of its Subsidiaries, or any Qualifying Physician Group being stayed; or (ii) a stay of any such order or proceedings shall thereafter be set aside and the action setting it aside shall not be timely appealed; or (iii) Borrower, any of its Subsidiaries, or any Qualifying Physician Group shall file any answer admitting or not contesting the material allegations of a petition filed against Borrower, any of its Subsidiaries, or any Qualifying Physician Group in any such proceedings; or (iv) the court in which such proceedings are pending shall enter a decree or order granting the relief sought in any such proceedings; or (v) forty-five (45) days shall have expired after the appointment, without the consent or acquiescence of Borrower, any of its Subsidiaries, or any Qualifying Physician Group, as applicable, of any trustee, receiver or liquidator of Borrower, any of its Subsidiaries, or any Qualifying Physician Group or of all or any substantial part of the properties of Borrower, any of its Subsidiaries, or any Qualifying Physician Group without such appointment being vacated; or
1.6Attachments; Judgments. Any portion of Borrower’s, or any Physician Group’s assets is attached or seized, or a levy is filed against any such assets, or a judgment or judgments either by a court of competent jurisdiction or by a regulatory agency with the power to do so is/are entered for the payment of money (not covered by independent third party insurance as to which liability has not been rejected by such insurance carrier), individually or in the aggregate, of at least Four Million Dollars ($4,000,000.00), or Borrower, or any Physician Group is enjoined or in any way prevented by court order from conducting any part of its business; or

1.7Other Obligations. The occurrence of any default under any agreement or obligation of Borrower, any of its Subsidiaries, or any Physician Group involving any Indebtedness in excess of Four Million Dollars ($4,000,000.00).
1.8[Reserved.]
1.9Delisting. Shares of Parent’s Common Stock are delisted from any exchange or market because of Parent’s failure to comply with continued listing standards thereof or due to a voluntary delisting which results in such shares not being listed on such exchange or market.
SECTION 10REMEDIES
1.10General. Upon the occurrence and during the continuation of any one or more Events of Default, the Agent, as directed by each Lender in accordance with Addendum 4 or, if such rights and remedies are not addressed in Addendum 4, as directed by the Required Lenders, shall accelerate and demand payment of all or any part of the Secured Obligations together with any Prepayment Charge and declare them to be immediately due and payable (provided, that upon the occurrence and during the continuance of an Event of Default of the type described in Section 9.5, all of the Secured Obligations (including, without limitation, any Prepayment Charge and the End of Term Charge) shall automatically be accelerated and made due and payable, in each case without any further notice or act). Borrower hereby irrevocably appoints the Agent as its lawful attorney-in-fact to:  exercisable following the occurrence and during the continuance of an Event of Default, (i) sign Borrower’s name on any invoice or bill of lading for any account or drafts against account debtors; (ii) upon concurrent written notice to Parent, demand, collect, sue, and give releases to any account debtor for monies due, settle and adjust disputes and claims about the accounts directly with account debtors, and compromise, prosecute, or defend any action, claim, case, or proceeding about any Collateral (including filing a claim or voting a claim in any bankruptcy case in the Agent’s or Borrower’s name, as the Agent may elect); (iii) make, settle, and adjust all claims under Borrower’s insurance policies; (iv) pay, contest or settle any Lien, charge, encumbrance, security interest, or other claim in or to the Collateral, or any judgment based thereon, or otherwise take any action to terminate or discharge the same; (v) transfer the Collateral into the name of the Agent or a third party as the UCC permits; (vi) receive, open and dispose of mail addressed to Borrower; (vii) endorse Borrower’s name on any checks, payment instruments, or other forms of payment or security; and (viii) upon concurrent written notice to Parent, notify all account debtors to pay the Agent directly.  Borrower hereby appoints the Agent as its lawful attorney-in-fact to sign Borrower’s name on any documents necessary to perfect or continue the perfection of the Agent’s security interest in the Collateral until all Secured Obligations (other than any inchoate indemnity obligations, any obligations under Bank Services Agreements constituting Secured Obligations that have been cash collateralized in accordance with Section 3.4 of this Agreement or for which other satisfactory arrangements with the provider of such Bank Services have been made and any other obligations which, by their terms, are to survive the termination of this Agreement) have been fully repaid and performed and the Loan Documents have been terminated.  The Agent’s foregoing appointment as Borrower’s attorney in fact, and all of the Agent’s rights and powers, coupled with an interest, are irrevocable until all Secured Obligations (other than any inchoate indemnity obligations, any obligations under Bank Services Agreements constituting Secured Obligations that have been cash collateralized in accordance with Section 3.4 of this Agreement or for which other satisfactory arrangements with the provider of such Bank Services have been made and any other obligations which, by their terms, are to survive the termination of this Agreement) have been fully repaid and performed and the Loan Documents have been terminated. The Agent may, and as directed by each Lender in accordance with Addendum 4 shall, exercise all rights and remedies with respect to the Collateral under the Loan Documents or otherwise available to it under the UCC and other applicable law, including the right to release, hold, sell, lease, liquidate, collect, realize upon, or otherwise dispose of all or any part of the Collateral and the right to occupy, utilize, process and commingle the Collateral. All of the Agent’s rights and remedies shall be cumulative and not exclusive.
1.11Collection; Foreclosure. Upon the occurrence and during the continuance of any Event of Default, the Agent may, and at the direction of the Required Lenders shall, at any time or from time to time, apply, collect, liquidate, sell in one or more sales, lease or otherwise dispose of, any or all of the Collateral, in its then condition or following any commercially reasonable preparation or processing, in such order as the Agent may elect. Any such sale may be made either at public or private sale at its place of business or elsewhere. Borrower agrees that any such public or private sale may occur upon ten (10) calendar days’ prior written notice to Borrower. The Agent may require Borrower to assemble the Collateral and make it available to the Agent at a place designated by the Agent that is reasonably convenient to the Agent and Borrower. The proceeds of any sale, disposition or other realization upon all or any part of the Collateral shall be applied by the Agent in the following order of priorities:
    First, to the Agent, in an amount equal to the sum of all fees owing to the Agent hereunder;
    Second, to the Agent and Lenders in an amount sufficient to pay in full the Agent’s and Lenders’ reasonable costs and professionals’ and advisors’ fees and expenses as described in Section 11.12;
    Third, to Lenders, ratably, in an amount equal to the sum of all accrued interest owning to the Lenders on the Term Loan Advances hereunder;
    Fourth, to Lenders, ratably, in an amount equal to the sum of the outstanding principal and premium, if any owing to Lenders from Borrower on the Term Loan Advances hereunder;
    Fifth, to Lenders and the Agent, ratably (in proportion to all remaining Secured Obligations owing to each) in an amount equal to the sum of all other outstanding and unpaid Secured Obligations (including principal, interest, subject to increase in accordance with Section 2.3); and
    Finally, after the full and final payment in Cash of all of the Secured Obligations (other than inchoate obligations, any obligations under Bank Services Agreements constituting Secured Obligations that are cash collateralized in accordance with Section 3.4 of this Agreement or for which other satisfactory arrangements with the provider of such Bank Services have been made and any other obligations which, by their terms, are to survive the termination of this Agreement), to any creditor holding a junior Lien on the Collateral, or to Borrower or its representatives or as a court of competent jurisdiction may direct.
The Agent shall be deemed to have acted reasonably in the custody, preservation and disposition of any of the Collateral if it complies with the obligations of a secured party under the UCC.
1.12No Waiver. The Agent shall be under no obligation to marshal any of the Collateral for the benefit of Borrower or any other Person, and Borrower expressly waives all rights, if any, to require the Agent to marshal any Collateral.

1.13Cumulative Remedies. The rights, powers and remedies of the Agent hereunder shall be in addition to all rights, powers and remedies given by statute or rule of law and are cumulative. The exercise of any one or more of the rights, powers and remedies provided herein shall not be construed as a waiver of or election of remedies with respect to any other rights, powers and remedies of the Agent.
SECTION 11MISCELLANEOUS
1.14Severability. Whenever possible, each provision of this Agreement shall be interpreted in such manner as to be effective and valid under applicable law, but if any provision of this Agreement shall be prohibited by or invalid under such law, such provision shall be ineffective only to the extent and duration of such prohibition or invalidity, without invalidating the remainder of such provision or the remaining provisions of this Agreement.
1.15Notice. Except as otherwise provided herein, any notice, demand, request, consent, approval, declaration, service of process or other communication (including the delivery of Financial Statements) that is required, contemplated, or permitted under the Loan Documents or with respect to the subject matter hereof shall be in writing, and shall be deemed to have been validly served, given, delivered, and received upon the earlier of: (i) the day of transmission by electronic mail or hand delivery or delivery by an overnight express service or overnight mail delivery service; or (ii) the third calendar day after deposit in the United States of America mails, with proper first class postage prepaid, in each case addressed to the party to be notified as follows:
(a)If to the Agent:
HERCULES CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer and Michael Dutra
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: legal@htgc.com; mdutra@htgc.com; jmiotti@htgc.com
Telephone: 650-289-3060
(b)If to Lenders:
HERCULES CAPITAL, INC.
Legal Department
Attention: Chief Legal Officer and Michael Dutra
400 Hamilton Avenue, Suite 310
Palo Alto, CA 94301
email: legal@htgc.com; mdutra@htgc.com; jmiotti@htgc.com
Telephone: 650-289-3060
SILICON VALLEY BANK
120 17th Street, Ste. 1600
Denver, CO 80202
Attn: Brian Powers
Email: bpowers@svb.com
Telephone: (303) 410-3521
(c)If to any Borrower or Borrowers:

Oak Street Health, Inc.
Attn: Chief Financial Officer
30 W. Monroe St.
Suite 1200
Chicago, IL 60603
finance@oakstreethealth.com
312-733-9730

with a copy to:

Oak Street Health MSO, LLC
Attn: Chief Legal Officer
30 W. Monroe St.
Suite 1200
Chicago, IL 60603
legal@oakstreethealth.com

or to such other address as each party may designate for itself by like notice.
1.16Entire Agreement; Amendments.
(a)This Agreement and the other Loan Documents constitute the entire agreement and understanding of the parties hereto in respect of the subject matter hereof and thereof, and supersede and replace in their entirety any prior proposals, term sheets, non-disclosure or confidentiality agreements, letters, negotiations or other documents or agreements, whether written or oral, with respect to the subject matter hereof or thereof (including the proposal letter of Hercules and SVB dated August 10, 2022 and the Non-Disclosure Agreement).
(b)Neither this Agreement, any other Loan Document, nor any terms hereof or thereof may be amended, supplemented or modified except in accordance with the provisions of this Section 11.3(b). The Required Lenders and Borrower party to the relevant Loan Document (or Parent on behalf of Borrower) may, or, with the written consent of the Required Lenders, the Agent and Borrower party to the relevant Loan Document (or Parent on behalf of Borrower) may, from time to time, (i) enter into written amendments, supplements or modifications hereto and to the other Loan Documents for the purpose of adding any provisions to this Agreement or the other Loan Documents or changing in any manner the rights of the Lenders or of Borrower hereunder or thereunder or (ii) waive, on such terms and conditions as the Required Lenders or the Agent, as the case may be, may specify in such instrument, any of the requirements of this Agreement or the other Loan Documents or any Default or Event of Default and its consequences; provided, however, that no such waiver and no such amendment, supplement or modification shall (A) forgive the principal amount or extend the final scheduled date of maturity of any Loan, extend the scheduled date of any amortization payment in respect of any Term Loan Advance, reduce the stated rate of any interest (or fee payable hereunder) or extend the scheduled date of any payment thereof, in each case without the written consent of each Lender directly and adversely affected thereby (provided only the consent of the Required Lenders shall be required to waive any default interest); (B) eliminate or reduce the voting rights of any Lender under this Section 11.3(b) without the written consent of such Lender; (C) (I) reduce any percentage specified in the definition of Required Lenders, (II) other than in connection with a transaction expressly permitted under Section 7, consent to the assignment or transfer by Borrower of any of its rights and obligations under this Agreement and the other Loan Documents, (III) release all or substantially all of the Collateral or (IV) other than in connection with a transaction expressly permitted under Section 7, release a Borrower from its obligations under the Loan Documents, in each case without the written consent of all Lenders; or (D) amend, modify or waive any provision of Section 11.18 or Addendum 2 without the written consent of the Agent. Any such waiver and any such amendment, supplement or modification shall apply equally to each Lender and shall be binding upon Borrower, the Lenders, the Agent and all future holders of the Loans.
1.17No Strict Construction. The parties hereto have participated jointly in the negotiation and drafting of this Agreement. In the event an ambiguity or question of intent or interpretation arises, this Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Agreement.
1.18No Waiver. The powers conferred upon the Agent and Lenders by this Agreement are solely to protect their respective rights hereunder and under the other Loan Documents and the Agent’s interest in the Collateral and shall not impose any duty upon the Agent or Lenders to exercise any such powers. No omission or delay by the Agent or Lenders at any time to enforce any right or remedy reserved to it, or to require performance of any of the terms, covenants or provisions hereof by Borrower at any time designated, shall be a waiver of any such right or remedy to which the Agent or Lenders is entitled, nor shall it in any way affect the right of the Agent or Lenders to enforce such provisions thereafter.
1.19Survival. All agreements, representations and warranties contained in this Agreement and the other Loan Documents or in any document delivered pursuant hereto or thereto shall be for the benefit of Borrower, the Agent and Lenders and shall survive the execution and delivery of this Agreement. All covenants, representations and warranties made in this Agreement shall continue in full force until this Agreement has terminated pursuant to its terms and all Secured Obligations (other than any inchoate indemnity obligations, any obligations under Bank Services Agreements that constitute Secured Obligations that have been cash collateralized in accordance with Section 3.4 of this Agreement or for which other satisfactory arrangements with the provider of such Bank Services have been made and any other obligations which, by their terms, are to survive the termination of this Agreement) have been satisfied. Sections 6.3, 11.9, 11.10, 11.11, 11.14, 11.15 and 11.17 shall survive the termination of this Agreement.
1.20Successors and Assigns. The provisions of this Agreement and the other Loan Documents shall inure to the benefit of and be binding on Borrower and its permitted assigns (if any). Other than in connection with a transaction permitted under Section 7.9, Borrower shall not assign its obligations under this Agreement or any of the other Loan Documents without the Agent’s express prior written consent, and any such attempted assignment shall be void and of no effect. The Agent and Lenders may assign, transfer, or endorse its rights hereunder and under the other Loan Documents without prior notice to Borrower, and all of such rights shall inure to the benefit of the Agent’s and Lenders’ permitted successors and assigns; provided that as long as no Event of Default has occurred and is continuing, neither the Agent nor any Lender may assign, transfer or endorse its rights hereunder or under the Loan Documents to any party that is a direct competitor of Borrower or a distressed debt or vulture fund (as reasonably determined by the Agent), it being acknowledged that in all cases, any transfer to an Affiliate of any Lender or the Agent shall be allowed. Notwithstanding the foregoing, (x) in connection with any assignment by a Lender as a result of a forced divestiture at the request of any regulatory agency, the restrictions set forth herein shall not apply and such

Lender may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person and (y) in connection with a Lender’s own financing or securitization transactions, the restrictions set forth herein shall not apply and the Agent and the Lenders may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person providing such financing or formed to undertake such securitization transaction and any transferee of such Person upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such sale, transfer, pledge or assignment under this clause (y) shall release such Lender from any of its obligations hereunder or substitute any such Person or party for such Lender as a party hereto until the Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to the Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such assignee as the Agent reasonably shall require. The Agent, acting solely for this purpose as an agent of Borrower, shall maintain at one of its offices in the United States a register for the recordation of the names and addresses of the Lender(s), and the Term Commitments of, and principal amounts (and stated interest) of the Loans owing to, each Lender pursuant to the terms hereof from time to time (the “Register”). The entries in the Register shall be conclusive absent manifest error, and Borrower, the Agent and Lender(s) shall treat each Person whose name is recorded in the Register pursuant to the terms hereof as a Lender hereunder for all purposes of this Agreement. The Register shall be available for inspection by Borrower and any Lender, at any reasonable time and from time to time upon reasonable prior notice. The parties intend that all Loans are at all times maintained in “registered form” within the meaning of Section 163(f), 871(h)(2) and 881(c)(2) of the Code and any related Treasury Regulations (or any other relevant or successor provisions of the Code or of such Treasury Regulations), and the Register and Participant Register shall be maintained in accordance with such intention.
1.21Participations. Any Lender may, without the consent of, or notice to, Borrower or the Agent, sell participations to any Person (other than any party that is a direct competitor of Borrower or a distressed debt or vulture fund (as reasonably determined by the Agent)) (a “Participant”), in all or a portion of such Lender’s rights and/or obligations under this Agreement (including all or a portion of its Commitment(s) and/or the Term Loan Advances made by it); provided that (i) such Lender’s obligations under this Agreement shall remain unchanged; (ii) such Lender shall remain solely responsible to the other parties hereto for the performance of such obligations; and (iii) Borrower, the Agent and the other Lenders shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Loans or other obligations under the Loan Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register (including the identity of any participant or any information relating to a Participant's interest in any commitments, loans, its other obligations under any Loan Document) to any Person except to the extent that such disclosure is necessary to establish that such commitment, loan, letter of credit or other obligation is in registered form under Section 5f.103-1(c) of the United States Treasury Regulations. The entries in the Participant Register shall be conclusive absent manifest error, and such Lender shall treat each Person whose name is recorded in the Participant Register as the owner of such participation for all purposes of this Agreement notwithstanding any notice to the contrary. For the avoidance of doubt, the Agent (in its capacity as the Agent) shall have no responsibility for maintaining a Participant Register.

Borrower agrees that each Participant shall be entitled to the benefits of the provisions in Addendum 1 attached hereto (subject to the requirements and limitations therein, including the requirements under Section 7 of Addendum 1 attached hereto (it being understood that the documentation required under Section 7 of Addendum 1 attached hereto shall be delivered to the participating Lender)) to the same extent as if it were a Lender and had acquired its interest by assignment pursuant to Section 11.7; provided that such Participant shall not be entitled to receive any greater payment under Addendum 1 attached hereto, with respect to any participation, than its participating Lender would have been entitled to receive, except to the extent such entitlement to receive a greater payment results from a change in law that occurs after the Participant acquired the applicable participation.
1.22Governing Law. This Agreement and the other Loan Documents have been negotiated and delivered to the Agent and Lenders in the State of New York, and shall have been accepted by the Agent and Lenders in the State of New York. Payment to the Agent and Lenders by Borrower of the Secured Obligations is due in the State of New York. This Agreement and the other Loan Documents shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, excluding conflict of laws principles that would cause the application of laws of any other jurisdiction.
1.23Consent to Jurisdiction and Venue. All judicial proceedings (to the extent that the reference requirement of Section 11.11 is not applicable) arising in or under or related to this Agreement or any of the other Loan Documents may be brought in any state or federal court located in the State of New York. By execution and delivery of this Agreement, each party hereto generally and unconditionally: (a) consents to nonexclusive personal jurisdiction in New York County, State of New York; (b) waives any objection as to jurisdiction or venue in New York County, State of New York; (c) agrees not to assert any defense based on lack of jurisdiction or venue in the aforesaid courts; and (d) irrevocably agrees to be bound by any judgment rendered thereby in connection with this Agreement or the other Loan Documents. Service of process on any party hereto in any action arising out of or relating to this Agreement shall be effective if given in accordance with the requirements for notice set forth in Section 11.2, and shall be deemed effective and received as set forth in Section 11.2. Nothing herein shall affect the right to serve process in any other manner permitted by law or shall limit the right of either party to bring proceedings in the courts of any other jurisdiction.
1.24Mutual Waiver of Jury Trial / Judicial Reference. Because disputes arising in connection with complex financial transactions are most quickly and economically resolved by an experienced and expert Person and the parties wish applicable state and federal laws to apply (rather than arbitration rules), the parties desire that their disputes be resolved by a judge applying such applicable laws. EACH OF BORROWER, THE AGENT AND LENDERS SPECIFICALLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY OF ANY CAUSE OF ACTION, CLAIM, CROSS-CLAIM, COUNTERCLAIM, THIRD PARTY CLAIM OR ANY OTHER CLAIM (COLLECTIVELY, “CLAIMS”) ASSERTED BY BORROWER AGAINST THE AGENT, LENDERS OR THEIR RESPECTIVE ASSIGNEE OR BY THE AGENT, LENDERS OR THEIR RESPECTIVE ASSIGNEE AGAINST BORROWER. This waiver extends to all such Claims, including Claims that involve Persons other than the Agent, Borrower and Lenders; Claims that arise out of or are in any way connected to the relationship among Borrower, the Agent and Lenders; and any Claims for damages, breach of contract, tort, specific performance, or any equitable or legal relief of any kind, arising out of this Agreement, any other Loan Document.

(a)If the waiver of jury trial set forth in Section 11.11(a) is ineffective or unenforceable, the parties agree that all Claims shall be resolved by reference to a private judge sitting without a jury, pursuant to Code of Civil Procedure Section 638, before a mutually acceptable referee or, if the parties cannot agree, a referee selected by the Presiding Judge of New York, New York. Such proceeding shall be conducted in New York, New York, with New York rules of evidence and discovery applicable to such proceeding.
(b)In the event Claims are to be resolved by judicial reference, either party may seek from a court identified in Section 11.10, any prejudgment order, writ or other relief and have such prejudgment order, writ or other relief enforced to the fullest extent permitted by law notwithstanding that all Claims are otherwise subject to resolution by judicial reference.
1.25Professional Fees. Borrower promises to pay the Agent’s and Lenders’ reasonable and documented out-of-pocket fees and expenses necessary to finalize the loan documentation, including but not limited to reasonable and documented out-of-pocket attorneys’ fees, UCC searches, filing costs, and other miscellaneous expenses; provided, that the Due Diligence Fee shall be applied in its entirety to the Lenders’ nonlegal transaction costs and due diligence expenses. In addition, Borrower promises to pay any and all reasonable and documented out-of-pocket attorneys’ and other professionals’ fees and expenses incurred by the Agent and Lenders after the Closing Date in connection with or related to: (a) the Loan; (b) the administration, collection, or enforcement of the Loan; (c) the amendment or modification of the Loan Documents; (d) any waiver, consent, release, or termination under the Loan Documents; (e) the protection, preservation, audit, field exam, sale, lease, liquidation, or disposition of Collateral or the exercise of remedies with respect to the Collateral; (f) any legal, litigation, administrative, arbitration, or out of court proceeding in connection with or related to Borrower or the Collateral, and any appeal or review thereof arising from or in connection with this Agreement or the other Loan Documents; and (g) any bankruptcy, restructuring, reorganization, assignment for the benefit of creditors, workout, foreclosure, or other action related to Borrower, the Collateral, the Loan Documents, including representing the Agent or Lenders in any adversary proceeding or contested matter commenced or continued by or on behalf of Borrower’s estate, and any appeal or review thereof.
1.26Confidentiality. The Agent and Lenders acknowledge that certain items of Collateral and information provided to the Agent and Lenders by Borrower are confidential and proprietary information of Borrower, if and to the extent such information either (x) is marked as confidential by Borrower at the time of disclosure, or (y) should reasonably be understood to be confidential (the “Confidential Information”). Accordingly, the Agent and Lenders agree that any Confidential Information it may obtain in the course of acquiring, administering, or perfecting the Agent’s security interest in the Collateral shall not be disclosed to any other Person or entity in any manner whatsoever, in whole or in part, without the prior written consent of Borrower, except that the Agent and Lenders may disclose any such information: (a) to its Affiliates and its partners, investors, lenders, directors, officers, employees, agents, advisors, accountants, counsel, representatives and other professional advisors if the Agent or Lenders in their sole discretion determines that any such party should have access to such information in connection with such party’s responsibilities in connection with the Loan or this Agreement and, provided that such recipient of such Confidential Information either (i) agrees to be bound by the confidentiality provisions of this paragraph or (ii) is otherwise subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information; (b) if such information is generally available to the public or to the extent such information becomes publicly available other than as a result of a breach of this Section or becomes available to the Agent or any Lender, or their respective Affiliates on a non-confidential basis from a source other than Borrower and not in breach of any obligations of confidentiality owed to Borrower; (c) if required or appropriate in any report, statement or testimony submitted to any governmental authority having or claiming to have jurisdiction over the Agent or Lenders and any rating agency; (d) if required or appropriate in response to any summons or subpoena or in connection with any litigation, to the extent permitted or deemed advisable by the Agent’s or Lenders’ counsel; (e) to comply with any legal requirement or law applicable to the Agent or Lenders or demanded by any governmental authority; (f) to the extent reasonably necessary in connection with the exercise of, or preparing to exercise, or the enforcement of, or preparing to enforce, any right or remedy under any Loan Document (including the Agent’s sale, lease, or other disposition of Collateral after Default); (g) to any participant or assignee of the Agent or Lender or any prospective participant or assignee; provided, that such participant or assignee or prospective participant or assignee is subject to confidentiality restrictions that reasonably protect against the disclosure of Confidential Information and is no less protective than the provisions of this Section 11.13; (h) to any investor or potential investor (and each of their respective Affiliates or clients) in the Agent or Lender (or each of their respective Affiliates); provided that such investor, potential investor, Affiliate or client is subject to confidentiality obligations with respect to the Confidential Information; (i) otherwise to the extent consisting of general portfolio information that does not identify Borrower; or (j) otherwise with the prior written consent of Borrower; provided, that any disclosure made in violation of this Agreement shall not affect the obligations of Borrower or any of its Affiliates or any guarantor under this Agreement or the other Loan Documents. The Agent’s and Lenders’ obligations under this Section 11.13 shall supersede all of their respective obligations under the Non-Disclosure Agreement.
1.27 Assignment of Rights. Borrower acknowledges and understands that the Agent or Lenders may, subject to Section 11.7, sell and assign all or part of its interest hereunder and under the Loan Documents to any Person or entity (an “Assignee”). After such assignment the term “Agent” or “Lender” as used in the Loan Documents shall mean and include such Assignee, and such Assignee shall be vested with all rights, powers and remedies of the Agent and Lenders hereunder with respect to the interest so assigned; but with respect to any such interest not so transferred, the Agent and Lenders shall retain all rights, powers and remedies hereby given. No such assignment by the Agent or any Lender shall relieve Borrower of any of its obligations hereunder. Each Lender agrees that in the event of any transfer by it of the promissory note(s) (if any), it will endorse thereon a notation as to the portion of the principal of the promissory note(s), which shall have been paid at the time of such transfer and as to the date to which interest shall have been last paid thereon.
1.28Revival of Secured Obligations. This Agreement and the other Loan Documents shall remain in full force and effect and continue to be effective if any petition is filed by or against Borrower for liquidation or reorganization, if Borrower becomes insolvent or makes an assignment for the benefit of creditors, if a receiver or trustee is appointed for all or any significant part of Borrower’s assets, or if any payment or transfer of Collateral is recovered from the Agent or Lenders. The Loan Documents and the Secured Obligations and Collateral security shall continue to be effective, or shall be revived or reinstated, as the case may be, if at any time payment and performance of the Secured Obligations or any transfer of Collateral to the Agent, or any part thereof is rescinded, avoided or avoidable, reduced in amount, or must otherwise be restored or returned by, or is recovered from, the Agent, Lenders or by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment, performance, or transfer of Collateral had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, avoided, avoidable, restored, returned, or recovered, the Loan Documents and the Secured Obligations shall be deemed, without any further action or documentation, to have been revived and reinstated except to the extent of the full, final, and indefeasible payment to the Agent or Lenders in Cash.
1.29Counterparts. This Agreement and any amendments, waivers, consents or supplements hereto may be executed in any number of counterparts, and by different parties hereto in separate counterparts, each of which when so delivered shall be deemed an original, but all of which counterparts shall constitute but one and the same instrument.
1.30No Third Party Beneficiaries. No provisions of the Loan Documents are intended, nor will be interpreted, to provide or create any third-party beneficiary rights or any other rights of any kind in any Person other than the Agent, Lenders and Borrower unless specifically provided otherwise herein, and, except as otherwise so provided, all provisions of the Loan Documents will be personal and solely among the Agent, Lenders and Borrower.
1.31Agency. The Agent and each Lender hereby agree to the terms and conditions set forth on Addendum 2 attached hereto. Borrower acknowledges and agrees to the terms and conditions set forth on Addendum 2 attached hereto.
1.32Publicity. None of the parties hereto nor any of its respective member businesses and Affiliates shall, without the other parties’ prior written consent (which shall not be unreasonably withheld or delayed), publicize or use (a) the other party's name (including a brief description of the relationship among the parties hereto), logo or hyperlink to such other parties’ web site, separately or together, in written and oral presentations, advertising, promotional and marketing materials, client lists, public relations materials or on its web site (together, the "Publicity Materials"); (b) the names of officers of such other parties in the Publicity Materials; and (c) such other parties’ name, trademarks, servicemarks in any news or press release concerning such party; provided however, notwithstanding anything to the contrary herein, no such consent shall be required (i) to the extent necessary to comply with the requests of any regulators, legal requirements or laws applicable to such party, pursuant to any listing agreement with any national securities exchange (so long as such party provides prior notice to the other party hereto to the extent reasonably practicable) and (ii) to comply with Section 11.13.
1.33Multiple Borrowers. Borrower hereby agrees to the terms and conditions set forth on Addendum 3 attached hereto.
1.34Electronic Execution of Certain Other Documents. The words “execution,” “execute”, “signed,” “signature,” and words of like import in or related to any document to be signed in connection with this Agreement and the transactions contemplated hereby (including without limitation assignments, assumptions, amendments, waivers and consents) shall be deemed to include electronic signatures, the electronic matching of assignment terms and contract formations on electronic platforms approved by the Agent, or the keeping of records in electronic form, each of which shall be of the same legal effect, validity and enforceability as a manually executed signature or the use of a paper-based recordkeeping system, as the case may be, to the extent and as provided for in any applicable law, including the Federal Electronic Signatures in Global and National Commerce Act, the New York Uniform Electronic Transaction Act, or any other similar state laws based on the Uniform Electronic Transactions Act.
1.35Modifications to Loan Documents. This Agreement and each other Loan Document shall be construed to be in accordance with any and all federal and state statutes, regulations, principles and interpretations including, without limitation, those of the foregoing pertaining to taxes, Medicare, Medicaid or other government programs.  In the event (a) of any change in any federal, state or local laws, rules, regulations, or interpretations of the same, at any time during the term of this Agreement that makes all or any part of this Agreement or any other Loan Document illegal; or (b) any party hereto determines, based upon the advice of counsel that all or any part of this Agreement is illegal, then the parties hereto will negotiate in good faith to amend this Agreement in a manner consistent with applicable laws.
(SIGNATURES TO FOLLOW)

IN WITNESS WHEREOF, Borrower, the Agent and Lenders have duly executed and delivered this Agreement as of the day and year first above written.
BORROWER:
OAK STREET HEALTH, INC.
Signature: /s/ Timothy Cook
Print Name: Timothy Cook
Title: Chief Financial Officer & Treasurer

OAK STREET HEALTH, LLC
Signature: /s/ Timothy Cook
Print Name: Timothy Cook
Title: Chief Financial Officer & Treasurer

OAK STREET HEALTH MSO, LLC
Signature: /s/ Timothy Cook
Print Name: Timothy Cook
Title: Chief Financial Officer & Treasurer

RUBICONMD HOLDINGS, INC.

Signature: /s/ Timothy Cook
Print Name: Timothy Cook
Title: Vice-President & Treasurer

RUBICONMD, INC.

Signature: /s/ Timothy Cook
Print Name: Timothy Cook
Title: Vice-President & Treasurer

RUBICONMD MSO, LLC

Signature: /s/ Timothy Cook
Print Name: Timothy Cook
Title: Vice-President & Treasurer

OSH-ESC JOINT VENTURE, LLC
Signature: /s/ Timothy Cook
Print Name: Timothy Cook
Title: Chief Financial Officer & Treasurer

PACE OF SOUTHWEST CHICAGO LLC
Signature: /s/ Timothy Cook
Print Name: Timothy Cook
Title: Chief Financial Officer & Treasurer

OAK STREET HEALTH MEDICARE PARTNERS, LLC

Signature: /s/ Timothy Cook
Print Name: Timothy Cook
Title: Chief Financial Officer & Treasurer

ACORN NETWORK, LLC
Signature: /s/ Timothy Cook
Print Name: Timothy Cook
Title: Chief Financial Officer & Treasurer

AGENT:
HERCULES CAPITAL, INC.
Signature: /s/ Seth Myer
Print Name:    Seth Myer
Title:        Chief Financial Officer

LENDERS:
HERCULES CAPITAL, INC.
Signature: /s/ Seth Myer
Print Name:    Seth Myer
Title:        Chief Financial Officer

HERCULES PRIVATE GLOBAL VENTURE GROWTH FUND I L.P.
By: Hercules Adviser LLC, its Investment Adviser
Signature: /s/ Seth Myer
Print Name:    Seth Myer
Title:        Authorized Signatory

HERCULES PRIVATE CREDIT FUND 1 L.P.
By: Hercules Adviser LLC, its Investment Adviser
Signature: /s/ Seth Myer
Print Name:    Seth Myer
Title:        Authorized Signatory

SILICON VALLEY BANK

Signature:    /s/ Brian Powers
Print Name:    Brian Powers
Title:        Director

Table of Annexes, Addenda, Exhibits and Schedules
Annex A:    Closing Checklist
Addendum 1: Taxes; Increased Costs
Addendum 2:    Agent and Lender Terms
Addendum 3:    Multiple Borrower Terms
Addendum 4:    Intercreditor Provisions
Exhibit A:    Advance Request
        Attachment to Advance Request
Exhibit B:    Name, Locations, and Other Information for Borrower
Exhibit C:    Borrower’s Patents, Trademarks and Copyrights
Exhibit D:    Borrower’s Deposit Accounts and Investment Accounts
Exhibit E:    Compliance Certificate
Exhibit F:    Joinder Agreement
Exhibit G:    ACH Debit Authorization Agreement
Exhibit H:    Form of U.S. Tax Compliance Certificate
Schedule 1    Subsidiaries
Schedule 1.1    Commitments
Schedule 1A    Existing Permitted Indebtedness
Schedule 1B    Existing Permitted Investments
Schedule 1C    Existing Permitted Liens
Schedule 5.3    Consents, Etc.
Schedule 5.5    Actions Before Governmental Authorities
Schedule 5.8    Tax Matters
Schedule 5.9    Intellectual Property Claims
Schedule 5.10    Intellectual Property
Schedule 5.11    Borrower Products
Schedule 5.14    Capitalization
Schedule 7.12    Excluded Accounts
Schedule 7.17    Platform Contribution Covenant

Exhibits and schedules have been omitted pursuant to Item 601(a)(5) of Regulation S-K and will be provided on a supplemental basis to the Securities and Exchange Commission upon request.
ANNEX A to LOAN AND SECURITY AGREEMENT

ADDENDUM 1 to LOAN AND SECURITY AGREEMENT
TAXES; INCREASED COSTS
1.Defined Terms. For purposes of this Addendum 1:
A.“Connection Income Taxes” means Other Connection Taxes that are imposed on or measured by net income (however denominated) or that are franchise Taxes or branch profits Taxes.
B.“Excluded Taxes” means any of the following Taxes imposed on or with respect to a Recipient or required to be withheld or deducted from a payment to a Recipient, (i) Taxes imposed on or measured by net income (however denominated), franchise Taxes, and branch profits Taxes, in each case, (A) imposed as a result of such Recipient being organized under the laws of, or having its principal office or, in the case of any Lender, its applicable lending office located in, the jurisdiction imposing such Tax (or any political subdivision thereof) or (B) that are Other Connection Taxes, (ii) in the case of a Lender, U.S. federal withholding Taxes imposed on amounts payable to or for the account of such Lender with respect to an applicable interest in a Loan or Term Commitment pursuant to a law in effect on the date on which (A) such Lender acquires such interest in the Loan or Term Commitment or (B) such Lender changes its lending office, except in each case to the extent that, pursuant to Section 2 or Section 4 of this Addendum 1, amounts with respect to such Taxes were payable either to such Lender’s assignor immediately before such Lender became a party hereto or to such Lender immediately before it changed its lending office, (iii) Taxes attributable to such Recipient’s failure to comply with Section 7 of this Addendum 1 and (iv) any withholding Taxes imposed under FATCA.
C.“FATCA” means Sections 1471 through 1474 of the Code, as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), any current or future regulations or official interpretations thereof, any agreements entered into pursuant to Section 1471(b)(1) of the Code, and any fiscal or regulatory legislation, rules or practices adopted pursuant to any intergovernmental agreement, treaty or convention among governmental authorities and implementing such Sections of the Code.
D.“Foreign Lender” means a Lender that is not a U.S. Person.
E.“Indemnified Taxes” means (i) Taxes, other than Excluded Taxes, imposed on or with respect to any payment made by or on account of any obligation of Borrower under any Loan Document and (ii) to the extent not otherwise described in clause (i), Other Taxes.
F.“Other Connection Taxes” means, with respect to any Recipient, Taxes imposed as a result of a present or former connection between such Recipient and the jurisdiction imposing such Tax (other than connections arising from such Recipient having executed, delivered, become a party to, performed its obligations under, received payments under, received or perfected a security interest under, engaged in any other transaction pursuant to or enforced any Loan Document, or sold or assigned an interest in any Loan or Loan Document).
G.“Other Taxes” means all present or future stamp, court or documentary, intangible, recording, filing or similar Taxes that arise from any payment made under, from the execution, delivery, performance, enforcement or registration of, from the receipt or perfection of a security interest under, or otherwise with respect to, any Loan Document, except any such Taxes that are Other Connection Taxes imposed with respect to an assignment.
H.“Recipient” means the Agent or any Lender, as applicable.
1.“Withholding Agent” means Borrower and the Agent.
2.Payments Free of Taxes. Any and all payments by or on account of any obligation of Borrower under any Loan Document shall be made without deduction or withholding for any Taxes, except as required by applicable law. If any applicable law (as determined in the good faith discretion of an applicable Withholding Agent) requires the deduction or withholding of any Tax from any such payment by a Withholding Agent, then the applicable Withholding Agent shall be entitled to make such deduction or withholding and shall timely pay the full amount deducted or withheld to the relevant governmental authority in accordance with applicable law and, if such Tax is an Indemnified Tax, then the sum payable by Borrower shall be increased as necessary so that after such deduction or withholding has been made (including such deductions and withholdings applicable to additional sums payable under this Section 2 or Section 4 of this Addendum 1) the applicable Recipient receives an amount equal to the sum it would have received had no such deduction or withholding been made.
3.Payment of Other Taxes by Borrower. Borrower shall timely pay to the relevant governmental authority in accordance with applicable law, or at the option of the Agent timely reimburse it for the payment of, any Other Taxes.
4.Indemnification by Borrower. Borrower shall indemnify each Recipient, within 10 days after written demand therefor, for the full amount of any Indemnified Taxes (including Indemnified Taxes imposed or asserted on or attributable to amounts payable under Section 2 of this Addendum 1 or this Section 4) payable or paid by such Recipient or required to be withheld or deducted from a payment to such Recipient and any reasonable expenses arising therefrom or with respect thereto, whether or not such Indemnified Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to Borrower by a Lender (with a copy to the Agent), or by the Agent on its own behalf or on behalf of a Lender, shall be conclusive absent manifest error. In addition, Borrower agrees to pay, and to save the Agent and any Lender harmless from, any and all liabilities with respect to, or resulting from any delay in paying, any and all excise, sales or other similar taxes (excluding taxes imposed on or measured by the net income of the Agent or such Lender) that is determined to be payable with respect to any of the Collateral.
5.Indemnification by the Lenders. Each Lender shall severally indemnify the Agent, within 10 days after demand therefor, for (a) any Indemnified Taxes attributable to such Lender (but only to the extent that Borrower has not already indemnified the Agent for such Indemnified Taxes and without limiting the obligation of Borrower to do so), (b)

any Taxes attributable to such Lender’s failure to comply with the provisions of Section 11.8 of the Agreement relating to the maintenance of a Participant Register and (c) any Excluded Taxes attributable to such Lender, in each case, that are payable or paid by the Agent in connection with any Loan Document, and any reasonable expenses arising therefrom or with respect thereto, whether or not such Taxes were correctly or legally imposed or asserted by the relevant governmental authority. A certificate as to the amount of such payment or liability delivered to any Lender by the Agent shall be conclusive absent manifest error. Each Lender hereby authorizes the Agent to set off and apply any and all amounts at any time owing to such Lender under any Loan Document or otherwise payable by the Agent to the Lender from any other source against any amount due to the Agent under this Section 5.
6.Evidence of Payments. As soon as practicable after any payment of Taxes by Borrower to a governmental authority pursuant to the provisions of this Addendum 1, Borrower shall deliver to the Agent the original or a certified copy of a receipt issued by such governmental authority evidencing such payment, a copy of the return reporting such payment or other evidence of such payment reasonably satisfactory to the Agent.
7.Status of Lenders.
a.Any Lender that is entitled to an exemption from or reduction of withholding Tax with respect to payments made under any Loan Document shall deliver to Borrower and the Agent, at the time or times reasonably requested by Borrower or the Agent, such properly completed and executed documentation reasonably requested by Borrower or the Agent as will permit such payments to be made without withholding or at a reduced rate of withholding. In addition, any Lender, if reasonably requested by Borrower or the Agent, shall deliver such other documentation prescribed by applicable law or reasonably requested by Borrower or the Agent as will enable Borrower or the Agent to determine whether or not such Lender is subject to backup withholding or information reporting requirements. Notwithstanding anything to the contrary in the preceding two sentences, the completion, execution and submission of such documentation (other than such documentation set forth in Sections 7(b)(i), 7(b)(ii) and 7(b)(iv) of this Addendum 1) shall not be required if in the Lender’s reasonable judgment such completion, execution or submission would subject such Lender to any material unreimbursed cost or expense or would materially prejudice the legal or commercial position of such Lender.
a.Without limiting the generality of the foregoing, in the event that Borrower is a U.S. Person,
i.any Lender that is a U.S. Person shall deliver to Borrower and the Agent on or prior to the date on which such Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), executed copies of IRS Form W-9 certifying that such Lender is exempt from U.S. federal backup withholding tax;
ii.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), whichever of the following is applicable:

A.in the case of a Foreign Lender claiming the benefits of an income tax treaty to which the United States is a party (x) with respect to payments of interest under any Loan Document, executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “interest” article of such tax treaty and (y) with respect to any other applicable payments under any Loan Document, IRS Form W-8BEN or IRS Form W-8BEN-E establishing an exemption from, or reduction of, U.S. federal withholding Tax pursuant to the “business profits” or “other income” article of such tax treaty;
B.executed copies of IRS Form W-8ECI;
C.in the case of a Foreign Lender claiming the benefits of the exemption for portfolio interest under Section 881(c) of the Code, (x) a certificate substantially in the form of Exhibit H-1 to the effect that such Foreign Lender is not a “bank” within the meaning of Section 881(c)(3)(A) of the Code, a “10 percent shareholder” of Borrower within the meaning of Section 871(h)(3)(B) of the Code, or a “controlled foreign corporation” related to Borrower as described in Section 881(c)(3)(C) of the Code (a “U.S. Tax Compliance Certificate”) and (y) executed copies of IRS Form W-8BEN or IRS Form W-8BEN-E; or
D.to the extent a Foreign Lender is not the beneficial owner, executed copies of IRS Form W-8IMY, accompanied by IRS Form W-8ECI, IRS Form W-8BEN, IRS Form W-8BEN-E, a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-2 or Exhibit H-3, IRS Form W-9, and/or other certification documents from each beneficial owner, as applicable; provided that if the Foreign Lender is a partnership and one or more direct or indirect partners of such Foreign Lender are claiming the portfolio interest exemption, such Foreign Lender may provide a U.S. Tax Compliance Certificate substantially in the form of Exhibit H-4 on behalf of each such direct and indirect partner;
iii.any Foreign Lender shall, to the extent it is legally entitled to do so, deliver to Borrower and the Agent (in such number of copies as shall be requested by the recipient) on or prior to the date on which such Foreign Lender becomes a Lender under this Agreement (and from time to time thereafter upon the reasonable request of Borrower or the Agent), executed copies of any other form prescribed by applicable law as a basis for claiming exemption from or a reduction in U.S. federal withholding Tax, duly completed, together with such supplementary documentation as may be prescribed by applicable law to permit Borrower or the Agent to determine the withholding or deduction required to be made; and
iv.if a payment made to a Lender under any Loan Document would be subject to U.S. federal withholding Tax imposed by FATCA if such Lender were to fail to comply with the applicable reporting requirements of FATCA (including those contained in Section 1471(b) or 1472(b) of the Code, as applicable), such Lender shall deliver to Borrower and the Agent at the time or times prescribed by law and at such time or times reasonably requested by Borrower or the Agent such documentation prescribed by applicable law (including as prescribed by Section 1471(b)(3)(C)(i) of the Code) and such additional documentation reasonably requested by Borrower or the Agent as may be necessary for Borrower and the Agent to comply with their obligations under FATCA and to determine that such Lender has complied with such Lender’s obligations under FATCA or to determine the amount, if any, to deduct and withhold from such payment. Solely for purposes of this clause (iv), “FATCA” shall include any amendments made to FATCA after the date of this Agreement.
b.Each Lender agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower and the Agent in writing of its legal inability to do so.
c.On or before the date the Agent (or any successor thereto) becomes a party to this Agreement, the Agent shall provide Borrower with two duly completed copies (or in such number of copies as shall be reasonably requested by Borrower) of the documentation prescribed in clause (i) and (ii) below, as applicable (together with all required attachments thereto): (i) IRS Form W-9 or any successor thereto, certifying that it is exempt from U.S. federal backup withholding, or (ii) (A) IRS Form W-8ECI or any successor thereto with respect to any amounts payable to the Agent for its own account, and (B) with respect to payments received on account of any Lender, IRS Form W-8IMY or any successor thereto evidencing the Agent is either (x) a “qualified intermediary” assuming primary withholding responsibility under Chapters 3 and 4 of the Code and primary Form 1099 reporting and backup withholding responsibility for payments it receives on behalf of others or (y) a U.S. branch and that payments it receives for the accounts of others are not effectively connected with the conduct of a trade or business in the United States and that it has agreed to be treated as a U.S. Person with respect to such payments for U.S. federal tax purposes (and Borrower and the Agent agree to so treat the Agent as a U.S. Person with respect to such payments as contemplated by Treasury Regulations Section 1.1441-1(b)(2)(iv)(A), with the effect that Borrower can make such payments to the Agent without deduction or withholding of any Taxes imposed by the United States). The Agent agrees that if any form or certification it previously delivered expires or becomes obsolete or inaccurate in any respect, it shall update such form or certification or promptly notify Borrower in writing of its legal inability to do so. For the avoidance of doubt, nothing contained in this Section 7(d) shall be construed to limit in any way the indemnification obligations of Borrower set forth in Section 4 of this Addendum 1.
8.Treatment of Certain Refunds. If any party determines, in its sole discretion exercised in good faith, that it has received a refund of any Taxes as to which it has been indemnified pursuant to the provisions of this Addendum 1 (including by the payment of additional amounts pursuant to the provisions of this Addendum 1), it shall pay to the indemnifying party an amount equal to such refund (but only to the extent of indemnity payments made under the provisions of this Addendum 1 with respect to the Taxes giving rise to such refund), net of all out-of-pocket expenses (including Taxes) of such indemnified party and without interest (other than any interest paid by the relevant governmental authority with respect to such refund). Such indemnifying party, upon the request of such indemnified party, shall repay to such indemnified party the amount paid over pursuant to this Section 8 (plus any penalties, interest or other charges imposed by the relevant governmental authority) in the event that such indemnified party is required to repay such refund to such governmental authority. Notwithstanding anything to the contrary in this Section 8, in no event will the indemnified party be required to pay any amount to an indemnifying party pursuant to this Section 8 the payment of which would place the indemnified party in a less favorable net after-Tax position than the indemnified party would have been in if the Tax subject to indemnification and giving rise to such refund had not been deducted, withheld or otherwise imposed and the indemnification payments or additional amounts with respect to such Tax had never been paid. This Section 8 shall not be construed to require any indemnified party to make available its Tax returns (or any other information relating to its Taxes that it deems confidential) to the indemnifying party or any other Person.
9.Increased Costs. If any change in applicable law shall subject any Recipient to any Taxes (other than (A) Indemnified Taxes, (B) Taxes described in clauses (ii) through (iv) of the definition of Excluded Taxes and (C) Connection Income Taxes) on its loans, loan principal, commitments, or other obligations, or its deposits, reserves, other liabilities or capital attributable thereto, and the result shall be to increase the cost to such Recipient of making, converting to, continuing or maintaining any Term Loan or of maintaining its obligation to make any such Loan, or to reduce the amount of any sum received or receivable by such Recipient (whether of principal, interest or any other amount), then, upon the request of such Recipient, Borrower will pay to such Recipient such additional amount or amounts as will compensate such Recipient for such additional costs incurred or reduction suffered.
10.Survival. Each party’s obligations under the provisions of this Addendum 1 shall survive the resignation or replacement of the Agent or any assignment of rights by, or the replacement of, a Lender, the termination of the Term Commitments and the repayment, satisfaction or discharge of all obligations under any Loan Document.

ADDENDUM 2 to LOAN AND SECURITY AGREEMENT
Agent and Lender Terms
a.Each Lender hereby irrevocably appoints Hercules Capital, Inc. to act on its behalf as the Agent hereunder and under the other Loan Documents and irrevocably authorizes the Agent to take such actions on its behalf and to exercise such powers as are delegated to Agent by the terms hereof or thereof, together with such actions and powers as are reasonably incidental thereto. The Agent shall have only those duties which are specified in this Agreement and the other Loan Documents and it may perform such duties by or through its agents, representatives or employees. In performing its duties on behalf of Lenders, the Agent shall exercise the same care which it would exercise in dealing with loans made for its own account, but it shall not be responsible to any Lender for the execution, effectiveness, genuineness, validity, enforceability, collectability or sufficiency of all or any of the Loan Documents, or for any representations, warranties, recitals or statements made therein or made in any written or oral statement or in any financial or other statements, instruments, reports, certificates or any other documents furnished or delivered in connection herewith or therewith by the Agent to any Lender or by or on behalf of Borrower to the Agent or any Lender, or be required to ascertain or inquire as to the performance or observance of any of the terms, conditions, provisions, covenants or agreements contained herein or therein, as to the use of the proceeds of the Term Loan Advances, the contents of any certificate, report or other document delivered hereunder or thereunder or in connection herewith or therewith, the validity, enforceability, effectiveness or genuineness of this Agreement, any other Loan Document or any other agreement, instrument or document or the satisfaction of any condition set forth in Section 4 or elsewhere herein, other than to confirm receipt of items expressly required to be delivered to the Agent. The Agent shall not be responsible for insuring the Collateral or for the payment of any taxes, assessments, charges or any other charges or liens of any nature whatsoever upon the Collateral or otherwise for the maintenance of the Collateral, except in the event the Agent enters into possession of a part or all of the Collateral, in which event the Agent shall preserve the part in its possession. Unless the officers of the Agent acting in their capacity as officer of the Agent on Borrower’s account have actual knowledge thereof or have been notified in writing thereof by Lenders, the Agent shall not be required to ascertain or inquire as to the existence or possible existence of any Event of Default.
a.Neither the Agent nor any of its officers, directors, employees, attorneys, representatives or agents shall be liable to Lenders for any action taken or omitted hereunder or under any of the other Loan Documents or in connection herewith or therewith unless caused by its or their gross negligence or willful misconduct. No provision of this Agreement or of any other Loan Document shall be deemed to impose any duty or obligation on the Agent to perform any act or to exercise any power in any jurisdiction in which it shall be illegal, or shall be deemed to impose any duty or obligation on the Agent to perform any act or exercise any right or power if such performance or exercise (a) would subject the Agent to a tax in a jurisdiction where it is not then subject to a tax or (b) would require the Agent to qualify to do business in any jurisdiction where it is not so qualified. Without prejudice to the generality of the foregoing, no Lender shall have any right of action whatsoever against the Agent as a result of the Agent acting or (where so instructed) refraining from acting under this Agreement or under any of the other Loan Documents in accordance with the instructions

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of the Lenders. The Agent shall be entitled to refrain from exercising any power, discretion or authority vested in it under this Agreement unless and until it has obtained the written instructions of the Lenders. The agency hereby created shall in no way impair or affect any of the rights and powers of, or impose any duties or obligations upon the Agent in its individual capacity. With respect to its participation in the Loan Agreement hereunder, the Agent shall have the same rights and powers hereunder as any other Lender and may exercise the same rights and powers as though it were not performing the duties and functions delegated to it hereunder and the term “Lender” or “Lenders” or any similar term shall unless the context clearly indicates otherwise include the Agent in its individual capacity.
b.The Agent may rely, and shall be fully protected in acting, or refraining to act, upon, any resolution, statement, certificate, instrument, opinion, report, notice, request, consent, order, bond or other paper or document that it has no reason to believe to be other than genuine and to have been signed or presented by the proper party or parties or, in the case of cables, telecopies and telexes, to have been sent by the proper party or parties. In the absence of its gross negligence or willful misconduct, the Agent may conclusively rely, as to the truth of the statements and the correctness of the opinions expressed therein, upon any certificates or opinions furnished to the Agent and conforming to the requirements of this Agreement or any of the other Loan Documents. The Agent may consult with counsel, and any opinion or legal advice of such counsel shall be full and complete authorization and protection in respect of any action taken, not taken or suffered by the Agent hereunder or under any Loan Documents in accordance therewith. The Agent shall have the right at any time to seek instructions concerning the administration of the Collateral from any court of competent jurisdiction. The Agent shall not be under any obligation to exercise any of the rights or powers granted to the Agent by this Agreement and the other Loan Documents at the request or direction of the Lenders unless the Agent shall have been provided by the Lenders with adequate security and indemnity against the costs, expenses and liabilities that may be incurred by it in compliance with such request or direction.
c.Each Lender agrees to indemnify the Agent in its capacity as such (to the extent not reimbursed by Borrower and without limiting the obligation of Borrower to do so), according to its respective Term Commitment percentages (based upon the total outstanding Term Commitments) in effect on the date on which indemnification is sought under this Addendum 2, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind whatsoever that may at any time be imposed on, incurred by or asserted against the Agent in any way relating to or arising out of, this Agreement, any of the other Loan Documents or any documents contemplated by or referred to herein or therein or the transactions contemplated hereby or thereby or any action taken or omitted by the Agent under or in connection with any of the foregoing. The agreements in this Section shall survive the payment of the Loans and all other amounts payable hereunder.
d.To the extent not reimbursed either by Borrower or from the application of Collateral proceeds pursuant to Section 10.2, a Lender (the “Indemnified Lender”) shall be indemnified by the other Lender (an “Indemnifying Lender”), on a several basis in proportion to each Lender’s pro rata portion of the Term Commitment, and each Indemnifying Lender agrees to reimburse the Indemnified Lender for the Indemnifying Lender’s pro rata share of the following items (an “Indemnified Payment”):

i.all reasonable out-of-pocket costs and expenses of the Indemnified Lender incurred by the Indemnified Lender in connection with the discharge of its activities under this Agreement or the Loan Agreement, including reasonable legal expenses and attorneys’ fees; provided, that the Indemnified Lender shall consult with the other Lender regarding the incurrence of such costs and expenses at reasonable intervals (but not more often than monthly) and any such reasonable costs and expenses shall be “Claims” hereunder notwithstanding any disagreement by the other Lender as to their incurrence; and
ii.from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever, which may be imposed on, incurred by or asserted against the Indemnified Lender in any way relating to or arising out of this Agreement, or any action taken or omitted by the Indemnified Lender hereunder; provided that the Indemnifying Lender shall not be liable for any portion of such liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements, if the same results from the Indemnified Lender’s gross negligence or willful misconduct or from undertaking Enforcement Actions in violation of clause (d) of Addendum 4;
iii.provided, however, that the Indemnified Lender shall not be reimbursed or indemnified for an Indemnified Payment, except to the extent that the Indemnified Lender paid more than its ratable share of such payment. All Indemnified Payments (as set forth in this paragraph c) to an Indemnified Lender are intended to be paid ratably by the other Lender.
a.The Agent in Its Individual Capacity. The Person serving as the Agent hereunder shall have the same rights and powers in its capacity as a Lender as any other Lender and may exercise the same as though it were not the Agent and the term “Lender” shall, unless otherwise expressly indicated or unless the context otherwise requires, include each such Person serving as the Agent hereunder in its individual capacity.
b.Exculpatory Provisions. The Agent shall have no duties or obligations except those expressly set forth herein and in the other Loan Documents. Without limiting the generality of the foregoing, the Agent shall not:
iv.be subject to any fiduciary or other implied duties, regardless of whether any Default or any Event of Default has occurred and is continuing;
v.have any duty to take any discretionary action or exercise any discretionary powers, except discretionary rights and powers expressly contemplated hereby or by the other Loan Documents that the Agent is required to exercise as directed in writing by the Lenders or Required Lenders, as applicable, provided that the Agent shall not be required to take any action that, in its opinion or the opinion of its counsel, may expose the Agent to liability or that is contrary to any Loan Document or applicable law; and
vi.except as expressly set forth herein and in the other Loan Documents, have any duty to disclose, and the Agent shall not be liable for the failure to disclose, any information relating to Borrower or any of its Affiliates that is communicated to or obtained by any Person serving as the Agent or any of its Affiliates in any capacity.
e.In connection with any exercise of Enforcement Actions hereunder, neither any the Agent nor any Lender or any of its partners, or any of their respective directors, officers, employees, attorneys, accountants, or agents shall be liable to the Agent or any other Lender as such for any action taken or omitted by it or them, except for its or their own gross negligence or willful misconduct with respect to its duties under this Agreement.
f.Each Lender and the Agent may execute any of its powers and perform any duties hereunder either directly or by or through agents or attorneys-in-fact. Each Lender and the Agent shall be entitled to advice of counsel concerning all matters pertaining to such powers and duties. No Lender nor the Agent shall be responsible for the negligence or misconduct of any agents or attorneys-in-fact selected by it, if the selection of such agents or attorneys-in-fact was done without gross negligence or willful misconduct.
g.Each Lender agrees that it will make its own independent investigation of the financial condition and affairs of Borrower in connection with the making of Term Loan Advances pursuant to the Loan Agreement and has made and shall continue to make its own appraisal of the creditworthiness of Borrower. Neither the Agent nor any Lender shall have any duty or responsibility either initially or on a continuing basis to make any such investigation or any such appraisal on behalf of all Lenders or to provide the other Lenders with any credit or other information with respect thereto whether coming into its possession before the date hereof or any time or times thereafter and shall further have no responsibility with respect to the accuracy of or the completeness of the information provided to the Lenders by Borrower.

ADDENDUM 3 to LOAN AND SECURITY AGREEMENT
Multiple Borrower Terms
b.Borrower’s Agent. Each Borrower hereby irrevocably appoints Oak Street Health, Inc. as its agent, attorney-in-fact and legal representative for all purposes, including requesting disbursement of the Term Loan Advances and receiving account statements and other notices and communications to Borrowers (or any of them) from the Agent or any Lender. The Agent may rely, and shall be fully protected in relying, on any request for the Term Loan Advances, disbursement instruction, report, information or any other notice or communication made or given by Oak Street Health, Inc., whether in its own name or on behalf of one or more of the other Borrowers, and the Agent shall not have any obligation to make any inquiry or request any confirmation from or on behalf of any other Borrower as to the binding effect on it of any such request, instruction, report, information, other notice or communication, nor shall the joint and several character of Borrowers’ obligations hereunder be affected thereby.
c.Waivers. Each Borrower hereby waives: (i) any right to require the Agent to institute suit against, or to exhaust its rights and remedies against, any other Borrower or any other Person, or to proceed against any property of any kind which secures all or any part of the Secured Obligations, or to exercise any right of offset or other right with respect to any reserves, credits or deposit accounts held by or maintained with the Agent or any Indebtedness of the Agent or any Lender to any other Borrower, or to exercise any other right or power, or pursue any other remedy the Agent or any Lender may have; (ii) any defense arising by reason of any disability or other defense of any other Borrower or any guarantor or any endorser, co-maker or other Person, or by reason of the cessation from any cause whatsoever of any liability of any other Borrower or any guarantor or any endorser, co-maker or other Person, with respect to all or any part of the Secured Obligations, or by reason of any act or omission of the Agent or others which directly or indirectly results in the discharge or release of any other Borrower or any guarantor or any other Person or any Secured Obligations or any security therefor, whether by operation of law or otherwise (other than the defense of payment or performance in full); (iii) any defense arising by reason of any failure of the Agent to obtain, perfect, maintain or keep in force any Lien on, any property of any Borrower or any other Person; (iv) any defense based upon or arising out of any bankruptcy, insolvency, reorganization, arrangement, readjustment of debt, liquidation or dissolution proceeding commenced by or against any other Borrower or any guarantor or any endorser, co-maker or other Person, including without limitation any discharge of, or bar against collecting, any of the Secured Obligations (including without limitation any interest thereon), in or as a result of any such proceeding. Until all of the Secured Obligations have been paid, performed, and discharged in full (other than inchoate indemnity obligations, any obligations under Bank Services Agreements constituting Secured Obligations that are cash collateralized in accordance with Section 3.4 of this Agreement or for which other satisfactory arrangements with the provider of such Bank Services have been made and any other obligations which, by their terms, are to survive the termination of this Agreement), nothing shall discharge or satisfy the liability of any Borrower hereunder except the full performance and payment of all of the Secured Obligations (other than inchoate indemnity obligations, any obligations under Bank Services Agreements constituting Secured Obligations that are cash collateralized in accordance with Section 3.4 of this Agreement or for which other satisfactory arrangements with the provider of such Bank

Services have been made and any other obligations which, by their terms, are to survive the termination of this Agreement). If any claim is ever made upon the Agent for repayment or recovery of any amount or amounts received by the Agent in payment of or on account of any of the Secured Obligations, because of any claim that any such payment constituted a preferential transfer or fraudulent conveyance, or for any other reason whatsoever, and the Agent repays all or part of said amount by reason of any judgment, decree or order of any court or administrative body having jurisdiction over the Agent or any of its property, or by reason of any settlement or compromise of any such claim effected by the Agent with any such claimant (including without limitation any Borrower), then and in any such event, each Borrower agrees that any such judgment, decree, order, settlement and compromise shall be binding upon such Borrower, notwithstanding any revocation or release of this Agreement or the cancellation of any note or other instrument evidencing any of the Secured Obligations, or any release of any of the Secured Obligations, and each Borrower shall be and remain liable to the Agent and the Lenders under this Agreement for the amount so repaid or recovered, to the same extent as if such amount had never originally been received by the Agent or any Lender, and the provisions of this sentence shall survive, and continue in effect, notwithstanding any revocation or release of this Agreement. Each Borrower hereby expressly and unconditionally waives all rights of subrogation, reimbursement and indemnity of every kind against any other Borrower, and all rights of recourse to any assets or property of any other Borrower, and all rights to any collateral or security held for the payment and performance of any Secured Obligations, including (but not limited to) any of the foregoing rights which Borrower may have under any present or future document or agreement with any other Borrower or other Person, and including (but not limited to) any of the foregoing rights which any Borrower may have under any equitable doctrine of subrogation, implied contract, or unjust enrichment, or any other equitable or legal doctrine.
d.Consents. Each Borrower hereby waives (i) any suretyship defense available to it under the UCC or any other applicable law and (ii) any right to require the Agent or any Lender to (A) proceed against any Borrower or any other Person, (B) proceed against or exhaust any security or (C) pursue any other remedy. The Agent or any Lender may exercise or not exercise any right or remedy it has against any Borrower or any security it holds (including the right to foreclose by judicial or non-judicial sale) without affecting any Borrower’s liability. Notwithstanding any other provision of this Agreement or other related document, each Borrower irrevocably waives all rights that it may have at law or in equity (including, without limitation, any law subrogating Borrower to the rights of the Agent and the Lenders under this Agreement) to seek contribution, indemnification or any other form of reimbursement from any other Borrower, or any other Person now or hereafter primarily or secondarily liable for any of the Secured Obligations, for any payment made by Borrower with respect to the Secured Obligations in connection with this Agreement or otherwise and all rights that it might have to benefit from, or to participate in, any security for the Secured Obligations as a result of any payment made by Borrower with respect to the Secured Obligations in connection with this Agreement or otherwise.  Any agreement providing for indemnification, reimbursement or any other arrangement prohibited under this Section shall be null and void.  If any payment is made to a Borrower in contravention of this Section, such Borrower shall hold such payment in trust for the Agent and the Lenders and such payment shall be promptly delivered to the Agent for application to the Secured Obligations, whether matured or unmatured. Each Borrower further consents and agrees that the Agent shall have no duties or responsibilities whatsoever with respect to any property securing any or all of the Secured Obligations. Without limiting the generality of the foregoing, the Agent shall have no obligation to monitor, verify, audit, examine, or obtain or maintain any insurance with respect to, any property securing any or all of the Secured Obligations.
e.Independent Liability. Each Borrower hereby agrees that one or more successive or concurrent actions may be brought hereon against such Borrower, in the same action in which any other Borrower may be sued or in separate actions, as often as deemed advisable by the Agent. Each Borrower is fully aware of the financial condition of each other Borrower and is executing and delivering this Agreement based solely upon its own independent investigation of all matters pertinent hereto, and such Borrower is not relying in any manner upon any representation or statement of the Agent or any Lender with respect thereto. Each Borrower represents and warrants that it is in a position to obtain, and each Borrower hereby assumes full responsibility for obtaining, any additional information concerning any other Borrower’s financial condition and any other matter pertinent hereto as such Borrower may desire, and such Borrower is not relying upon or expecting the Agent to furnish to it any information now or hereafter in the Agent’s possession concerning the same or any other matter.
f.Subordination. All Indebtedness of a Borrower now or hereafter arising held by another Borrower is subordinated to the Secured Obligations and Borrower holding the Indebtedness shall take all actions reasonably requested by the Agent to effect, to enforce and to give notice of such subordination.

ADDENDUM 4 to LOAN AND SECURITY AGREEMENT
Intercreditor Provisions
a.Limitation of Further Credit Extensions. After the date hereof, except pursuant to this Agreement and as permitted pursuant thereto, no Lender may make loans to or otherwise extend credit to Borrower (excluding the provision by SVB to Borrower of the Bank Services in an aggregate amount outstanding at any time not to exceed the Bank Services Cap) without notice to and the consent of each other Lender, which consent will not be unreasonably withheld.
g.Transfer of Interests.
i.No Lender may sell or otherwise transfer any of its interest in this Agreement or the related Loan Documents without the prior written consent of the other Lenders (which consent may, for the avoidance of doubt, be conditioned on such successor or assign entering into an intercreditor agreement satisfactory to such other Lender), except that no such consent shall be required in connection with (a) any sale, assignment or transfer by any Lender of any of its interest in this Agreement and other Loan Documents to any Affiliate of such Lender or (b) a Lender’s own financing or securitization transactions, in which case, such Lender may assign, transfer or indorse its rights hereunder and under the other Loan Documents to any Person or party providing such financing or formed to undertake such securitization transaction and any transferee of such Person or party upon the occurrence of a default, event of default or similar occurrence with respect to such financing or securitization transaction; provided that no such assignment, transfer or indorsement under this clause (b) shall release such Lender from any of its obligations under this Agreement or under the Loan Documents or substitute any such Person or party for such Lender as a party hereto until the Agent shall have received and accepted an effective assignment agreement from such Person or party in form satisfactory to the Agent executed, delivered and fully completed by the applicable parties thereto, and shall have received such other information regarding such Person or party as the Agent reasonably shall require.
ii.The transferee shall assume all obligations of the transferring Lender under this Agreement and the other Loan Documents with respect to the portion of the transferor’s interest in this Agreement and the other Loan Document transferred, provided, that to the extent the transferor shall not transfer the entirety and shall retain any portion of its interest in this Agreement and the other Loan Documents, the transferor shall retain its obligations under this Agreement and the other Loan Documents with respect to that portion of its interest.
iii.The transferee shall provide to the other Lender evidence reasonably satisfactory to such Lender that the proposed transferee has the financial ability and legal authority to assume and perform all obligations of the transferring Lender under this Agreement and the other applicable Loan Documents.

iv.Any sale or transfer of an interest in this Agreement and other applicable Loan Documents shall be voidable at the option of the other Lender unless the provisions of this paragraph (b) are satisfied.
h.Possession of Collateral. If any Lender shall obtain possession of any Collateral, it shall hold such Collateral for itself and as agent and bailee for the other Lenders for purposes of perfecting the Agent’s or such other Lenders’ security interest therein.
i.Decision to Exercise Remedies. Upon the occurrence of an Event of Default, the Agent shall take such actions and only such actions as Lenders mutually agree to take to enforce their rights and remedies under this Agreement; provided, however, that if after consultation, Lenders cannot mutually agree on what action to take, then any Lender shall have the right upon prior written notice to the other Lenders to cause the acceleration of this Agreement on behalf of the Lenders. Upon such acceleration, the Lenders shall mutually agree as to what Enforcement Action to take; provided, however, that if after consultation, Lenders cannot mutually agree on what action to take, then the Lender wishing to take the stronger Enforcement Action (the “Enforcing Lender”) shall have the right to determine and shall control the timing, order and type of Enforcement Actions which will be taken and all other matters in connection with any such Enforcement Actions. To facilitate these rights to control Enforcement Actions, upon any Lender becoming the Enforcing Lender, if the Enforcing Lender is not already the Agent, then automatically and without the necessity of any further action being taken by any party, (x) the original Agent shall be deemed to have resigned as the Agent and (y) the Lenders shall be deemed to have unanimously appointed the Enforcing Lender as successor the Agent under this Agreement and the Loan Documents (and the Enforcing Lender shall be deemed to have accepted such appointment), provided that, once the Enforcing Lender shall have been appointed as the Agent under the provisions of this sentence, the Enforcing Lender as such successor Agent shall no longer be bound by the restrictions of the first sentence of this paragraph, but instead shall have the right to determine and control all Enforcement Actions as provided for in the immediately preceding sentence (subject to the provisions of the following sentence). In taking such Enforcement Actions pursuant to the previous sentence, the Enforcing Lender as such successor Agent shall act reasonably and in good faith and shall consult with and keep the other Lender informed thereof at reasonable intervals; provided, however, that notwithstanding any such consultations and provision of information to the other Lender, the Enforcing Lender as such successor Agent shall retain the right to make all determinations in the event of disagreements between the Enforcing Lender and the other Lender. In all cases with respect to Enforcement Actions, the Enforcing Lender shall have the right to act both on its own behalf and as agent for the other Lender with respect thereto. In addition, the other Lender shall take such actions and execute such documents and instruments as the Enforcing Lender may reasonably request in connection with and to facilitate any such Enforcement Actions and take any other action as the successor Agent requests to perfect or continue the Agent’s Lien in the Collateral or to effect the purposes of this Agreement and the Loan Documents.
j.Insolvency Events. In the event of any distribution, division, or application, partial or complete, voluntary or involuntary, by operation of law or otherwise, of all or any part of the property of Borrower or the proceeds thereof to the creditors of Borrower, or the readjustment of any Collateral Claims, whether by reason of liquidation, bankruptcy, arrangement, receivership, assignment for the benefit of creditors or any other action or proceeding involving the readjustment of all or any part of any of the Collateral Claims, or the application of the property of Borrower to the payment or liquidation thereof, or upon the dissolution or other winding up of Borrower’s business, or upon the sale of all or any substantial part of Borrower’s property (any of the foregoing being hereinafter referred to as an “Insolvency Event”), then, and in any such event, and subject to any subordination arrangements to which the Lenders may be subject, (a) all payments and distributions of any kind or character, whether in cash or property or securities in respect of the Lenders’ Collateral Claims shall be distributed pursuant to the provisions of Section 10.2 of this Agreement; (b) each Lender shall promptly file a claim or claims, on the form required in such proceeding, for the full outstanding amount of such Lender’s Claim, and shall use its best efforts to cause said claim or claims to be approved; (c) each of the Lenders hereby irrevocably agrees that, to the extent that it fails timely to do so, any other Lender may in the name of the first Lender, or otherwise, prove up any and all Collateral Claims of the first Lender relating to the first Lender’s Claim; and (d) in the event that, notwithstanding the foregoing, any payment or distribution of any kind or character (other than any payment received by SVB in respect of Bank Services) in respect of a Lender’s Collateral Claims, whether in cash, properties or securities, shall be received by a Lender in excess of its ratable share, then the portion of such payment or distribution in excess of such Lender’s ratable share shall be received by such Lender in trust for and shall be promptly paid over to the other Lender for application to the payments of amounts due on the other Lender’s Collateral Claims.
k.Foreclosure
i.Only by mutual agreement shall the Lenders make or cause to be made a credit bid at any foreclosure sale or other sale of any of the Collateral on behalf of the Lenders. If Lenders are the successful bidders at the sale, then (a) the amount to be credited against their respective Collateral Claims shall be allocated pro rata between the Lenders according to the balances of such Collateral Claims, and (b) Lenders shall take title to the Collateral so purchased together, each holding a pro rata undivided interest in such Collateral. The parties shall mutually agree as to the most favorable disposition of any Collateral purchased with any such credit bid.
ii.No Lender shall make or cause to be made a cash bid at any foreclosure sale or other sale of any of the Collateral without the prior written consent of the other Lender. If a cash bid is made and is successful, then (a) the proceeds of the sale shall be allocated as set forth in Section 10.2 of this Agreement, and (b) the Lender that entered the successful bid shall acquire the Collateral so purchased for its own account, and the other Lender shall have no further interest in that Collateral upon the payment to such other Lender of the shares of the proceeds in accordance with Section 10.2 of this Agreement.
l.Relationship of Lenders. The relationship among the Lenders is, and at all times shall remain solely that of co-lenders. Lenders shall not under any circumstances be construed to be partners or joint venturers of one another; nor shall the Lenders under any circumstances be deemed to be in a relationship of confidence or trust or a fiduciary relationship with one another, or to owe any fiduciary duty to one another. Lenders do not undertake or assume any responsibility or duty to one another to select, review, inspect, supervise, pass judgment upon or otherwise inform each other of any matter in connection with Borrower’s property, any Collateral held by any Lender or the operations of Borrower. Each Lender shall rely entirely on its own judgment with respect to such matters, and any review, inspection, supervision, exercise of judgment or supply of information undertaken or assumed by any Lender in connection with such matters is solely for the protection of such Lender.
m.Waterfall. Notwithstanding anything in this Agreement to the contrary, the priorities set forth in Section 10.2 shall not apply to any and/or all of SVB’s present and future rights (whether described as rights of setoff, banker’s liens, chargeback or otherwise, and whether available to SVB under the law or under any other agreement between SVB and Borrower concerning any account maintained by Borrower with SVB or any of its affiliates (“Account”)) with respect to: (i) the face amount of a check, draft, money order, instrument, wire transfer of funds, automated clearing house entry, credit from a merchant card transaction, other electronic transfer of funds or other item (x) deposited in or credited to any Account and returned unpaid or otherwise uncollected or subject to an adjustment entry, whether for insufficient funds or for any other reason and without regard to the timeliness of the return or adjustment or the occurrence or timeliness of any other person’s notice of nonpayment or adjustment, (y) subject to a claim against SVB for breach of transfer, presentment, encoding, retention or other warranty under Federal Reserve Regulations or Operating Circulars, clearing house rules, the UCC or other applicable law, or (z) for a merchant card transaction, against which a contractual demand for chargeback has been made; (ii) service charges, fees or expenses payable or reimbursable SVB in connection with any Account or any related services; and (iii) any adjustments or corrections of any posting or encoding errors, for which SVB shall be senior to each other Lender.
n.Priority of Bank Services; Cash Collateral. The parties agree that (x) notwithstanding anything to the contrary contained in this Agreement, SVB’s lien on the Collateral shall be senior in priority to the liens of Lenders under the Loan Agreement to the extent of Borrower’s reimbursement obligations in respect of Bank Services up to the Bank Services Cap (collectively, the “Reimbursement Obligations”), and (y) SVB may extend credit to Borrower in connection with the provision of Bank Services and take such action as SVB deems necessary to enforce its rights and remedies (including, without limitation, any Enforcement Action against the Collateral and Borrower) to satisfy the Reimbursement Obligations with respect to Bank Services, all without prior notice to or the consent of Hercules. Notwithstanding the terms of this Agreement to the contrary, any Proceeds of Collection received by the Agent or a Lender shall be paid over to SVB to be applied to the Reimbursement Obligations, with any remainder, after satisfaction of the Reimbursement Obligations to SVB, to be distributed to SVB and Hercules in the manner and order set forth in Sections 2.6 and 10.2, as applicable. In addition to the provision of Bank Services by SVB, which may be provided on a cash secured or a non-cash secured basis, the parties acknowledge that Borrower may in the future desire to pledge cash and/or securities in connection with the provision by SVB to Borrower of Bank Services. The parties agree that notwithstanding anything to the contrary contained in this Agreement, Borrower may pledge cash and/or securities in an aggregate amount up to (and without duplication of) the Bank Services Cap to SVB as collateral to secure its obligations to SVB relating to Bank Services (such cash and/or securities and the proceeds thereof (but expressly excluding any other Collateral) being hereinafter referred to as the “Cash Collateral”). Hercules may not foreclose upon, or force SVB to take any actions with respect to, the Cash Collateral notwithstanding anything in this Agreement to the contrary. SVB consents to Borrower’s grant to Lenders of liens and security interests against the Cash Collateral, and the parties agree that the Cash Collateral and proceeds thereof shall be distributed to SVB and Hercules, after satisfaction of the Reimbursement Obligations to SVB, in the manner and order set forth in Sections 2.6 and 10.2, as applicable. This clause (i) shall not in any way (a) limit SVB’s rights under Section 10.2 or (b) supersede the limitations on Bank Services as set forth in clause (a) of this Addendum.
o.Representations and Warranties
v.Hercules represents and warrants that it is a corporation duly existing and in good standing under the laws of Maryland and is qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires that it be so qualified, except for such states as to which any failure so to qualify would not have a material adverse effect on Hercules. SVB represents and warrants that it is a banking corporation duly existing and in good standing under the laws of California and it is qualified and licensed to do business in, and is in good standing in, any state in which the conduct of its business or its ownership of property requires, that it be so qualified, except for such states as to which any failure so to qualify would not have a material adverse effect on SVB.
vi.Each Lender represents and warrants that it has all necessary power and authority to execute, deliver and perform this Agreement in accordance with the terms hereof and that it has all requisite power and authority to own and operate its properties and to carry on its business as now conducted.
p.Each Lender represents and warrants that (a) the execution and delivery of this Agreement and the consummation of the transactions contemplated herein have each been duly authorized by all necessary action on the part of such Lender and (b) this Agreement has been duly executed and delivered and constitutes a legal, valid and binding obligation of such Lender, enforceable in accordance with its terms, except as the enforceability thereof may be limited by bankruptcy, insolvency or other similar laws of general application relating to or affecting the enforcement of creditors’ rights or by general principles of equity